Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

EVERSOURCE INVESTMENT LLC,

EVERSOURCE ENERGY

and

GIP IV WHALE FUND HOLDINGS, L.P.

Dated as of February 13, 2024

i

EXHIBITS AND SCHEDULES

EXHIBIT

A	Agreed Model
B	Intended Tax Treatment
C	Purchase Price Allocation

SCHEDULE

I	Seller Disclosure Schedule
II	Buyer Disclosure Schedule
III	Model Update Procedures
IV	Sunrise Spin-Out

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of February 13, 2024 by and between GIP IV Whale Fund Holdings, L.P., a Delaware limited partnership (the “Buyer”), Eversource Investment LLC, a Massachusetts limited liability company (the “Seller”) and Eversource Energy, a Massachusetts voluntary association (“Seller Parent” and, together with the Seller, the “Seller Parties”). The Buyer and the Seller are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, prior to the date hereof, (i) Joint HoldCo formed South Fork Wind Holdings, LLC, a Delaware limited liability company (“NewCo”), (ii) the Company entered into a Membership Interest Purchase Agreement with NewCo in order to transfer 100% of its membership interest in South Fork Wind, LLC, a Delaware limited liability company (“South Fork”) to NewCo, (iii) Orsted SF Class B Member, LLC, a Delaware limited liability company (“Orsted Class B Member”), in its capacity as a Class B equity investor, and the Seller, in its capacity as a Class B equity investor, entered into a Class B Contribution and Cooperation Agreement in order to make the Joint HoldCo’s required capital contribution to NewCo and (iv) each of (a) Eversource TEI LLC, a Delaware limited liability company (“Eversource Class A Member”), in its capacity as the Class A equity investor, (b) Joint HoldCo, in its capacity as the Class B equity investor, and (c) NewCo entered into an Equity Capital Contribution Agreement in order to make required capital contributions to NewCo (clauses (i), (ii), (iii) and (iv) together, the “South Fork Spin-Out”);

WHEREAS, in connection with the South Fork Spin-Out, (i) Orsted Class B Member formed Joint HoldCo to hold the Class B limited liability company interests of NewCo, and together with the Seller, in its capacity as the joint holder of limited liability company interests of Joint HoldCo, entered into a Limited Liability Company Agreement for Joint HoldCo, (ii) Eversource Class A Member, in its capacity as the Class A equity investor, entered into a Limited Liability Company Agreement for NewCo with Joint HoldCo to govern NewCo as the tax equity partnership, (iii) Joint HoldCo entered into an Administrative Services Agreement with Orsted Wind Power North America LLC, a Delaware limited liability company (the “Orsted Services Provider”) which governs the corporate and administrative services provided by the Orsted Services Provider to Joint HoldCo (the “Joint HoldCo ASA”), and (iv) South Fork entered into a Management Services Agreement with the Orsted Services Provider which governs the corporate and administrative services provided by the Orsted Services Provider to South Fork (the “SF MSA”, and clauses (i), (ii), (iii) and (iv), together with the South Fork Spin-Out, the “South Fork Tax Equity Transaction”);

WHEREAS, prior to the date hereof, the Seller entered into a letter agreement with Orsted pursuant to which the Seller agreed to negotiate definitive transaction documents pursuant to which, via a series of related transactions, Orsted or an Affiliate of Orsted will purchase (or otherwise cause to be transferred or distributed, directly or indirectly, to Orsted or an Affiliate of Orsted) the Seller’s indirect 50% interest in Sunrise Wind LLC, a Delaware limited liability Company (“Sunrise Wind”), which as of the date hereof, is wholly-owned by the Company;

WHEREAS, as a condition and inducement to the willingness of the Seller to enter into and perform this Agreement, Buyer is entering into the Debt Commitment Letter;

WHEREAS, prior to Closing and prior to the consummation of the Pre-Closing Reorganization (as defined below): (i) the Company will transfer, assign and convey all of its right, title and interest to those certain assets, rights and properties that the Business utilizes for the purposes of the Sunrise Wind Project, as described in Schedule IV, to Sunrise Wind; and (ii) in one or more steps, the Company will transfer 100% of the membership interests in Sunrise Wind from the Company to Orsted or an Affiliate of Orsted such that, at Closing, neither the Seller nor any Group Company will directly or indirectly have beneficial ownership of any membership interests in Sunrise Wind and Sunrise Wind shall not be a Group Company for the purposes of this Agreement (together, the “Sunrise Spin-Out”).

WHEREAS, as a condition and inducement to the willingness of the Buyer to enter into and perform this Agreement, the Seller desires to effect, prior to the Closing, but after the Sunrise Spin-Out, and on the terms and subject to the conditions set forth pursuant to this Agreement and the Ancillary Agreements, a series of transactions pursuant to which: (i) Seller will form new Delaware limited liability companies (such limited liability companies, the “Holding Companies”) and file initial U.S. federal income tax classification elections in respect of such Holding Companies as specified in the Reorg and Merger Agreement; (ii) the Seller will contribute to such Holding Companies: (a) all of the Seller’s limited liability company interests (the “NEO Interests”) in North East Offshore, LLC, a Delaware limited liability company (the “Company”), and (b) all of the Seller’s limited liability company interests (the “Joint HoldCo Interests,” and together with the NEO Interests, the “Company Interests”) in South Fork Class B Member, LLC, a Delaware limited liability company (“Joint HoldCo”); (iii) Buyer will identify certain of its Affiliates (as defined below) to join this Agreement and the Ancillary Agreements (as defined below) as Additional Buyers; and (iv) Buyer and those Affiliates identified as Additional Buyers will form new Delaware limited liability companies (such limited liabilities companies, the “Merger Subs”) and cause the Merger Subs to form (or cause their subsidiaries to form) a series of Delaware limited liability companies (such limited liabilities companies, the “JV Owning Entities”) (the transactions described in clauses (i) through (iv), the “Pre-Closing Reorganization”);

WHEREAS, after giving effect to the Sunrise Spin-Out and the Pre-Closing Reorganization, on the terms and subject to the conditions set forth pursuant to this Agreement and the Ancillary Agreements, the Holding Companies, the Merger Subs, and the JV Owning Entities will engage in multi-survivor mergers under Delaware law pursuant to which: (i) each Merger Sub will merge with and into a Holding Company with such Holding Company surviving; (ii) all or a portion of the assets and liabilities of such Holding Company will be transferred to certain JV Owning Entities that were owned by the Merger Sub that merged into such Holding Company; (iii) Buyer and certain of its Affiliates that own Merger Subs each become the owner of the Holding Company into which the relevant Merger Subs merged; and (iv) Seller receives the consideration described in this Agreement (such transactions described in clauses (i) through (iv), the “Mergers”);

WHEREAS, following the Closing, the Seller will continue to provide certain services to the Projects (as defined herein) and, in connection therewith, at the Closing, (i) Revolution Wind, LLC, a Delaware limited liability company (“Revolution Wind”), will enter into an Onshore Construction Management Agreement with Eversource Investment Service Company LLC, a Delaware limited liability company and direct wholly owned Subsidiary of the Seller (“Eversource Services Provider”), which will govern the onshore construction scope of work for Revolution Wind (the “RW Onshore CMA”) and (ii) South Fork will enter into an Onshore Construction Management Agreement with Eversource Services Provider (the “SF Onshore CMA”);

WHEREAS, following the Closing, the Orsted Services Provider will provide certain services to the Projects (as defined herein) and the Company and, in connection therewith, at the Closing: (i) South Fork will enter into an amended and restated Operations Management Agreement with the Orsted Services Provider which will govern the operations and maintenance services for South Fork (the “SF OMA”), (ii) Revolution Wind will enter into an amended and restated Operations Management Agreement with the Orsted Services Provider which will govern the operations and maintenance services for Revolution Wind (the “RW OMA”), (iii) South Fork will enter into an amended and restated Energy Management Agreement with the Orsted Services Provider which will govern the energy management services for South Fork (the “SF EMA”), (iv) Revolution Wind will enter into an amended and restated Energy Management Agreement with the Orsted Services Provider which will govern the energy management services for Revolution Wind (the “RW EMA”), (v) the Company will enter into an Administrative Services Agreement with the Orsted Services Provider which will govern the corporate and administrative services provided by the Orsted Services Provider to the Company (the “Company ASA”), (vi) South Fork will enter into an amended and restated Construction Management Agreement with the Orsted Services Provider which will govern the offshore construction management services for South Fork (the “SF CMA”), (vii) Revolution Wind will enter into an amended and restated Construction Management Agreement with the Orsted Services Provider which will govern the offshore construction management services for Revolution Wind (the “RW CMA”), (viii) Joint HoldCo will enter into an Administrative Services Agreement with the Orsted Services Provider which will govern the corporate and administrative services provided by the Orsted Services Provider to Joint HoldCo, and which will replace the Joint HoldCo ASA in its entirety (the “New Joint HoldCo ASA”), (ix) South Fork will enter into a Management Services Agreement with the Orsted Services Provider which will govern the corporate and administrative services provided by the Orsted Services Provider to South Fork, and which will replace the SF MSA in its entirety (the “New SF MSA”) and (x) Revolution Wind will enter into a Management Services Agreement with the Orsted Services Provider which will govern the corporate and administrative services provided by the Orsted Services Provider to Revolution Wind (the “RW MSA” and, together with the services agreements described in clauses (i) through (ix) hereof, the “Orsted Services Agreements”);

WHEREAS, at or prior to the Closing, the Company will enter into one or more sharing agreements for vessels and port facilities with Joint HoldCo and Orsted (or its applicable Affiliate) pertaining to vessels and ports utilized in connection with the construction, development or operation of the South Fork Project, Revolution Wind Project and Sunrise Wind Project (the “Vessels and Port Facilities Agreements”); and

WHEREAS, at or prior the Closing, Orsted will enter into an Amended and Restated Limited Liability Company Agreement for the Company with the Buyer to govern the relationship of Orsted and the Buyer in respect of the Company (the “Company LLCA”) which will amend and restate the Existing LLC Agreement, and an Amended and Restated Limited Liability Company Agreement for the Joint HoldCo with the Buyer to govern the relationship of Orsted and the Buyer in respect of the Joint HoldCo (the “Joint HoldCo LLCA”) which will amend and restate the Existing Joint HoldCo LLC Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Article I
DEFINITIONS.

Section 1.01      Definitions. In addition to the other terms defined throughout this Agreement, the following terms have the following meanings when used in this Agreement:

“$” or “dollars” has the meaning set forth in Section 10.09(c).

“AAA” has the meaning set forth in Section 2.06(c)(ii).

“Abandon” or “Abandonment” means, with respect to the Revolution Wind Project, the earlier to occur of (i) the Revolution Wind Project failing to achieve the Commercial Operation Date (as such term is defined in each and every Revolution Wind PPA) by September 1, 2028 and (ii) the date that the Company, through the required approval of its members in accordance with the Company LLCA, has made the determination to permanently cease development or construction of the Revolution Wind Project.

“Abandonment Election Notice” has the meaning set forth in Section 2.09(a).

“Abandonment Model” has the meaning set forth in Section 2.09(a).

“Abandonment Purchase Option” has the meaning set forth in Section 2.09(d).

“Abandonment Purchase Price Adjustment” means with respect to the Revolution Project, the amount set forth in Cell J49 (labeled “Revolution Wind Abandonment Purchase Price Adjustment”) on the “Dashboard” tab of the Abandonment Model.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as hereafter amended from time to time.

“Action” means any action, suit, claim, assessment, charge, grievance, citation, arbitration, audit, investigation, litigation, hearing, inquiry, complaint, summons, examination or other proceeding (whether civil, criminal or administrative) brought by or before any court or other Governmental Authority or any arbitrator.

“Additional Buyers” means any Affiliates of Buyer specified as such in the Reorg and Merger Agreement.

“Affiliate” means, with respect to any specified Person at a given time, any other Person (a) directly or indirectly controlling such specified Person, (b) directly or indirectly controlled by such specified Person, or (c) under direct or indirect common control with such specified Person, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such specified Person, directly or indirectly, whether by ownership of voting securities, by contract or otherwise. Except with respect to the references to the Buyer’s Affiliates in Section 2.01, Section 2.02, Section 3.28, Section 5.04(b)(ii), Section 5.04(b)(iv), Section 5.04(b)(v), Section 5.06, Section 5.10(b), Section 5.10(d), Section 5.19(a), Section 8.01(a), Section 10.02, Section 10.12(a), Section 10.16, the definition of “Non-Party Affiliate,” the definition of “Merger Subs,” the definition of “Additional Buyers,” the definition of “Mergers” and otherwise in connection with the Pre-Closing Reorganization, the Mergers or the Reorg and Merger Agreement, in no event shall either the Buyer or any Group Company be considered an Affiliate of GIM, any Investor Fund or any portfolio company (as such term is commonly understood in the private equity industry) of any Investor Fund (other than the Buyer and after the Closing, the Group Companies), nor shall GIM, any Investor Fund or any portfolio company of any Investor Fund or any of their respective Affiliates (other than the Buyer and after the Closing, the Group Companies) or direct or indirect investor in any Investor Fund or any of their respective Affiliates be considered an Affiliate of either the Buyer or after the Closing, any Group Company. For the avoidance of doubt, the Merger Subs, the JV Owning Entities and, from and after the Closing after giving effect to the Pre-Closing Reorganization, the Holding Companies will each be considered an Affiliate of the Buyer for purposes of this Agreement.

“Affiliate Contract” means any Contractual Obligation between (a) Seller, Orsted or any of their respective Affiliates (other than a Group Company) or its or their respective members, managers, directors, officers or employees, on the one hand, and (b) any Group Company, on the other hand.

“Agreed Model” means [***].

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 5.12(h)(ii).

“Alternative Financing” has the meaning set forth in Section 5.14(b).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 5.14(b).

“Alternative Transaction” has the meaning set forth in Section 5.09.

“Ancillary Agreements” means the Reorg and Merger Agreement, the Buyer Limited Guarantee, the Debt Commitment Letter, the RW Onshore CMA, the SF Onshore CMA, the Eversource Side Letter, the Seller Compliance Certificate, the Buyer Compliance Certificate, and any other agreement contemplated by this Agreement to be entered into in connection with any of the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 and any other applicable Legal Requirement relating to bribery or corruption.

“Anti-Terrorism and Money Laundering Laws and Regulations” means applicable Legal Requirements (a) prohibiting transactions with Persons who (i) commit, threaten to commit, or support terrorism, or (ii) participate in monetary transactions in property derived from specified unlawful activity, or (b) otherwise relating to prohibitions in connection with the illegal laundering of the proceeds of any criminal activity and preventing the funds, proceeds and revenue of the Group Companies from being used in connection with the advancement of criminal activity, including without limitation the USA PATRIOT Act of 2001, as amended, and all “know your customer” rules and other applicable regulations.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other applicable Legal Requirement designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Model” has the meaning given to such term in Schedule III.

“Arbitrator” has the meaning set forth in Section 2.06(c)(ii).

“Assets” has the meaning set forth in Section 3.09(a).

“Attorney-Client Communications” has the meaning set forth in Section 10.15(b).

“Balance Sheet” has the meaning set forth in Section 3.06(a)(i).

“Base Purchase Price” means $1,445,495,432, which is the amount set forth in Cell J101 (in the section labeled “Upfront Purchase Price”) of the “Dashboard” tab of the Signing Models for the Revolution Wind Project and South Fork Project. Without modification or limitation of the calculation of the Base Purchase Price as set forth in the Signing Model, the Base Purchase Price as of the date hereof assumes a 40% ITC with respect to each Project.

“Benefit Plan” has the meaning set forth in Section 3.15.

“BOEM” means the Bureau of Ocean Energy Management at the U.S. Department of the Interior.

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates of the Group Companies, in each case, that are in tangible or electronic form, including all financial and accounting records, studies, reports, instruments, property records, surveys, equipment maintenance files, customer lists, supplier lists, marketing materials, complaint and Action files, written correspondence with Governmental Authorities, quality control records and procedures, engineering data and operating guidelines, blueprints, specifications, designs and drawings, and personnel and employment records, in each case to the extent they relate to the Projects or the Group Companies.

“Business” means the business of developing, constructing and operating the Projects as conducted or proposed to be conducted by the Group Companies as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York or Copenhagen, Denmark are closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Compliance Certificate” has the meaning set forth in Section 7.03.

“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement as set forth on Schedule II.

“Buyer Indemnitee” has the meaning set forth in Section 8.01(a).

“Buyer Insurance Claims” has the meaning set forth in Section 5.21.

“Buyer Limited Guarantee” means the limited guarantee dated as of the date hereof, entered into by the Limited Guarantors in favor of the Seller, pursuant to which the Limited Guarantors have guaranteed certain obligations of the Buyer arising under or in connection with this Agreement.

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.05(a).

“Buyer Tax Insurance Policy” has the meaning set forth in Section 5.12(h)(v).

“Buyer Termination Fee” has the meaning set forth in Section 9.03(a).

“Buyer’s Indemnification Cap” means an amount equal to 10% of the Base Purchase Price.

“Buyer’s Indemnification Deductible” means an amount equal to 1% of the Base Purchase Price.

“Buyer’s Knowledge,” “Knowledge of the Buyer” and similar formulations means the actual knowledge of Scott Pearl and Salim Samaha, after due inquiry of such individual’s direct reports.

“Capex” means, with respect to any Project, all costs, expenses or liabilities, whether classified as development expenditures, capital expenditures, operating expenditures, net working capital items or other obligations or expenditures, that are incurred with respect to (or as a result of damage and/or delays during construction of) such Project prior to COD of such Project whether or not actually paid prior to COD; provided that Capex does not include any such costs, expenses, or liabilities that are unknown at the time of the preparation of the COD Model with respect to such Project that are not Uncertain Pre-COD Adjustment Items.

“Capex Purchase Price Adjustment” means the Seller’s obligation to fund Capex pursuant to funding requests for a Project with respect to the Revolution Wind Project, (a) to the extent aggregate Capex exceeds the amount set forth in Cell G120 on the “Dashboard” tab of the Applicable Model, then 50% of the portion such excess Capex allocated to the Buyer in such funding request and (b) to the extent aggregate Capex exceeds the amount set forth in Cell H120 on the “Dashboard” tab of the Applicable Model, then 100% of such excess Capex allocated to the Buyer in such funding request.

“Cash Consideration Amount” means an amount in cash equal to the Closing Base Purchase Price, less $264,220,000, reflecting the distribution made prior to the Closing in connection with the South Fork Spin-Out.

“Casualty Event” means any loss, damage or destruction of assets of South Fork and/or the South Fork Project as a result of any act of God, fire, explosion, collision, earthquake, hurricane, storm, tsunami, windstorm, flood, other extreme weather event or other casualty event, but excluding any loss, damage or destruction as a result of depreciation or ordinary wear and tear.

“Closing” has the meaning set forth in Section 2.03.

“Closing Base Purchase Price” means the sum of (a) the amount set forth in Cell J99 (labeled “Upfront Purchase Price”) of the “Dashboard” tab of the Closing Model for South Fork Project, and (b) the amount set forth in Cell J100 (in the section labeled “Upfront Purchase Price”) of the “Dashboard” tab of the Closing Model for Revolution Wind Project, each as updated in accordance with the Model Update Procedures as of Closing.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Model” has the meaning set forth in Section 2.06(a).

“Closing W-9” has the meaning set forth in Section 5.12(g).

“COD” means, with respect to any Project, the achievement of all of the following: (a) the Taking-Over of the Last Section (as such terms are defined in the Turbine Supply Agreement) for such Project has been achieved (or a determination has otherwise been made pursuant to Section 9.4(c) of the Turbine Supply Agreement with respect to the Last Section (as such term is defined in the Turbine Supply Agreement)), (b) such Project has been mechanically completed and electrically completed, in each case, in all material respects, (c) such Project has been fully tested and commissioned to verify mechanical, electrical and structural performance thereof, (d) the Project been interconnected to, and synchronized with, the electrical grid and is capable of delivering electrical power on a continuous basis, (e) the “commercial operations date” has occurred with respect to each Revolution PPA (including any replacement thereof), with respect to Revolution Wind Project, or the South Fork PPA, with respect to South Fork Project and (f) with respect to the Revolution Wind Project and the South Fork Project, handover from all applicable third party contractors to the RW CMA and the RW Onshore CMA or to the SF CMA and the SF Onshore CMA, as applicable, has occurred.

“COD Model” has the meaning set forth in Section 2.07(a).

“COD Purchase Price Adjustment” means the amount (a) with respect to the South Fork Project, set forth in Cell J25 (in the section labeled “South Fork COD Purchase Price Adjustment”) of the “Dashboard” tab of the COD Model for South Fork, and (b) with respect to the Revolution Wind Project, set forth in Cell J27 (in the section labeled “Revolution COD Purchase Price Adjustment”) of the “Dashboard” tab of the COD Model for Revolution Wind.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company ASA” has the meaning set forth in the Recitals.

“Company Historical Financial Statements” has the meaning set forth in Section 3.06(a)(i).

“Company Interests” has the meaning set forth in the Recitals.

“Company LLCA” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between GIM and the Seller, dated as of October 12, 2022.

“Consent Denial” has the meaning set forth in Section 5.02(b).

“Consent Request” has the meaning set forth in Section 5.02(b).

“Contracting Parties” has the meaning set forth in Section 10.12(a).

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, sublicense, indenture, bond or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding that is in effect: (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the Assets owned or used by such Person, is bound.

“Copyrights” has the meaning set forth in the definition of Intellectual Property in Article I.

“Corporate Holding Company” has the meaning set forth in Exhibit B.

“Corporate Merger” has the meaning set forth in Exhibit B.

“Debt” means the following, without duplication: (a) all Liabilities (including in respect of principal, accrued interest, penalties, fees and premiums) (i) for borrowed money (including amounts outstanding under overdraft facilities to the extent not recorded as negative cash and cash equivalents), (ii) evidenced by notes, bonds, debentures or other similar Contractual Obligations or (iii) in respect of letters of credit and bankers’ acceptances that have been drawn down, in each case, to the extent of such draw, (b) all Liabilities in respect of outstanding futures, swaps, collars, puts, calls, floors, caps, options or other Contractual Obligations that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power (in any form, including energy, capacity or ancillary services), foreign currency or otherwise, either on a financial or physical basis (including take-or-pay Contractual Obligations, long-term fixed price offtake Contractual Obligations, Contractual Obligations for fixed trades on commodities and Contractual Obligations for the sale of commodities (excluding for the avoidance of doubt any Revolution Wind PPA, South Fork PPA or other similar revenue contract in effect as of the date of this Agreement)), (c) any lease obligations of any Group Company as lessee that are capitalized in accordance with GAAP (which shall not including any operating lease obligations), (d) obligations under conditional sale agreements relating to property or assets, except for obligations with respect to retainage under construction agreements entered into in the ordinary course of business consistent with past practice, (e) any Liability secured by a lien on any asset of any Group Company, whether or not the Liability secured thereby shall have been assumed and (f) any guarantee of the obligations described in clauses (a) through (e) above. Notwithstanding the foregoing, “Debt” will not include any (i) undrawn letters of credit, bankers’ acceptances and similar instruments (ii) intercompany indebtedness or obligations between or among any of the Group Companies.

“Debt Commitment Letter” means that certain executed commitment letter (including all exhibits, annexes, schedules and term sheets attached thereto), dated as of the date hereof, among the Buyer and the Debt Financing Sources party thereto, a copy of which has been provided to the Seller on or prior to the date hereof.

“Debt Financing” means the debt financing in the amounts and purposes set forth in the Debt Commitment Letter.

“Debt Financing Direct Agreement” means a consent to collateral assignment or other direct agreement to be entered into at Closing between the Seller, the Buyer and/or its Affiliates party thereto and the Debt Financing Sources party thereto pursuant to which the Seller consents to, and acknowledges, the collateral assignment by the Buyer of its rights under this Agreement.

“Debt Financing Sources” means the Persons that have committed to provide the Debt Financing (including the Persons party to any joinder agreements, credit agreements or other definitive agreements relating thereto) and, in each such case, their respective former, current and future Representatives and each of their respective successors and assigns.

“Deepwater Wind” means Deepwater Wind, LLC, a Delaware limited liability company.

“Definitive Financing Agreements” has the meaning set forth in Section 5.14.

“Disclosed Contracts” has the meaning set forth in Section 3.18(a).

“Disclosed Tax Information” means [***].

“Disclosure Schedules” means the Seller Disclosure Schedule and the Buyer Disclosure Schedule.

“Dispute Notice” has the meaning set forth in Section 2.06(b).

“Disputed Interpretation” has the meaning set forth in Section 2.06(c)(ii).

“Disputed Items” has the meaning set forth in Section 2.06(c)(i).

“DRE Holding Company” has the meaning set forth in Exhibit B.

“DRE Merger” has the meaning set forth in Exhibit B.

“Earnout Purchase Price Adjustment” means the sum of (a) with respect to the South Fork Project, the amount set forth in Cell J43 and Cell J45 on the “Dashboard” tab of the Post-COD Model (in the sections labeled “SFW Opex Earnout Purchase Price Adjustment - Gross Amount” and “SFW Availability Earnout Purchase Price Adjustment - Gross Amount”, respectively) after multiplying by the sharing rate set forth in Cell J130 (labeled “Seller Share of Opex / Availability Earnout”) of the “Dashboard” tab of the Post-COD Model and (b) with respect to the Revolution Wind Project, the amount set forth in Cell J44 and Cell J46 on the “Dashboard” tab of the Post-COD Model (in the sections labeled “REV Opex Earnout Purchase Price Adjustment - Gross Amount” and “REV Availability Earnout Purchase Price Adjustment - Gross Amount”, respectively) after multiplying by the sharing rate set forth in Cell J130 (labeled “Seller Share of Opex / Availability Earnout”) of the “Dashboard” tab of the Post-COD Model; provided that for purposes of calculating the sum of the outputs described in the foregoing clauses (a) and (b), to the extent the output described in clause (a) or (b) is a negative number, such output shall be deemed to be $0.

“Easements” has the meaning set forth in Section 3.10(a).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Encumbrance” means any mortgage, deed of trust, right of first offer or refusal, preemptive right or other preferential purchase right, charge, option, hypothecation, restriction, pledge, lien, security interest, attachment or other similar encumbrance.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental and Natural Resources Law” means any Legal Requirement relating to (a) Releases of Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (c) or protection of public health and safety (solely as it relates to exposure to Hazardous Substances), (d) pollution or protection of the Environment, or (e) the analysis of impacts to the environment or historic property to the Environment and of measures to avoid or mitigate such impacts.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, profits interest, unit of equity participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation entitling any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Cash Consideration Amount” has the meaning set forth in Section 2.06(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.06(a).

“EU Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Eversource Class A Member” has the meaning set forth in the Recitals.

“Eversource EDCs” means regulated electric distribution companies providing electric utility services in New England doing business as Eversource Energy, including Connecticut Light & Power Company, Public Service Company of New Hampshire and NSTAR Electric Company.

“Eversource Services Provider” has the meaning set forth in the Recitals.

“Eversource Side Letter” means a letter agreement pursuant to which Seller Parent will agree (x) to net settlement of the portion of any indemnification payment owed by Buyer or any of its Affiliates to any Affiliate of Seller pursuant to the South Fork tax equity partnership agreements against any obligation of the Seller or any of its Affiliates to Buyer or any of its Affiliates under this Agreement, including by reason of any indemnity in respect of the Losses Buyer and its Affiliates borne as a result of such Buyer or Buyer Affiliate indemnification payment described in this clause (x), or (y) if the approach set out in clause (x) is not consented to by all other members of Joint HoldCo, to advance (on an interest-free basis) to Buyer, prior to payment, the portion of any indemnification payment owed by Buyer or any of its Affiliates to any Affiliate of Seller pursuant to the South Fork tax equity partnership agreements.

“Excluded Contract” has the meaning set forth in Section 3.13(c).

“Existing Credit Support” has the meaning set forth in Section 5.13(a).

“Existing Joint HoldCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Joint HoldCo, dated as of September 22, 2023, as amended from time to time.

“Existing LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 18, 2020, as amended from time to time.

“FERC” means the Federal Energy Regulatory Commission or its successor thereto.

“FERC Approval” means a FERC order issued pursuant to Section 203 of the FPA authorizing the consummation of the transactions contemplated under this Agreement.

“Final Closing Model” has the meaning set forth in Section 2.06(c)(iii).

“Final Closing Statement” has the meaning set forth in Section 2.06(c)(iii).

“Final COD Model” has the meaning set forth in Section 2.07(c)(ii).

“Final Permanent Financing Model” has the meaning set forth in Section 2.08(c)(ii).

“Final True Up Model” has the meaning set forth in Section 2.10(d)(ii).

“Financial Statements” has the meaning set forth in Section 3.06(a)(iii).

“FPA” means the Federal Power Act, as amended.

“Fraud” means, with respect to a Person, (a) a false representation, warranty or omission of a material fact by such Person, (b) made with knowledge or belief of or with reckless indifference to its falsity, (c) with the intent of inducing another Person to act, or refrain from acting and (d) upon which such other Person acted or did not act in justifiable reliance on the representation, warranty or omission (it being acknowledged and agreed that the Buyer is justifiably relying upon all representations and warranties of the Seller set forth in this Agreement and the Seller Compliance Certificate), and which shall expressly exclude any other claim of fraud based on constructive fraud, negligent misrepresentation or any similar theory.

“Fundamental Representations” means (a) with respect to the Seller, the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.04(b)(ii) (Noncontravention), Section 3.05 (Capitalization), Section 3.12(d) and Section 3.12(j) (Legal Compliance; Permits), Section 3.28 (No Brokers), Section 3.13(h), (i), (j) and (l) (Certain Tax Matters), and (b) with respect to Buyer, the representations and warranties set forth in Section 4.01 (Organization), Section 4.02 (Power and Authorization), Section 4.05(b)(ii) (Noncontravention) and Section 4.09 (No Brokers).

“Funding Request” has the meaning set forth in Section 2.12(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, as consistently applied.

“GIM” means Global Infrastructure Management, LLC, a Delaware limited liability company.

“GIP Counterparty” means [***].

“Government Order” means any order, writ, judgment, injunction, decree, ruling, decision, settlement, verdict or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law and including ISO New England Inc., the North American Electric Reliability Corporation, the New York Independent System Operator, the Northeast Power Coordinating Council, Inc.), or any arbitrator, court, or tribunal of competent jurisdiction.

“Gross Asset Value” has the meaning set forth in Section 5.12(h)(ii).

“Group Company” or “Group Companies” means, individually or taken together, as applicable, the Company, Joint HoldCo and, following the consummation of the Pre-Closing Reorganization, the Holding Companies and each of their respective Subsidiaries, other than Sunrise Wind.

“Hazardous Substance” means all substances defined hazardous or toxic by, or regulated as hazardous under, any Environmental and Natural Resources Law, petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls.

“Holding Companies” has the meaning set forth in the Recitals.

“Holding Company Interests” has the meaning set forth in Section 2.01.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“including” has the meaning set forth in Section 10.09(c).

“Indemnitee” has the meaning set forth in Section 8.03.

“Indemnitor” has the meaning set forth in Section 8.03.

“Independent Evaluator” means a nationally recognized independent accounting firm that is mutually selected by the Buyer and Seller; provided, that if the Buyer and the Seller are unable to select such a firm within five (5) Business Days, either the Buyer or the Seller may thereafter request that the AAA make such selection; provided, further, that the firm so selected shall not have a material relationship with the Buyer or the Seller.

“Independent Expert” means an independent, nationally recognized accounting firm that is mutually acceptable to the Parties (acting in good faith) or such other third-party independent expert mutually agreed to by the Parties (acting in good faith).

“Initial Abandonment Purchase Price Adjustment” has the meaning set forth in Section 2.09(a).

“Initial COD Purchase Price Adjustment” has the meaning set forth in Section 2.07(a).

“Initial Earnout Purchase Price Adjustment” has the meaning set forth in Section 2.11(a).

“Initial Permanent Financing Purchase Price Adjustment” has the meaning set forth in Section 2.08(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (or other issued indicia of invention ownership such as utility models, invention certificates, and the like), patent applications (including provisional applications, non-provisional applications, continuations, divisionals and continuations-in-part), and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof and inventions (whether or not patentable) (“Patents”); (b) all trademarks, service marks, trade dress, logos, slogans, designs, trade names, and internet domain names, and all applications, registrations, and renewals in connection therewith, and including all goodwill associated with any of the foregoing (“Trademarks”); (c) all copyrights and works of authorship (whether or not copyrightable and whether or not registered), and all applications, registrations, and renewals in connection therewith (“Copyrights”); (d) all trade secrets (including know-how, formulas, algorithms, discoveries, improvements, methods, techniques, processes, procedures, programs, codes, designs, prototypes, patterns, plans, compilations, schematics, and drawings); (e) all rights in computer software (including source code, executable code, data, databases, and related documentation) (“Software”); (f) all other proprietary and intellectual property rights; and (g) all copies and tangible embodiments of any of the foregoing, in whatever form or medium (including manuals, programmers’ and/or developers’ notes, memoranda and records).

“Intended Tax Treatment” has the meaning set forth in Section 5.12(h)(iii).

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Debt, including any amounts owing between the Seller or any of its Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a)(iii).

“Investor Funds” means any limited partnerships, general partnerships, investment trusts, investment companies or other investment funds or investment vehicles, sovereign wealth funds, pension funds or any corporate bodies or other entities or funds or separate managed accounts (including, in each case, any alternative investment vehicles, co-investment vehicles, parallel funds or feeder funds thereof or related thereto), in each case, that are, directly or indirectly, formed, advised, managed or controlled by GIM, any ultimate parent entity of any limited partner of any of the foregoing (including vehicles managed by GIM), any entity that controls or manages any of the foregoing entities (including vehicles managed by GIM) or any successor advisor, manager or controlling person of the investment funds formed, advised, managed or controlled thereby.

“IRS” means the U.S. Internal Revenue Service.

“Joint HoldCo” has the meaning set forth in the Recitals.

“Joint HoldCo ASA” has the meaning set forth in the Recitals.

“Joint HoldCo Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Joint HoldCo Interests” has the meaning set forth in the Recitals.

“Joint HoldCo LLCA” has the meaning set forth in the Recitals.

“Jones Act Laws” means all shipping, dredging, towing, cabotage, transportation and coastwise trade laws of the United States of America that apply to the Projects, including the U.S. Shipping Act of 1916, the Merchant Marine Act of 1920, the Passenger Vessels Services Act of 1886, the Foreign Dredge Act of 1906, and all applicable Laws codified in Title 46 of the United States Code and Title 19 of the Code of Federal Regulations, each as amended from time to time. Specifically, the term “Jones Act Laws” includes 46 U.S.C §§ 50101, 55102, 55103, 55109, and 551111 and 46 U.S.C. Chapters 121 and 551, together any related provisions codified in the Code of Federal Regulations, including 19 C.F.R. §§ 4.80a and 4.80b, and any other and any other rules and regulations promulgated by the U.S. Coast Guard and the U.S. Marine Administration and their practices of enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S. flag vessels operating in the U.S. coastwide trade.

“JV Owning Entities” has the meaning set forth in the Recitals.

“Law Firm” has the meaning set forth in Section 10.15(a).

“Lease” means any lease, sublease or license for the Real Property (including the Offshore Leases), including all amendments, extensions, renewals, guarantees and other material agreements and notices executed in connection therewith or related thereto.

“Legal Requirement” means any U.S. federal, state or local or any non-U.S. supranational, federal, provincial, territorial or local law, statute, common law, standard, ordinance, code, rule or regulation.

“Liabilities” means, with respect to any Person, any debts, liabilities, Taxes, obligations, guarantees, Contractual Obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, whether arising out of applicable Legal Requirement, any Contractual Obligation or tort based on negligence, strict liability or otherwise), sustained or incurred by, or of, such Person or which such Person has or may have.

“Limited Guarantors” means [***].

“Lookback Date” means January 1, 2020.

“Loss” or “Losses” means any loss, cost, expense, Liability, claim, damage, sanction, judgment, fine or penalty, including reasonable attorneys’ fees and expenses, cost of investigation and consultation and fees payables to any legal, financial, technical or other consultants or advisors; provided, however, that in determining Losses in respect of Buyer and its Affiliates, including Buyer Indemnitees, Losses of a Group Company will be recoverable under this Agreement only in proportion to Buyer’s (or Additional Buyer's, as applicable) ownership interest in the Group Company.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate when taken together with all other Effects, a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, assets or Liabilities of the Group Companies, taken as a whole or (b) the ability of the Seller to perform its obligations hereunder or consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is (or will at the Closing be) a party on a timely basis; provided, that solely for purposes of clause (a) above, none of the following Effects will constitute, and Effects resulting from any of the following will not be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes or proposed changes in Legal Requirements or interpretations thereof (including, for the avoidance of doubt, with respect to Taxes or Tax credits or other Tax benefits), (ii) changes or proposed changes in GAAP, (iii) actions or omissions of any of the Group Companies taken with the prior written consent of the Buyer or actions or omissions of any of the Group Companies required by this Agreement, (iv) any change in spot prices or forward price forecasts for electricity or green products (including renewable energy certificates, attributes or credits) in the markets in which the Group Companies operate, (v) general economic conditions, including changes in the credit, debt, financial, capital, currency, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (vi) events or conditions generally affecting the industries in which the Group Companies operate, (vii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (viii) epidemics, pandemics, disease outbreaks or public health emergencies, or any escalation or worsening thereof, (ix) the execution, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, or the identity of the Buyer or any of its Affiliates in connection with the consummation of the transactions contemplated hereby and the impact of any of the foregoing on relationships with suppliers or business partners (provided, however, that this clause (ix) shall not apply in connection with any representation or warranty in this Agreement or the Seller Compliance Certificate expressly addressing the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any condition to Closing that relates to such representation or warranty), (x) compliance by the Seller or any of its Affiliates with a request by the Buyer that the Seller or any of its Affiliates take an action (or refrain from taking an action); (xi) any action taken by the Seller or any of its Affiliates as required by this Agreement or with the Buyer’s written consent or (xii) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal financial or operating predictions of revenue, earnings, cash flow or cash position, provided, however, that this clause (xii) will not prevent a determination that any Effect underlying any such failure has resulted in a Material Adverse Effect, to the extent such Effect is not otherwise excluded from this definition, but only to the extent, in the case of the foregoing clauses (i), (ii) and (iv) through (viii), such Effects do not have a disproportionate effect on the Group Companies as compared to other industry participants (and in such case only the incremental disproportionate Effect or Effects may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded under this definition).

“Material Permits” has the meaning set forth in Section 3.12(b).

“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA and FERC’s implementing rules to sell electric energy, capacity and specified ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, and approval by FERC of regulatory waivers and blanket authorizations as are customarily granted to Persons with such authority, including blanket authorization to issue securities and assume liabilities and obligations pursuant to Section 204 of the FPA and FERC’s implementing regulations at 18 C.F.R. Part 34.

“Merger Subs” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Model Update Procedures” means the procedures set forth in Schedule III.

“National Grid Option” means that certain Option Agreement, dated as of December 15, 2017, by and between Deepwater Wind, LLC and GridAmerica Holdings Inc. and the transactions contemplated thereby or arising thereunder.

“NEO Interests” has the meaning set forth in the Recitals.

“NERC” means the North American Electric Reliability Corporation, inclusive of any regional reliability standard-setting organization, and any successor thereto.

“NewCo” has the meaning set forth in the Recitals.

“NewCo Historical Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“New Joint HoldCo ASA” has the meaning set forth in the Recitals.

“New SF MSA” has the meaning set forth in the Recitals.

“Non-Party Affiliates” has the meaning set forth in Section 10.12(a).

“Offshore Leases” means (a) the Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Lease Number OCS-A 0486, issued by BOEM effective as of October 1, 2013, as amended, including by segregation on March 23, 2020; (b) the Commercial Lease of Submerged Lands for Renewable Energy Development on the Outer Continental Shelf, Lease Number OCS-A 0517, made effective as of October 1, 2013, by segregation approved by BOEM on March 23, 2020; and (d) all project easements incorporated into or associated with the foregoing leases.

“Opex Purchase Price Assumption” means the amount of aggregate projected operating expenditures for the Projects until the Remeasurement Date reflected in the Final True Up Model in the “Operating Model_SFW” and “Operating Model_REV” tabs.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation, amendment or organization and limited liability company, operating or partnership agreement of such Person and (b) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Orsted” means Orsted DevCo, LLC (f/k/a Orsted US East Coast Offshore Wind HoldCo LLC), a Delaware limited liability company.

“Orsted Agreement” means each of (a) the Company LLCA, (b) the Joint HoldCo LLCA, (c) each Orsted Services Agreement, (d) the TurbineCo LLCA and (e) the Vessels and Port Facilities Agreements.

“Orsted Class B Member” has the meaning set forth in the Recitals.

“Orsted Services Agreements” has the meaning set forth in the Recitals.

“Orsted Services Provider” has the meaning set forth in the Recitals.

“Other Group Companies” has the meaning set forth in Section 3.05(b)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Group Companies.

“Party” or “Parties” has the meaning set forth in the Preamble and, for the purposes of Article X, shall include Seller Parent.

“Patents” has the meaning set forth in the definition of Intellectual Property in Article I.

“Permanent Financing Model” has the meaning set forth in Section 2.08(a).

“Permanent Financing Purchase Price Adjustment” means the amount (a) with respect to the South Fork Project, set forth in Cell J31 (labeled “South Fork Permanent Financing Purchase Price Adjustment”) of the “Dashboard” tab of the Permanent Financing Model for South Fork and (b) with respect to the Revolution Wind Project, set forth in Cell J33 (labeled “Revolution Permanent Financing Purchase Price Adjustment”) of the “Dashboard” tab of the Permanent Financing Model for Revolution Wind.

“Permits” means licenses, permits, approvals, registrations, franchises, consents, certifications, tariffs, findings of suitability, waivers, exemptions, orders or authorizations issued by, or otherwise granted by, or filings with, any Governmental Authority or by operation of law.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith, in each case, disclosed and accrued on the Balance Sheet in accordance with GAAP, and if so contested, are disclosed on Schedule PE of the Seller Disclosure Schedule, (b) landlords’, mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Group Company is not in breach or default, in any material respect, under such lease or rental agreement), (d) purchase money security interests and other vendor security for the unpaid purchase of goods acquired in the ordinary course of business, (e) title of a lessor or sublessor under any capital or operating lease, (f) zoning, building, entitlement and other land use regulations or restrictions which are not violated in any material respect, (g) easements, rights of way and other imperfections of title or Encumbrances that do not materially interfere with or impair the present value or occupancy of the property related thereto, (h) any non-exclusive license of Intellectual Property granted by the Group Companies in the ordinary course of business consistent with past practices, (i) Encumbrances listed on Schedule PE of the Seller Disclosure Schedule and (j) in the case of a security, any Encumbrance arising under federal or state securities laws.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Policies” has the meaning set forth in Section 3.21.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date.

“Post-COD Model” has the meaning set forth in Section 2.11(a).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on and including the Closing Date.

“Premises” has the meaning set forth in Section 3.16(a).

“Prepaid Uncertain Pre-COD Adjustment Items” has the meaning set forth in Section 2.10(a).

“Project Distributions” has the meaning set forth in Section 2.11(d).

“Project Studies” means, (a) for each ProjectCo, any request by the applicable ProjectCo to a Governmental Authority for a material study related to the transmission, interconnection or construction or operation of a ProjectCo and the study produced as a result of such request, in each case, delivered since the Lookback Date, and (b) for each ProjectCo, any material formal written report prepared by a Group Company, or by a third party at the request of a Group Company, and delivered since the Lookback Date, relating to (i) wind speed and production, ground conditions (onshore and offshore), bathometry, marine mammals, commercial fisheries, shipping and navigation, avian and bat studies and/or radar and aviation or (ii) interconnection or network upgrade costs associated with interconnection Contractual Obligations.

“ProjectCos” means Revolution Wind and South Fork.

“Projects” means, collectively, the Revolution Wind Project and the South Fork Project.

“PSC Approval” means the issuance by the New York Public Service Commission of either (a) a ruling disclaiming jurisdiction to review the transactions contemplated by this Agreement under section 70 of the State of New York’s Public Service Law (“PSL”) and confirming lightened regulation under the PSL or (b) an order approving the transaction under PSL section 70 and confirming lightened regulation under PSL section 70.

“PSL” has the meaning set forth in the definition of PSC Approval in Article I.

“Purchase Price Adjustment” means any COD Purchase Price Adjustment, Earnout Purchase Price Adjustment, Permanent Financing Purchase Price Adjustment Capex Purchase Price Adjustment, True Up Purchase Price Adjustment or Abandonment Purchase Price Adjustment, as applicable.

“Real Property” has the meaning set forth in Section 3.10(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).

“Related Persons” has the meaning set forth in Section 3.30.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into or through the environment.

“Remeasurement Date” means the four (4) year anniversary of the Revolution Wind Project having achieved COD.

“Renewable Energy Incentives” means (a) federal, state, or local Tax credits or other Tax benefits (such as accelerated depreciation or the energy credit pursuant to Sections 45, 45Y, 48, and 48E of the Code) associated with the Projects (including the construction, placement in service or ownership of, or production or sale of electricity from, the Projects), including any governmental or third party payments made in lieu of, or as consideration for, such credits or other benefits and (b) any federal, state or local grants, rebates, subsidized financing or any other subsidy relating to the property of the Projects or the output thereof.

“Reorg and Merger Agreement” means that certain Master Reorganization Agreement and Plan of Merger to be provided by the Buyer to Seller prior to Closing.

“Representative” means, with respect to any Person, any director, officer, agent, manager, member, employee, partner, direct and indirect equityholder, consultant, advisor, or other representative of such Person legally authorized to act on behalf of such Person, including legal counsel, accountants, consultants and financial advisors.

“Required Credit Support” has the meaning set forth in Section 5.13(b).

“Required Credit Support Extension” has the meaning set forth in Section 5.13(c).

“Required Information” means the Financial Statements.

“Revolution Wind” has the meaning set forth in the Recitals.

“Revolution Wind PPA” means any of: (a) that certain Offshore Wind Generation Unit Power Purchase Agreement, by and between The Narragansett Electric Company (a subsidiary of PPL Energy Holdings, LLC) and DWW Rev I, LLC, dated as of December 6, 2018, (b) that certain RPS Class I Renewable Generation Unit Power Purchase Agreement, by and between The Connecticut Light and Power Company, d/b/a Eversource Energy and DWW Rev I, LLC, dated as of October 1, 2018, (c) that certain RPS Class I Renewable Generation Unit Power Purchase Agreement by and between The United Illuminating Company and DWW Rev I, LLC, dated as of October 1, 2018, (d) that certain Amended and Restated Zero Carbon Emissions Class I Renewable Generation Unit Power Purchase Agreement by and between The Connecticut Light and Power Company, d/b/a Eversource Energy and DWW Rev I, LLC, dated as of November 22, 2019 and (e) that certain Amended and Restated Zero Carbon Emissions Class I Renewable Generation Unit Power Purchase Agreement by and between United Illuminating Company and DWW Rev I, LLC, dated as of November 22, 2019.

“Revolution Wind Project” means the approximately 715 megawatt Revolution Wind offshore wind power project under development by Revolution Wind and to be constructed in lease area OCS-A 0486, approximately 15 miles from the Rhode Island coast and 32 miles southeast of the Connecticut coast.

“RW CMA” has the meaning set forth in the Recitals.

“RW EMA” has the meaning set forth in the Recitals.

“RW MSA” has the meaning set forth in the Recitals.

“RW OMA” has the meaning set forth in the Recitals.

“RW Onshore CMA” has the meaning set forth in the Recitals.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Iran, Cuba, Syria or North Korea.

“Sanctioned Person” means, at any time, (a) any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means, collectively, (a) all applicable Legal Requirements (including executive orders, embargoes and restrictive measures) relating to the economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations and other foreign regulators and respective institutions and agencies, where applicable, (b) all applicable Legal Requirements concerning exportation, including rules and regulations administered by the U.S. Department of Commerce, the U.S. Department of State or the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security; and (c) any anti-boycott applicable Legal Requirements, including any executive orders, rules and regulations.

“Seller” has the meaning set forth in the Preamble.

“Seller Compliance Certificate” has the meaning set forth in Section 6.04.

“Seller Disclosure Schedule” means the disclosure schedule to this Agreement as set forth on Schedule I.

“Seller Indemnitee” has the meaning set forth in Section 8.02(a).

“Seller Taxes” means [***].

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller’s Indemnification Cap” means an amount equal to 10% of the Base Purchase Price.

“Seller’s Indemnification Deductible” means an amount equal to 1% of the Base Purchase Price.

“Seller’s Knowledge,” “Knowledge of the Seller” and similar formulations means the actual knowledge of the individuals identified on Section 1.01 of the Seller Disclosure Schedule after due inquiry of such individual’s direct reports.

“SF CMA” has the meaning set forth in the Recitals.

“SF EMA” has the meaning set forth in the Recitals.

“SF MSA” has the meaning set forth in the Recitals.

“SF OMA” has the meaning set forth in the Recitals.

“SF Onshore CMA” has the meaning set forth in the Recitals.

“Signing Model” has the meaning set forth in the definition of Agreed Model in Article I.

“Skyborn Parent” means any Person that, directly or indirectly, Controls (as defined in Section 5.04(a)) GIP IV Holdco Sub, L.P., a Luxembourg special limited partnership, or its successors or permitted assigns.

“Software” has the meaning set forth in the definition of Intellectual Property in Article I.

“South Fork” has the meaning set forth in the Recitals.

“South Fork COD” means the date on which South Fork Project achieves COD.

“South Fork PPA” means that certain Power Purchase Agreement by and between Long Island Power Authority and South Fork Wind (as successor to Deepwater Wind South Fork, LLC), dated as of January 25, 2017, as amended by that certain letter amendment, dated March 2, 2017, as further amended by that certain Amendment #2 to Power Purchase Agreement, dated as of September 30, 2020.

“South Fork Project” means the approximately 132 megawatt wind energy generating facility to be located on the outer continental shelf in lease OCS-0517, approximately 19 miles southeast of Block Island, Rhode Island and 35 miles east of Montauk Point, New York owned by South Fork.

“South Fork Spin-Out” has the meaning set forth in the Recitals.

“South Fork Tax Equity Transaction” has the meaning set forth in the Recitals.

“Spin Out” has the meaning set forth in Section 2.09(d)(iii).

“Straddle Period” has the meaning set forth in Section 5.12(d).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Sunrise Spin-Out” has the meaning set forth in the Recitals.

“Sunrise Wind” has the meaning set forth in the Recitals.

“Sunrise Wind Project” means the approximately 924 megawatt wind energy generating facility under development by Sunrise Wind and to be constructed on the outer continental shelf approximately thirty (30) miles east of Montauk Point, New York.

“Support Obligations” means any and all obligations or Liabilities relating to the guarantees, letters of credit, cash collateral, indemnities, bonds and other credit assurances of a comparable nature made or issued for the benefit of any Group Company prior to the date hereof.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges in the nature of a tax imposed by any Governmental Authority, including U.S. federal, state, local and non-U.S. income, franchise, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum, withholding and other taxes, including any interest, penalty or addition thereto or with respect to the filing of a Tax Return, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 5.12(e).

“Tax Return” means returns, declarations, reports, claims for refund and information statements required to be filed with a Governmental Authority relating to Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.01(c).

“Third Party Credit Support” means all credit support that is required by a third party (which shall not include any Group Company) to be provided in the form of a surety bond, guarantee, letter of credit, or otherwise, (a) in favor of a counterparty to a Contractual Obligation entered into, or to be entered into, by any Group Company with respect to a Project, (b) pursuant to any Permit obtained by or on behalf of any Group Company with respect to a Project, or (c) to support any other obligation of any Group Company with respect to a Project, in each case prior to COD of a Project.

“Trademarks” has the meaning set forth in the definition of Intellectual Property in Article I.

“Transfer Taxes” has the meaning set forth in Section 5.12(a).

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“True Up Model” has the meaning set forth in Section 2.10(b).

“True Up Purchase Price Adjustment” has the meaning set forth in Section 2.10(b).

“Turbine Availability Purchase Price Assumption” means the estimated values as appropriate in the applicable Final True Up Model (a) with respect to South Fork, set forth in the tab labeled “Operating Model_SFW” until the Remeasurement Date and (b) with respect to Revolution Wind, set forth in the tab labeled “Operating Model_REV” until the Remeasurement Date.

“Turbine Supply Agreement” means that certain Turbine Supply Agreement, dated as of October 12, 2020, by and between the Company and Siemens Gamesa Renewable Energy, Inc., as amended from time to time.

“TurbineCo” means TurbineCo, LLC, a Delaware limited liability company, formed to manage certain procurement activities and turbine contracts on behalf of South Fork, Sunrise Wind and Revolution Wind.

“TurbineCo LLCA” means a Limited Liability Company Agreement of TurbineCo with South Fork, Sunrise Wind and Revolution Wind as members and the Orsted Services Provider as manager.

“Uncertain Pre-COD Adjustment Items” means costs, expenses, net revenues, refunds or Liabilities that arose, accrued or were incurred prior to COD of the applicable Project or otherwise in connection with the construction of such Project, which were known but not quantifiable at the time of the preparation of the COD Model with respect to such Project, and the amounts of which, if quantifiable at the time of the preparation of the COD Model, would have been reflected in the COD Model for such Project in accordance with the Model Update Procedures.

“Vessel Strategy” shall have the meaning set forth in Section 3.12(h).

“Vessels and Port Facilities Agreements” has the meaning set forth in the Recitals.

“Willful Breach” has the meaning set forth in Section 9.02.

“Wind Turbine” means each wind turbine generator included in a Project.

“Wrong Pockets Notice” has the meaning set forth in Section 5.05(b).

Article II
PURCHASE AND SALE; CLOSING.

Section 2.01      Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing and after giving effect to the Pre-Closing Reorganization, pursuant to the Mergers, the Seller will transfer to certain Affiliates of the Buyer, and such Affiliates will acquire from the Seller, all of the Seller’s right, title and interest in and to the limited liability company interests of the Holding Companies (the “Holding Company Interests”), which shall collectively own all of the Company Interests, in each case, free and clear of all Encumbrances (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by or resulting from actions of the Buyer or its Affiliates, including entry into the Company LLCA). The amount to be paid by Buyer to the Seller for the Holding Company Interests is dependent upon the Agreed Model (as adjusted in accordance with this Agreement).

Section 2.02      Model Ambiguities. [***].

Section 2.03      The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern time at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600, as promptly as practicable following, but in no event later than, the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI and Article VII hereof (other than those conditions which can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as may be agreed to by the Seller and the Buyer; provided, that the Closing will occur no earlier than March 31, 2024 unless mutually agreed by the Seller and the Buyer.

Section 2.04      Closing Payment. At the Closing, the Buyer shall pay, or cause to be paid, in consideration for the Holding Company Interests, an aggregate amount in cash equal to the Estimated Cash Consideration Amount, by wire transfer of immediately available funds to the accounts designated by the Seller in writing to the Buyer not less than two (2) Business Days prior to the Closing Date.

Section 2.05      Closing Deliveries.

(a)            Buyer Closing Deliveries. At the Closing, the Buyer will deliver or cause to be delivered to the Seller the following:

(i)            a counterpart of the Company LLCA in a form acceptable to Buyer and, to the extent any term would impact the Seller’s rights and obligations under Section 5.02, the Seller, duly executed by the Buyer;

(ii)            a counterpart of the Joint HoldCo LLCA in a form acceptable to Buyer and, to the extent any term would impact the Seller’s rights and obligations under Section 5.02, the Seller, duly executed by the Buyer;

(iii)            a counterpart to the Reorg and Merger Agreement, duly executed by the Buyer and its Affiliates specified therein; and

(iv)            any other agreements, instruments and documents that are expressly required by the other terms of this Agreement to be executed or delivered at Closing by the Buyer or its Affiliates (excluding, for the avoidance of doubt, any Group Company).

(b)            Seller Closing Deliveries. At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

(i)            a counterpart of the RW Onshore CMA in a form acceptable to Buyer and Seller, duly executed by Eversource Services Provider;

(ii)            a counterpart of the SF Onshore CMA in a form acceptable to Buyer and Seller, duly executed by Eversource Services Provider;

(iii)            a counterpart of the Reorg and Merger Agreement, duly executed by the Seller and its Affiliates specified therein;

(iv)            a duly and validly executed IRS Form W-9 of the Seller;

(v)            evidence of resignations or removals, effective as of the Closing, of the directors, managers and officers of the Group Companies that have been appointed or designated to such positions by the Seller or any of its Affiliates;

(vi)            a counterpart of the Debt Financing Direct Agreement in a form acceptable to Buyer and Seller, duly executed by the Seller Parties;

(vii)            a counterpart to the Eversource Side Letter in a form acceptable to Buyer, duly executed by Seller Parent; and

(viii)            any other agreements, instruments and documents which are expressly required by the other terms of this Agreement to be executed or delivered at Closing by the Seller or its Affiliates.

Section 2.06      Closing Consideration Adjustment.

(a)            Estimated Closing Statement. At least fifteen (15) Business Days prior to the Closing Date, the Buyer will (i) update the inputs in the Signing Model in accordance with the Model Update Procedures and, on the basis of such updated inputs, recalculate the outputs of the Signing Model (such updated model, the “Closing Model”) in order to determine the Closing Base Purchase Price. At least ten (10) Business Days prior to the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Buyer’s calculation of the Cash Consideration Amount, giving effect to the Closing Base Purchase Price (the “Estimated Cash Consideration Amount”), which such Estimated Closing Statement shall be accompanied by a copy of the Closing Model delivered via email (including by hyperlink) and reasonable supporting documentation. The Buyer will consider in good faith all reasonable comments provided by the Seller on the Estimated Closing Statement or Closing Model received from the Seller prior to the Closing Date.

(b)            Dispute Notice. The Estimated Closing Statement (and the Estimated Cash Consideration Amount reflected thereon) and the Closing Model will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the Estimated Cash Consideration Amount in accordance with this Agreement and provides a written notice of dispute (a “Dispute Notice”) to the Buyer no later than the twentieth (20th) Business Day after the Closing Date; provided, that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of the Group Companies and any accountants, experts, consultants or financial advisers retained by the Group Companies for purposes of assisting the Seller and its Representatives in its review of the Estimated Closing Statement, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) the number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on the Estimated Closing Statement which the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (B) the Seller’s alternative calculation of the Estimated Cash Consideration Amount, in each case together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent on such twentieth (20th) Business Day, or such later date as determined in accordance with this Section 2.06(b) if the Buyer does not provide reasonable access as required pursuant to this Section 2.06(b).

(c)            Resolution of Disputes.

(i)            The Buyer and the Seller will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.06(b), to the extent the matters raised in any Dispute Notice have not been resolved in full, a senior representative of each of the Seller and the Buyer shall be appointed to commence good faith discussions or negotiations to resolve the remaining matters in dispute. If the matters raised in any Dispute Notice have not been resolved in full following the date that is ten (10) Business Days following the appointment of such senior representatives, either the Buyer, on the one hand, or the Seller, on the other hand, may provide written notice to the other that it elects to submit the disputed items to the Independent Expert, directing that firm to select and use individuals with relevant experience in large scale energy and infrastructure projects and models in connection with the same, which the Parties agree to formally engage to serve in such capacity. The Independent Expert will be (x) authorized to resolve any items set forth on the Estimated Closing Statement specifically identified in the Dispute Notice that have not been resolved by the Parties at the time of the Independent Expert’s engagement (the “Disputed Items”) and (y) directed to resolve the Disputed Items in accordance with (i) the express terms of the Agreed Model (including the line items thereof, the characterizations of line items as “fixed,” “variable” or “fixed with conditions” and the embedded calculations and macros therein), (ii) the Model Update Procedures and (iii) Section 2.02. Within ten (10) Business Days after the Independent Expert is engaged, each of the Buyer and the Seller shall submit a written statement in favor of its position with respect to each Disputed Item. Each of the Buyer and the Seller will be afforded an opportunity, within twenty (20) days after the Independent Expert is engaged, to advocate for its position orally before the Independent Expert. The Independent Expert will promptly review only the Disputed Items in accordance with such customary procedures as it deems fair and equitable, and its decision for each Disputed Item must be within the range of values assigned to each such item in the Estimated Closing Statement and the Dispute Notice, respectively. There will be no litigation-style discovery in connection with the resolution of any Disputed Items by the Independent Expert, but notwithstanding the foregoing, the Independent Expert shall have access to all relevant personnel, books, records and work papers relating to the calculations reasonably requested by the Independent Expert, which the Buyer and the Group Companies, on the one hand, and the Seller, on the other hand, will make available to the Independent Expert within twenty (20) days of such request. The decision of the Independent Expert will be made within forty five (45) Business Days after the Independent Expert is engaged and, unless a Party exercises its right with respect to a particular Disputed Item to arbitrate the Independent Expert’s decision in accordance with Section 2.06(c)(ii), will be final, conclusive and binding on the Parties and Seller Parent following the expiration of a Party’s option to refer the Independent Expert’s decision to an arbitrator in accordance with Section 2.06(c)(ii), and judgment thereon may be entered by any court of competent jurisdiction, absent manifest error or actual fraud. The Parties shall use commercially reasonable efforts to negotiate in the Independent Expert’s engagement letter that, should the Independent Expert fail to provide a final determination within forty five (45) Business Days, the fees and expenses of the Independent Expert to be paid by the Parties shall be reduced by ten percent (10%) for each ten (10) Business Days that a final determination is not provided. Aggregating all Disputed Items together, the Party with the position furthest from the Independent Expert’s final determination shall pay all fees and expenses of the Independent Expert, subject to any reduction as negotiated in accordance with the preceding sentence; provided if such Party is Seller, the Seller Parties shall pay, or cause to be paid, all such fees and expenses. The allocation of an award of fees and expenses shall be made by the Independent Expert consistent with the foregoing sentence.

(ii)            Following the delivery of the Independent Expert’s final decision in accordance with Section 2.06(c)(i), if either the Buyer or the Seller reasonably determines in good faith that the Independent Expert: (x) made a material error in its final determination with respect to a Disputed Item or (y) based its final determination on an interpretation of this Agreement and the terms hereof that such Party disputes (an “Disputed Interpretation”), then, within ten (10) Business Days of the Independent Expert’s final decision, either the Buyer or the Seller shall be permitted to refer such Disputed Item to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) (which rules are incorporated by reference into this Agreement). The seat (legal place) of any such arbitration shall be New York, New York and the arbitration shall be conducted in the English language. There shall be one independent arbitrator selected and appointed expeditiously by the New York, New York office of the AAA in accordance with the Commercial Arbitration Rules of the AAA (the “Arbitrator”). Hearings shall be held in New York, New York unless another location is mutually agreed upon by the Parties. Consistent with Rule 22 of the Commercial Rules of the AAA, the Parties agree that after an arbitration commences, the Parties shall be entitled to engage in reasonable pre-hearing discovery. The Arbitrator shall have the authority to order production of documents and evidence, as outlined in Rule 22(b) of the Commercial Rules of the AAA upon a showing of need. With respect to any such Disputed Item or Disputed Interpretation submitted to an arbitrator in accordance with this Section 2.06(c)(ii), (A) the decision of the Independent Expert with respect to such Disputed Item or Disputed Interpretation shall be disregarded; (B) the Buyer and the Seller shall instruct the Arbitrator to make a determination only with respect to the Disputed Item(s) or Disputed Interpretation(s) in question and shall provide to the arbitrator all information provided to the Independent Expert with respect to such Disputed Item(s) or Disputed Interpretation(s) (C) the Arbitrator shall be instructed to render a decision with respect to each such Disputed Item or Disputed Interpretation within thirty (30) Business Days of the Arbitrator’s appointment, and the Arbitrator’s decision with respect to the applicable Disputed Item or Disputed Interpretation shall be final, conclusive and binding on the Parties and Seller Parent for all purposes, and (D) the Party with the position furthest from the Arbitrator’s final determination shall pay all fees and expenses of the arbitration; provided if such Party is Seller, the Seller Parties shall pay, or cause to be paid, all such fees and expenses.

(iii)            As used herein, (x) the Estimated Closing Statement, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Independent Expert and/or arbitrator, in each case, pursuant to this Section 2.06(c), if any, is referred to herein as the “Final Closing Statement” and (y) the Closing Model, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Independent Expert and/or the Arbitrator, in each case, pursuant to this Section 2.06(c), if any, is referred to herein as the “Final Closing Model.”

(iv)            In the event that a dispute could be subject to both this Section 2.06 and Article VIII, the dispute resolution mechanism set forth in this Section 2.06 shall prevail.

(d)            Closing Consideration Adjustment. In the event that a Dispute Notice is delivered in accordance with Section 2.06(b), if the Cash Consideration Amount as finally determined pursuant to this Section 2.06 and as set forth in the Final Closing Statement (i) exceeds the Estimated Cash Consideration Amount, then the Buyer will pay or cause to be paid to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller in writing the amount of such excess within fifteen (15) Business Days of such final determination, or (ii) is less than the Estimated Cash Consideration Amount, then the Seller Parties will pay or cause to be paid to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Buyer in writing, the amount of such difference within fifteen (15) Business Days of such final determination; provided, in either case, the amount of such payment shall include interest thereon accruing from the date such payment is required to be made at a rate of thirteen percent (13%) per annum on any amount not paid on the date such payment was required to be made; provided, further, that if any Disputed Item is referred to arbitration in accordance with Section 2.06(c)(ii) and the arbitrator does not overrule the decision of the Independent Expert with respect to such Disputed Item, interest shall also accrue on any payment owed with respect to such Disputed Item from the date of the Independent Expert’s determination with respect to such Disputed Item at a rate of thirteen percent (13%) per annum.

Section 2.07      COD Model; COD Purchase Price Adjustments.

(a)            Initial COD Purchase Price Adjustment. No more than forty-five (45) Business Days after COD for a Project (or, if COD has occurred with respect to the South Fork Project prior to Closing, then, with respect to the South Fork Project, no later than forty-five (45) Business Days after the Closing Date), the Buyer will: (A) update the inputs in the Final Closing Model in accordance with the Model Update Procedures and, on the basis of such changed inputs, recalculate the outputs of the Final Closing Model (such updated model, the “COD Model”), which shall include the Buyer’s calculation of the COD Purchase Price Adjustment for such Project (the “Initial COD Purchase Price Adjustment”) and (B) deliver to the Seller via email (including by hyperlink) a copy of the COD Model for such Project and a statement identifying the Initial COD Purchase Price Adjustment for such Project and whether it is owed to the Buyer or to the Seller. No later than fifteen (15) Business Days following the Buyer’s delivery of the applicable COD Model and accompanying statement to the Seller, (A) if the applicable Initial COD Purchase Price Adjustment is owed to the Buyer, then the Seller Parties will pay or cause to be paid the applicable Initial COD Purchase Price Adjustment to the Buyer, by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer, and (B) if the applicable Initial COD Purchase Price Adjustment is owed to the Seller, then the Buyer will pay or cause to be paid the applicable Initial COD Purchase Price Adjustment to the Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller. If such amount is not timely paid, then it shall accrue interest from the date such payment was required to be made at a rate of thirteen percent (13%) per annum.

(b)            Dispute Notice. Each COD Model (and the Initial COD Purchase Price Adjustment reflected therein) will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the Initial COD Purchase Price Adjustment in accordance with this Agreement and provides a Dispute Notice to the Buyer no later than the twentieth (20th) Business Day after the payment of the applicable Initial COD Purchase Price Adjustment (for clarity, the right to deliver a Dispute Notice shall not arise until the payment of the applicable Initial COD Purchase Price Adjustment has occurred); provided that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of the applicable Group Companies and any accountants, experts, consultants or financial advisers retained by such Group Companies for purposes of assisting the Seller and its Representatives in its review of the such COD Model, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) the number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on such COD Model that the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item, (B) the Seller’s resulting calculation of the COD Purchase Price Adjustment for such Project, in each case of clauses (A) and (B), together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations, and (C) the amount by which, based on such calculation and with respect to the Initial COD Purchase Price Adjustment, (1) the Buyer underpaid or (2) the Seller Parties overpaid. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent upon delivery to the Buyer of the Dispute Notice, or such later date as determined in accordance with this Section 2.07(b) if the Buyer does not provide reasonable access as required pursuant to this Section 2.07(b).

(c)            Resolution of Disputes; Dispute Payments.

(i)            The disputed items in any Dispute Notice delivered pursuant to Section 2.07(b) will be resolved in the manner set forth in Section 2.06(c)(i), Section 2.06(c)(ii) and Section 2.06(c)(iv), mutatis mutandis.

(ii)            As used herein, the COD Model with respect to a Project, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Independent Expert and/or the Arbitrator, in each case, pursuant to this Section 2.07(c), if any, is referred to herein as the “Final COD Model” with respect to such Project.

(iii)            In the event that a Dispute Notice is delivered in accordance with Section 2.07(b), if the COD Purchase Price Adjustment for the applicable Project as finally determined pursuant to this Section 2.07 (A) (x) is greater than the Initial COD Purchase Price Adjustment with respect to such Project paid by the Buyer or (y) less than the Initial COD Purchase Price Adjustment with respect to such Project paid by the Seller Parties, then in either case the Buyer will pay to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller in writing the amount of such difference within fifteen (15) Business Days of such final determination or (B) (x) is less than the Initial COD Purchase Price Adjustment with respect to such Project paid by the Buyer or (y) greater than the Initial COD Purchase Price Adjustment with respect to such Project paid by the Seller Parties, then in either case the Seller Parties will pay or cause to be paid to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Seller in writing the amount of such difference within fifteen (15) Business Days of such final determination; provided, the amount of any such payment on any amount not paid on the date such payment was required to be made shall include interest thereon accruing from the date of payment of the applicable Initial COD Purchase Price Adjustment at a rate of thirteen percent (13%) per annum.

Section 2.08      Permanent Financing Purchase Price Adjustment.

(a)            No more than forty-five (45) Business Days following the date that is two hundred seventy (270) days following (x) COD, with respect to the Revolution Wind Project or (y) the Closing Date, with respect to the South Fork Project, the Buyer will (i) update the inputs in the Final COD Model for such Project in accordance with the Model Update Procedures and, on the basis of such changed inputs, recalculate the outputs of the Final COD Model for such Project (such updated model, the “Permanent Financing Model”), which shall include the Buyer’s calculation of the Permanent Financing Purchase Price Adjustment for such Project (the “Initial Permanent Financing Purchase Price Adjustment”) and (ii) deliver to the Seller via email (including by hyperlink) a copy of the Permanent Financing Model for such Project and a statement identifying the Initial Permanent Financing Purchase Price Adjustment for such Project and whether it is owed to the Buyer or to the Seller.

(b)            Dispute Notice. Each Permanent Financing Model (and the Initial Permanent Financing Purchase Price Adjustment reflected therein) will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the Initial Permanent Financing Purchase Price Adjustment in accordance with this Agreement and provides a Dispute Notice to the Buyer no later than the twentieth (20th) Business Day after the Buyer’s delivery of the applicable Permanent Financing Model; provided that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of applicable Group Companies and any accountants, experts, consultants or financial advisers retained by such Group Companies for purposes of assisting the Seller and its Representatives in its review of such Permanent Financing Model, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) the number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on such Permanent Financing Model that the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (B) the Seller’s resulting calculation of the Permanent Financing Purchase Price Adjustment for such Project, in each case, together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent upon delivery to the Buyer of the Dispute Notice, or such later date as determined in accordance with this Section 2.08(b) if the Buyer does not provide reasonable access as required pursuant to this Section 2.08(b).

(c)            Resolution of Disputes; Dispute Payments.

(i)            The disputed items in any Dispute Notice delivered pursuant to Section 2.08(b) will be resolved in the manner set forth in Section 2.06(c)(i), Section 2.06(c)(ii) and Section 2.06(c)(iv), mutatis mutandis.

(ii)            As used herein, the Permanent Financing Model with respect to a Project, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Independent Expert and/or the Arbitrator, in each case, pursuant to this Section 2.08(c), if any, is referred to herein as the “Final Permanent Financing Model” with respect to such Project.

(iii)            Within fifteen (15) Business Days of the Permanent Financing Model becoming final, conclusive and binding on the Parties and Seller Parent with respect to a Project and the applicable Permanent Financing Purchase Price Adjustment set forth therein in accordance with this Section 2.08, (A) in the case of a Permanent Financing Purchase Price Adjustment payable by the Buyer, such Permanent Financing Price Adjustment shall be paid or caused to be paid by the Buyer to the Seller by wire transfer of immediately available funds to the account(s) designated in writing by the Seller and (B) in the case of a Permanent Financing Purchase Price Adjustment payable by the Seller Parties, such Permanent Financing Purchase Price Adjustment shall be paid or caused to be paid by the Seller Parties to the Buyer by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer; provided, in either case, if such payment is not made within fifteen (15) Business Days of the of the Permanent Financing Model becoming final, conclusive and binding on the Parties and Seller Parent in accordance with this Section 2.08, the amount of such payment shall include interest thereon accruing from the date that is fifteen (15) Business Days after the Permanent Financing Model becomes final, conclusive and binding on the Parties and Seller Parent in accordance with this Section 2.08, at a rate of thirteen percent (13%) per annum.

Section 2.09      Abandonment.

(a)            Abandonment Model. In the event that an Abandonment occurs with respect to a Project, then, within fifteen (15) Business Days of such Abandonment, the Buyer will deliver written notice to the Seller electing to receive the Initial Abandonment Purchase Price Adjustment in respect of such Project (such notice, an “Abandonment Election Notice”). No later than forty-five (45) Business Days after the date that an Abandonment Election Notice is delivered to the Seller, the Buyer will (i) update the inputs in the Final Closing Model in accordance with the Model Update Procedures and, on the basis of such changed inputs, recalculate the outputs of the Final Closing Model (such updated model, the “Abandonment Model”), which shall include the Buyer’s calculation of the Abandonment Purchase Price Adjustment for such Project (the “Initial Abandonment Purchase Price Adjustment”) and (ii) deliver to the Seller via email (including by hyperlink) a copy of the Abandonment Model for such Project and a statement identifying the Initial Abandonment Purchase Price Adjustment for such Project. Notwithstanding anything in Section 2.09(b) to the contrary, no later than fifteen (15) Business Days after the Buyer’s delivery of the applicable Abandonment Model and accompanying statement to the Seller, the Seller Parties will pay or cause to be paid the Initial Abandonment Purchase Price Adjustment to the Buyer, by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer. If such amount is not timely paid, then it shall accrue interest from the date such payment was required to be made on any amount not paid on the date such payment was required to be made at a rate of thirteen percent (13%) per annum.

(b)            Dispute Notice. Each Abandonment Model (and the Initial Abandonment Purchase Price Adjustment reflected therein) will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the Initial Abandonment Purchase Price Adjustment in accordance with this Agreement and provides a Dispute Notice to the Buyer no later than the twentieth (20th) Business Day after the payment of the applicable Initial Abandonment Purchase Price Adjustment (for clarity, the right to deliver a Dispute Notice shall not arise until the payment of the Initial Abandonment Purchase Price Adjustment has occurred); provided that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of applicable Group Companies and any accountants, experts, consultants or financial advisers retained by such Group Companies for purposes of assisting the Seller and its Representatives in its review of the such Abandonment Model, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) the number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on such Abandonment Model that the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (B) the Seller’s resulting calculation of the Abandonment Purchase Price Adjustment for such Project, in each case together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent upon delivery to the Buyer of the Dispute Notice, or such later date as determined in accordance with this Section 2.09(b) if the Buyer does not provide reasonable access as required pursuant to this Section 2.09(b).

(c)            Resolution of Disputes; Dispute Payments.

(i)            The disputed items in any Dispute Notice delivered pursuant to Section 2.09(b) will be resolved in the manner set forth in Section 2.06(c)(i), Section 2.06(c)(ii) and Section 2.06(c)(iv), mutatis mutandis.

(ii)            In the event that a Dispute Notice is delivered in accordance with Section 2.09(b), (A) if the Abandonment Purchase Price Adjustment for the applicable Project as finally determined pursuant to this Section 2.09 is less than the Initial Abandonment Purchase Price Adjustment for the applicable Project paid by the Seller pursuant to Section 2.09(a), then the Buyer will pay to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller in writing the amount of such difference within fifteen (15) Business Days of such final determination or (B) if the Abandonment Purchase Price Adjustment for the applicable Project as finally determined pursuant to this Section 2.09 is greater than the Initial Abandonment Purchase Price Adjustment for the applicable Project paid by the Seller pursuant to Section 2.09(a), then the Seller Parties will pay or cause to be paid to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Buyer in writing the amount of such difference within fifteen (15) Business Days of such final determination; provided that the amount of such payment on any amount not paid on the date such payment was required to be made shall include interest thereon accruing from the date of payment of the applicable Initial Abandonment Purchase Price Adjustment at a rate of thirteen percent (13%) per annum.

(iii)            Without limitation of the other potential payment obligations set forth in this Agreement, the Parties and Seller Parent acknowledge and agree that the amount that may become payable by the Seller Parties pursuant to this Section 2.09 may be significant and shall not be subject to any caps or limitations.

(d)            Abandonment Purchase Option. Following its receipt of an Abandonment Election Notice with respect to a Project, the Seller shall have the option, but not the obligation, to purchase the Buyer’s interest in such Project in exchange for $1.00 in respect of such Project (the “Abandonment Purchase Option”), in accordance with the terms described in this Section 2.09(d).

(i)            Within fifteen (15) Business Days of the of the Abandonment Purchase Price Adjustment becoming final, conclusive and binding on the Parties and Seller Parent in accordance with this Section 2.09, the Seller may provide written notice to the Buyer of its intent to evaluate the Abandoned Project to determine whether to exercise the Abandonment Purchase Option. Such written notice will include, at the Seller’s election, a request for any information regarding the Abandoned Project that the Seller is entitled to receive pursuant to this Agreement, including Section 5.02 and Section 5.03.

(ii)            The Buyer will use commercially reasonable efforts to as promptly as practicable provide the information requested by the Seller in its notice provided pursuant to Section 2.09(d)(i) above and will use commercially reasonable efforts to as promptly as practicable comply with any additional reasonable information requests from the Seller in connection with the Seller’s evaluation of the Project for purposes of determining whether to exercise the Abandonment Purchase Option, in each case, in accordance with applicable confidentiality obligations of Buyer or the Group Companies.

(iii)            Within thirty (30) Business Days of the Buyer’s receipt of the written notice described in Section 2.09(d)(i), the Seller will deliver written notice to the Buyer stating the Seller’s decision to exercise or decline the Abandonment Purchase Option; provided that such thirty (30) Business Day period will be automatically extended by the lesser of (x) the number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. In the event that the Seller determines to exercise the Abandonment Purchase Option, (A) the Buyer shall take all action that it deems reasonably necessary to cause the spin-out of the applicable Project from the Company (with respect to the subject Project, as applicable, the “Spin Out”) and (B) thereafter, the Seller and the owner of the applicable Project (after giving effect to the Spin Out) will enter into a purchase and sale agreement on terms to be mutually agreed by the Parties, as may be modified to the extent necessary to comply with any applicable Legal Requirement for the consummation of the Abandonment Purchase Option.

Section 2.10      Uncertain Pre-COD Purchase Price Adjustment Items.

(a)            Within thirty (30) Business Days following (i) the date on which the Revolution Wind Project achieves COD or (ii) the Closing Date, in the case of the South Fork Project, in each case, the Buyer shall provide written notice to the Seller setting out any Uncertain Pre-COD Adjustment Items with respect such Project. Such notice from the Buyer shall provide reasonable detail with respect to each Uncertain Pre-COD Adjustment Item identified as of COD (in the case of the Revolution Wind Project) or the Closing Date (in the case of the South Fork Project) which shall, to the extent reasonably practicable, include a good faith estimate of the costs or expenses associated with each Uncertain Pre-COD Adjustment Item. If, prior to the one (1) year anniversary of COD (with respect to the Revolution Wind Project) or the Closing Date (with respect to the South Fork Project), the costs and expenses required to satisfy any Uncertain Pre-COD Adjustment Item become quantifiable, then the Buyer shall provide written notice thereof to the Seller, and the Seller Parties may elect within five (5) Business Days of receipt of such written notice to pay (or cause to be paid) the amount of such costs and expenses to Buyer by wire transfer of immediately available funds. Any Uncertain Pre-COD Adjustment Items satisfied in accordance with the foregoing sentence are referred to herein as “Prepaid Uncertain Pre-COD Adjustment Items.”

(b)            If any Uncertain Pre-COD Adjustment Items are identified for a Project by the Buyer in accordance with Section 2.10(a), then no later than forty-five (45) Business Days following the first anniversary of COD of such Project (or, with respect to the South Fork Project, no later than forty-five (45) Business Days following the first anniversary of Closing), the Buyer will (i) update the inputs in the applicable Final COD Model in accordance with the Model Update Procedures (each updated model, a “True Up Model”) to give effect to each Uncertain Pre-COD Adjustment Item, including any Prepaid Uncertain Pre-COD Adjustment Items and the payment made by or on behalf of the Seller Parties, (ii) determine the difference, if any, between the COD Purchase Price Adjustment calculated pursuant to the Final COD Model and the COD Purchase Price Adjustment calculated pursuant to the True Up Model (any such difference, the “True Up Purchase Price Adjustment”) and (iii) deliver to the Seller via email (including by hyperlink) a copy of the applicable True Up Model and the Buyer’s resulting calculation of the True Up Purchase Price Adjustment (including whether it is payable by the Buyer or the Seller Parties), which shall be accompanied by a written statement (if applicable) setting forth each of the identified Uncertain Pre-COD Adjustment Items that were included in the True Up Model.

(c)            Dispute Notice. Each True Up Model (and the True Up Purchase Price Adjustment reflected therein) will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the True Up Purchase Price Adjustment in accordance with this Agreement and provides a Dispute Notice to the Buyer no later than the twentieth (20th) Business Day after the delivery of the True Up Model to the Seller; provided that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of the applicable Group Companies and any accountants, experts, consultants or financial advisers retained by the applicable Group Companies for purposes of assisting the Seller and its Representatives in its review of the applicable True Up Model, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on the True Up Model that the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (B) the resulting calculation of the True Up Purchase Price Adjustment for the applicable Project, in each case, together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent upon delivery to the Buyer of the Dispute Notice, or such later date as determined in accordance with this Section 2.10(c) if the Buyer does not provide reasonable access as required pursuant to this Section 2.10(c).

(d)            Resolution of Disputes; Dispute Payments.

(i)            The disputed items in any Dispute Notice delivered pursuant to Section 2.10(c) will be resolved in the manner set forth in Section 2.06(c)(i), Section 2.06(c)(ii) and Section 2.06(c)(iv), mutatis mutandis.

(ii)            As used herein, the True Up Model with respect to a Project, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Independent Expert and/or the Arbitrator, in each case, pursuant to this Section 2.10(d), if any, is referred to herein as the “Final True Up Model” with respect to such Project.

(e)            Within fifteen (15) Business Days of the final determination of the True Up Model with respect to a Project and the applicable True Up Purchase Price Adjustment set forth therein in accordance with this Section 2.10, (i) in the case of a True Up Purchase Price Adjustment payable by the Buyer, such True Up Purchase Price Adjustment shall be paid or caused to be paid by the Buyer to the Seller by wire transfer of immediately available funds to the account(s) designated in writing by the Seller and (ii) in the case of a True Up Purchase Price Adjustment payable by Seller, such True Up Purchase Price Adjustment shall be paid or caused to be paid by the Seller Parties to the Buyer by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer; provided, in either case, if such payment is not made within fifteen (15) Business Days of the final determination of the True Up Model, the amount of such payment shall include interest thereon accruing from the date that is fifteen (15) Business Days after the final determination of the True Up Model at a rate of thirteen percent (13)% per annum.

Section 2.11      Earn-Out Purchase Price Adjustments.

(a)            Post-COD Model. On the first month-end date that is at least ninety (90) days following the Remeasurement Date, the Buyer will update the inputs in the Final True Up Model with respect to the Opex Purchase Price Assumption and the Turbine Availability Purchase Price Assumption in accordance with the Model Update Procedures and recalculate the outputs of the Final True Up Model (such updated model, the “Post-COD Model”), which shall include the Buyer’s calculation of the Earnout Purchase Price Adjustment (the “Initial Earnout Purchase Price Adjustment”) for each Project and deliver to the Seller via email (including by hyperlink) a copy of the Post-COD Model and a statement identifying the Initial Earnout Purchase Price Adjustment for each Project.

(b)            Dispute Notice. The Post-COD Model (and the Initial Earnout Purchase Price Adjustment reflected for each Project thereon) will be final, conclusive and binding on the Parties and Seller Parent unless the Seller reasonably determines in good faith that the Buyer failed to calculate the Initial Earnout Purchase Price Adjustment for a Project in accordance with this Agreement and provides a Dispute Notice to the Buyer no later than the twentieth (20th) Business Day after the delivery of the Post-COD Model to the Seller; provided that, during such period, the Buyer will afford the Seller and its Representatives reasonable access to the work papers and other books and records of the applicable Group Companies and any accountants, experts, consultants or financial advisers retained by the applicable Group Companies for purposes of assisting the Seller and its Representatives in its review of the Post-COD Model, in each case, with such access to be in accordance with applicable confidentiality obligations of Buyer or the Group Companies and effected in a manner designed to not unreasonably interfere with the normal business operations of the Buyer and the Group Companies; provided further that such twenty (20) Business Day period will be automatically extended by the lesser of (x) number of days between receipt of the request for such reasonably access and the date such access is provided and (y) ten (10) Business Days. Any Dispute Notice must set forth in reasonable detail (A) any item on the Post-COD Model that the Seller reasonably believes in good faith has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (B) the resulting calculation of the applicable Earnout Purchase Price Adjustment, in each case, together with reasonable supporting information, including the work papers and other books and records of the Seller and its Affiliates and any accountants, experts, consultants or financial advisers retained by the Seller or its Affiliates for purposes preparing such alternative calculations. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties and Seller Parent upon delivery to the Buyer of the Dispute Notice, or such later date as determined in accordance with this Section 2.11(b) if the Buyer does not provide reasonable access as required pursuant to this Section 2.11(b).

(c)            The disputed items in any Dispute Notice delivered pursuant to Section 2.11(b) will be resolved in the manner set forth in Section 2.06(c)(i), Section 2.06(c)(ii) and Section 2.06(c)(iv), mutatis mutandis.

(d)            Following the Earnout Purchase Price Adjustment for each Project becoming final, conclusive and binding on the Seller Parties in accordance with this Section 2.11, payment of the Earnout Purchase Price Adjustment by the Buyer may be deferred by the Buyer until such time as the Buyer has received distributions of cash generated from the operations of the Projects pursuant to the Company LLCA and the Joint HoldCo LLCA (net of any amounts that the Buyer is obligated to pay to any Person pursuant to applicable debt and tax equity service obligations) (“Project Distributions”) sufficient to cover such payments; provided, however, that the Buyer will not make any distributions of cash received in respect of Project Distributions to any limited or general partner of any investment funds advised, managed or controlled by GIM or any successor advisor, manager or controlling person of the investment funds advised, managed or controlled thereby; provided, further, that in connection with any transfer, assignment, sale or other disposition, directly or indirectly, any of the Company Interests held by Buyer (in each case other than any transaction that is permitted by Section 5.04), the Buyer shall pay or shall cause to be paid the Earnout Purchase Price Adjustments promptly (but in any event within ten (10) Business Days) thereafter. Any amounts paid pursuant to this Section 2.10 will be treated as an adjustment to the applicable purchase price for applicable Tax purposes unless otherwise required by applicable Legal Requirements.

Section 2.12      Capex Purchase Price Adjustment.

(a)            The Seller Parties shall pay or cause to be paid all Capex Purchase Price Adjustment in accordance with this Section 2.12.

(b)            The Buyer will provide notice to the Seller of any funding request (whether mandatory or optional, including a request for a working capital loan or similar advancement of funds) made in accordance with the Company LLCA that is expected to result in a Capex Purchase Price Adjustment (each, a “Funding Request”) by the earlier of: (i) two (2) Business Days after the day on which the relevant underlying funding request is received by the Buyer in accordance with the Company LLCA; and (ii) ten (10) Business Days prior to the date that such funding is requested pursuant to such Funding Request, including, to the extent available to Buyer pursuant to the terms of the Company LLCA, (w) a copy of such Funding Request, (x) reasonable detail with respect to the Capex to which such Funding Request relates, (y) reasonable supporting information that the Capex included within such Funding Request constitutes a Capex Purchase Price Adjustment, and (z) any other related information that the Buyer receives from the Company in respect of such Funding Request.

(c)            The Buyer will consider in good faith all reasonable and timely (relative to time available) comments provided by the Seller in its review of the Funding Request in determining whether to challenge the validity of the Funding Request if available under the terms of the Company, and shall reasonably consult with the Seller in connection with any such determination available to the Buyer.

(d)            The Seller Parties will pay or cause to be paid to the Buyer at least ten (10) Business Days prior to the date that such funding is requested pursuant to such Funding Request (or, if later, five (5) Business Days after receipt of such Funding Request), an amount equal to the amount of the Capex Purchase Price Adjustment.

(e)            If, following the final determination of the COD Model with respect to the Revolution Wind Project and the payment of the applicable COD Purchase Price Adjustment for the Revolution Wind Project in accordance with Section 2.07, the total amount of Capex paid by the Buyer and the Seller Parties in the aggregate with respect to each Project does not exceed the aggregate amount of Capex included in the Signing Model by more than $237,008,060, then the Buyer will reimburse the Seller for any payments made by or on behalf of the Seller Parties in respect of the Capex Purchase Price Adjustments in excess of $118,504,030 but less than $237,008,060. For the avoidance of doubt, the Buyer shall not fund more than $118,504,030 of Capex for Revolution Wind in the aggregate and such reimbursement will be considered in the COD Purchase Price Adjustment for the final Project to reach COD.

Section 2.13      Withholding. Provided that Seller complies with the provisions of Section 5.12(g), Buyer acknowledges that no deduction or withholding is expected to be imposed under any current applicable Tax Legal Requirement in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, including the foregoing, the Parties and any other applicable withholding agent will be entitled to deduct and withhold from any payment payable pursuant to or contemplated by this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Legal Requirements. The Person intending to deduct and withhold will use commercially reasonable efforts to notify the applicable payee that it intends to deduct and withhold at least three (3) Business Days prior to the payment with respect to which such amounts will be deducted and withheld, and the Parties will work together in good faith to minimize such deduction or withholding. Any amounts withheld in accordance with this Section 2.13 will be timely paid by the withholding agent over to the applicable Governmental Authority. Any such amounts withheld and timely paid over to the appropriate Governmental Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE GROUP COMPANIES.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer as of the date hereof and, subject in each case to the Sunrise Spin-Out, as of the Closing Date (and after the Pre-Closing Reorganization) as follows, in each case except as set forth on the Seller Disclosure Schedule (subject to Section 10.12):

Section 3.01      Organization. Each Seller Party and each of the Group Companies is duly formed, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and formation. Each Seller Party and each Group Company is duly qualified to do business and in good standing in each jurisdiction in which it owns assets or leases real property or conducts business and is required to so qualify except where the failure to so qualify is not, or would not reasonably be expected to, be material to the Group Companies, taken as a whole. Each Seller Party and each Group Company has all requisite corporate or limited liability company power, as applicable, and authority necessary to own, lease, operate and use its assets and carry on the Business (in the case of each Group Company) or its business as currently conducted (in the case of each Seller Party). Except as set forth on Section 3.01 of the Seller Disclosure Schedule, true and complete copies of the Organizational Documents of each Group Company have been made available to Buyer.

Section 3.02      Power and Authorization. Each Seller Party and each Group Company has all requisite organizational power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is, or at the Closing will be, a party. The execution, delivery and performance of this Agreement and each such Ancillary Agreement to which the Seller, Seller Parent or any Group Company is, or at the Closing will be, a party has been or will be duly authorized by all requisite action on the part of the Seller, the Seller Parent or any applicable Group Company, as applicable. This Agreement and each Ancillary Agreement to which the Seller, Seller Parent or any Group Company is, or at the Closing will be, a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Seller, Seller Parent and any such Group Company, as applicable, and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Seller, Seller Parent and any applicable Group Company, as applicable, Enforceable against the Seller, Seller Parent and any such Group Company, as applicable, in accordance with their respective terms.

Section 3.03      Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, EU Merger Regulation and any other applicable Antitrust Laws, (b) the FERC Approval, the PSC Approval and such additional governmental filings and approvals (if any) as set forth on Section 3.03 of the Seller Disclosure Schedule and (c) such actions, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies or the Projects, taken as a whole, no action by (including any authorization by or consent or approval of), or in respect of, or filing with or notice to, any Governmental Authority is required by or on behalf of the Seller, Seller Parent or the Group Companies or in respect of the Seller, Seller Parent or the Group Companies for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Seller, Seller Parent or the Group Companies of this Agreement or any Ancillary Agreement to which it is a party or (ii) the consummation of the transactions contemplated hereby or by any Ancillary Agreement to which it is a party.

Section 3.04      Noncontravention. Except as set forth on Section 3.04 of the Seller Disclosure Schedule, none of the authorization, execution, delivery or performance by the Seller Parties of this Agreement or by the Seller or the Group Companies of any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)            Assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, to the extent set forth on Section 3.03 of the Seller Disclosure Schedule, result in a material breach or violation of, material conflict with, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a material breach or violation of, material conflict with, or default under), any Legal Requirement applicable to the Seller or any Group Company or the Assets, except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Seller or the Group Companies in any material respect;

(b)            Result in a material breach or violation of, material conflict with, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a breach or violation of, conflict with, or default under), or result in termination of, or accelerate the performance required by, give rise to any provision requiring notice to or consent of any Person upon a change of control, give any Person additional rights or compensation under, or give rise to a loss of a benefit under, or require any material action by (including any authorization, consent or approval) or notice to any Person under, or require any offer to purchase or prepayment of any Debt or Liability under, require any offer to purchase or prepayment of any Debt or Liability under, any of the terms, conditions or provisions of (i) any Disclosed Contract or any Material Permit or (ii) the Organizational Documents of any Seller Party or any Group Company, except, in the case of the foregoing clause (b)(i) as would not reasonably be expected to, individually or in the aggregate, be adverse to the Seller or the Group Companies in any material respect;

(c)            To the Knowledge of the Seller, result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any material Asset of any Group Company; or

(d)            Result in the creation or imposition of any Encumbrance (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by actions of the Buyer) on the Company Interests.

Section 3.05      Capitalization of the Group Companies.

(a)            The Company and Joint HoldCo.

(i)            The Seller is the record and beneficial owner of the Company Interests and has good and valid title to the Company Interests, free and clear of all Encumbrances, except for any Encumbrances arising under federal or state securities laws, or with respect to the Sunrise Spin-Out. On the Closing Date, the Seller will transfer to the Buyer good and valid title to the Company Interests, free and clear of all Encumbrances (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by actions of the Buyer).

(ii)            Section 3.05(a) of the Seller Disclosure Schedule lists (x) the issued and outstanding Company Interests and (y) the owners of record of the issued and outstanding Company Interests, and no other equity interests or securities of the Company or Joint HoldCo are issued or outstanding. All of the Seller’s outstanding NEO Interests have been duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act) in accordance with the Company LLCA. All of the Seller’s outstanding Joint HoldCo Interests have been duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act) in accordance with the Joint HoldCo LLCA.

(iii)            Except as set forth on Section 3.05(a)(iii) of the Seller Disclosure Schedule, there are no outstanding warrants, purchase rights, conversion rights, exchange rights, options, calls, equity participation rights, pre-emptive rights, subscriptions, “phantom” equity or other rights, agreements, arrangements, convertible or exchangeable securities or other Contractual Obligations pursuant to which any Group Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Company Interests or make any distributions or dividends in respect of any Company Interests. There are no bonds, debentures, notes or other Debt of any Group Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) with the Equity Interests of any Group Company.

(iv)            Except as set forth on Section 3.05(a)(iv) of the Seller Disclosure Schedule, the Company Interests are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Legal Requirement, the Organizational Documents of the Seller or the Group Companies or any Contractual Obligation to which the Seller or any Group Company is subject, bound or a party and there are no voting trusts, proxies or other Contractual Obligations to which the Seller or any Group Company is a party with respect to the voting of the Company Interests.

(b)            Other Group Companies.

(i)            Section 3.05(b) of the Seller Disclosure Schedule lists (A) each Group Company (other than the Company and Joint HoldCo) (collectively, the “Other Group Companies”), (B) the authorized Equity Interests of each Other Group Company, (C) the issued and outstanding Equity Interests of each Other Group Company and (D) the owners of record of the issued and outstanding Equity Interests of each Other Group Company. With respect to any Equity Interests in any Other Group Company that is owned directly or indirectly by Seller or its Affiliates or another Group Company, such owner is the record and beneficial owner of the Equity Interests of the applicable Other Group Company reflected to be owned by it on Section 3.05(b) of the Seller Disclosure Schedule, and such owner has good and valid title to such Equity Interests, free and clear of all Encumbrances, except for any Encumbrances arising under federal or state securities laws. All outstanding Equity Interests of each Other Group Company is duly authorized, validly issued and, if relevant, fully paid and non-assessable.

(ii)            Except as set forth on Section 3.05(b) of the Seller Disclosure Schedule, there are no outstanding warrants, purchase rights, conversion rights, exchange rights, options, calls, equity participation rights, pre-emptive rights, subscriptions, “phantom” equity or other rights, agreements, arrangements, convertible or exchangeable securities or other Contractual Obligations pursuant to which the Seller or any of its Affiliates or any Group Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Interests of any Other Group Company.

(iii)            The outstanding Equity Interests of the Other Group Companies are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Legal Requirement, the Organizational Documents of the Seller or any Affiliate of the Seller or any Other Group Company, or any Contractual Obligation to which the Seller, its Affiliates or any Other Group Company is subject. There are no voting trusts, proxies or other Contractual Obligations to which the Seller, its Affiliates or any Other Group Company is a party with respect to the voting of the Equity Interests of any Other Group Company.

(iv)            Except as set forth on Section 3.05(b)(iv) of the Seller Disclosure Schedule, there are no outstanding Contractual Obligations of any Group Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, other than its direct or indirect parent company or its Subsidiaries.

(c)            Except as set forth on Section 3.05(c) of the Seller Disclosure Schedule, no Group Company owns or holds the right to acquire any Equity Interests of any Person or has any direct or indirect equity or ownership interest in any other Person or business, or is a member of or participant in any partnership, joint venture or other Person.

Section 3.06      Financial Matters; Debt.

(a)            Financial Statements. Section 3.06(a) of the Seller Disclosure Schedule contains:

(i)            the audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations (with respect to South Fork, as applicable), income and cash flow of the Company for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (the audited consolidated balance sheet of the Company as of December 31, 2022 is referred to herein as the “Balance Sheet,” the financial statements described in this Section 3.06(a)(i) are collectively referred to herein as the “Company Historical Financial Statements”); and

(ii)            the unaudited consolidated balance sheet, statements of operations, income and cash flow of NewCo as of the nine months ended September 30, 2023 and for the year ended December 31, 2023 (together, the “NewCo Historical Financial Statements”) and the unaudited consolidated balance sheet, statement of operations, income and cash flow of Joint HoldCo as of the nine months ended September 30, 2023 and for the year ended December 31, 2023 (together, the “Joint HoldCo Financial Statements”);

(iii)            the trial balances of each Group Company as of December 31, 2023 (the “Interim Financial Statements” and, together with the Company Historical Financial Statements, NewCo Historical Financial Statements, and the Joint HoldCo Financial Statements, the “Financial Statements”).

(b)            Each balance sheet (including any related notes) included in the Financial Statements (i) was prepared in accordance with the relevant Books and Records on a consistent basis, (ii) has been prepared in accordance with GAAP, and (iii) presents fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Group Companies as of the date thereof, and each operating statement, income statement (including any related notes), cash flow statement and trial balance included in the Financial Statements (A) was prepared in accordance with the relevant Books and Records on a consistent basis, (B) has been prepared in accordance with GAAP, and (C) presents fairly in all material respects, in accordance with GAAP, the consolidated (or unconsolidated, with respect to the trial balances) results of operations and cash flow, respectively, of the Group Companies for the period set forth therein, subject, in the case of the Interim Financial Statements, to the absence of footnotes and year-end adjustments (which adjustments will not be, individually or in the aggregate, material to the Group Companies, taken as a whole) and the absence of related notes.

(c)            The Group Companies have no Debt.

Section 3.07      No Undisclosed Liabilities. Except for Liabilities (a) disclosed on Section 3.07 of the Seller Disclosure Schedule, (b) reflected and adequately reserved against in the Interim Financial Statements or (c) incurred in the ordinary course of business consistent with past practice after December 31, 2022 (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), no Group Company has incurred any Liability that would be required to be reflected or reserved against in a consolidated or unconsolidated balance sheet of the Group Companies prepared in accordance with GAAP and past accounting practices in excess of $500,000 in the aggregate. Deepwater Wind holds no assets and, since the Lookback Date has not incurred any Liabilities other than those arising out of or pursuant to that certain Option Agreement between Deepwater Wind, LLC and GridAmerica Holdings, Inc., dated December 15, 2017.

Section 3.08      Absence of Certain Developments. Except as set forth on Section 3.08 of the Seller Disclosure Schedule or expressly disclosed in the Financial Statements, since December 31, 2022, (a) there has not been any change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (b) each Group Company has conducted its respective business in the ordinary course, consistent with past practice, in all material respects, and (c) to the Knowledge of the Seller, no Group Company has taken any action that would have required the prior written consent of the Buyer under Section 5.01(a) if such action had been taken after the date hereof and prior to the Closing.

Section 3.09      Assets.

(a)            Except as set forth on Section 3.09(a) of the Seller Disclosure Schedule and except as would not reasonably be expected to be material to the Group Companies or the Projects, taken as a whole, (i) the Group Companies have good title to, or a valid leasehold interest in, or license to, all material tangible and intangible properties and assets (real, personal or mixed) of the Group Companies (collectively, the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) the Assets are in good operating condition and repair (subject to normal wear and tear) and, to the Knowledge of the Seller, have been maintained in all material respects in the same manner as a prudent operator would maintain such assets (subject to normal wear and tear), and are suitable, adequate and sufficient, in all material respects, for the conduct of the Business of the Group Companies.

(b)            Since the Lookback Date, there has not been a Casualty Event or any condemnation by any Governmental Authority, in each case that has, or would reasonably be expected to have, a Material Adverse Effect.

(c)            Other than (i) assets disposed of after the date of this Agreement in compliance with Section 5.01, (ii) pursuant to the Sunrise Spin-Out or (iii) pursuant to Contractual Obligations of the Seller existing as of the date hereof and set forth on Section 3.09(c) of the Seller Disclosure Schedule, and (iv) after giving effect to the Ancillary Agreements (including the RW Onshore CMA and the Orsted Services Agreements), the assets, properties (including the Real Property, Offshore Leases and the Easements), rights and facilities owned, leased or otherwise held by the Group Companies constitute all of the assets, properties, rights and facilities necessary for the continued conduct of the Business taking into account the current status of the Projects owned by the applicable Group Company.

Section 3.10      Real Property.

(a)            No Group Company owns or has owned any real property. Section 3.10(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of (i) all real property leased, subleased or licensed by any Group Company (the “Real Property”) including the street address or offshore location of such Real Property, (ii) all Leases related to the Real Property or to which a Group Company is a party, including the Offshore Leases and (iii) the material easements, rights-of-way and other similar rights in favor of any Group Company that relate to the Real Property, except for any easements which would not reasonably be expected to, individually or in the aggregate, be material to the operations of the Group Companies or the Projects (collectively, the “Easements”). Each material Lease was appropriately authorized and duly executed by, the applicable Group Company, and such Group Companies have good and valid leasehold interests (or similar rights) to the leasehold estates in the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. True, correct and complete copies of each material Lease for such Real Property and each Easement have been delivered to or made available to the Buyer. Except as set forth on Section 3.10(a)(ii) of the Seller Disclosure Schedule, with respect to each Lease and Easement: (A) each Lease and Easement is in full force and effect and is Enforceable against the applicable Group Company and, to the Seller’s Knowledge, each other party to such Lease in accordance with its terms; (B) no Group Company, nor to the Seller’s Knowledge, any other party to the Lease or Easement is in breach or default under such Lease or Easement where failure to cure would have an adverse effect on the Group Companies in any material respect and no event has occurred or circumstances exist which, with the passage of time, delivery of notice or both, would reasonably be expected to constitute such a breach or default of such Lease or Easement where failure to cure would have a Material Adverse Effect; (C) there are no material disputes with respect to any Real Property, Easement or Lease, and no written notice of (1) any pending eminent domain, condemnation, forfeiture or similar proceeding or (2) termination or acceleration of the term of any Lease or Easement, has been received by any Group Company, and to the Knowledge of the Seller, no portion of the Real Property or any Easement is subject to any pending or threatened eminent domain, condemnation, forfeiture or similar proceeding by any Governmental Authority; and (D) the applicable Real Property facility is open and operating in the ordinary course of business consistent with past practice.

(b)            The Group Companies validly hold, and possess all rights granted under, the Offshore Leases, free and clear of all Encumbrances, except for Permitted Encumbrances or as would not reasonably be expected to, individually or in the aggregate, be adverse to the development, construction, ownership or operation of the Projects in any material respect. No Offshore Lease is subject to any application or proceeding to amend, revoke, modify, consolidate, segregate, suspend, or transfer such Offshore Lease.

(c)            Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule, no Group Company is (i) a lessor or sublessor of, or makes available for use to any Person (other than a member of the Group Companies, their agents, contractors and other service providers) any of the Real Property or (ii) a grantee to any Person (other than a member of the Group Company, their agents, contractors and other service providers) of the right to exercise or enjoy any rights or privileges under any Easements.

Section 3.11      Intellectual Property.

(a)            Section 3.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Patents, Trademarks, Internet domain names and Copyrights included in the Owned Intellectual Property and that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Registered Intellectual Property”). To the Knowledge of the Seller, each item of Registered Intellectual Property is valid and enforceable, and each item of Registered Intellectual Property is subsisting and in full force and effect, except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies or the Projects in any material respect.

(b)            To the Knowledge of the Seller, except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, (i) the Group Companies exclusively own all beneficial and record right, title, or interest in or to the Owned Intellectual Property, and (ii) after giving effect to the Ancillary Agreements (including the RW Onshore CMA and the Orsted Services Agreements), the Group Companies own or otherwise have the right to use all material Intellectual Property necessary for the conduct of the Group Companies’ Business as currently conducted, in each of cases (i) and (ii) above, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)            To the Knowledge of the Seller, (i) the conduct of the Business of the Group Companies does not, and has not since the Lookback Date, infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person, and (ii) since the Lookback Date, no Owned Intellectual Property has been infringed, misappropriated or otherwise violated by any other Person, in each case except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies or the Projects in any material respect.

(d)            To the Knowledge of the Seller, except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, none of the Group Companies have, since the Lookback Date, (i) received written notice of any Action whether settled, pending or threatened in writing (A) alleging that any of the Group Companies has infringed, misappropriated, or otherwise violated the Intellectual Property of any Person or (B) challenging the validity, enforceability, registrability, or ownership of any Owned Intellectual Property or any of the Group Companies’ right, title or interest in or to any Owned Intellectual Property, and no such Action are pending against any Group Company, and (ii) made any written claim to a Person alleging that such Person has infringed, misappropriated, or otherwise violated any Owned Intellectual Property.

Section 3.12      Legal Compliance; Permits.

(a)            Except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies or the Projects in any material respect, no Group Company is, or has been since the Lookback Date, in violation of any applicable Legal Requirement, Permit or Government Order applicable to the Group Companies or the Projects. Except as set forth on Section 3.12(a) of the Seller Disclosure Schedule and as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies or Projects in any material respect, since the Lookback Date, (i) neither Seller, its Affiliates, nor any member of the Group Companies has received any written request for information, notification, demand letter, administrative inquiry or formal or informal written complaint or claim or, to the Knowledge of the Seller, communication from any Governmental Authority asserting that any member of the Group Companies is not in compliance in any material respect with any applicable Legal Requirement, Permit or Government Order, (ii) no member of the Group Companies has entered into or been subject to any Government Order, or (iii) to the Seller’s Knowledge, neither any member of the Group Companies nor any of the Projects has been the subject of any investigation or non-routine audit by any Governmental Authority with regard to any Legal Requirement or Government Order.

(b)            The Group Companies have all Permits that are necessary or otherwise reasonably required for, and material to, the operation of the Business taking into account the current status of the Projects (including those Permits required under Environmental Laws), and a complete and accurate list of each such Permit is set forth on Section 3.12(b) of the Seller Disclosure Schedule (the “Material Permits”). All such Material Permits are valid and in full force and effect, and the applicable Group Company is in compliance in all material respects with its obligations with respect thereto. Each Material Permit is held in the name of a Group Company, and if transfer of such Material Permit may be required between two or more Group Companies for the Group Companies to construct, develop, own, and operate the Project (as contemplated by the Group Companies as of the Closing Date), such transfer does not, to the Seller’s Knowledge, require authorization or approval by any Governmental Authority. To the Knowledge of the Seller, no claim to revoke, limit or modify any of such Material Permits has been served upon any of the Group Companies, or is pending or, to the Seller’s Knowledge, is threatened in writing against any of the Group Companies, and no event has occurred and no fact or circumstances exist that, without notice or the lapse of time or both, would reasonably be expected to result in revocation, limitation or modification of such Material Permits. To Seller’s Knowledge, the Group Companies have made available to Buyer a true and complete copy of each Material Permit.

(c)            Section 3.12(c) of the Seller Disclosure Schedule sets forth all pending applications for Material Permits and all Material Permits that are required to be obtained by the Group Companies for the construction, development, ownership, operation and maintenance of the applicable Project (as the Project is contemplated by the Group Companies as of the Closing Date) that have not been granted or issued, but excluding, in each case, short-term temporary Permits, that have been submitted by the Seller or the Group Companies. To the Knowledge of the Seller, no Group Company has received written notice from any Governmental Authority stating that it will not issue any Material Permit set forth in Section 3.12(c) of the Seller Disclosure Schedule or would impose conditions on the issuance of any Material Permit set forth in Section 3.12(c) of the Seller Disclosure Schedule that would materially impact the development, ownership, operation or maintenance of the Project, and, to the Seller’s Knowledge, no adverse comments have been filed with respect to such Permits with the applicable issuing Governmental Authority by any Person. To the Seller’s Knowledge, no event has occurred and no fact or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to result in the failure or inability to obtain, without material delay, or inability to maintain any Material Permit listed in Section 3.12(c) of the Seller Disclosure Schedule. To the Seller’s Knowledge, all Material Permits listed in Section 3.12(c) of the Seller Disclosure Schedule can be obtained by the Group Companies in the ordinary course of business on commercially reasonable terms consistent with the past practice of the applicable issuing Governmental Authority.

(d)            The Group Companies have all Material Permits necessary and sufficient for the construction of the Revolution Wind Project (including all Material Permits necessary for the commencement of the full scope of onshore and offshore construction).

(e)            Since the Lookback Date, no Group Company nor any of its officers or directors nor, to the Seller’s Knowledge, its other agents, in connection with the Business, has (i) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, nor (ii) otherwise violated any Anti-Corruption Laws.

(f)            Since the Lookback Date, no Group Company nor any of its officers or directors nor, to the Seller’s Knowledge, its other agents, in connection with the Business, has violated or is in violation of any Anti-Terrorism and Money Laundering Laws and Regulations.

(g)            No Group Company is party to any actual or, to the Seller’s Knowledge, threatened Action relating to any breach or suspected breach of Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws and Regulations.

(h)            To the Knowledge of the Seller, (i) the conduct of the Business of the Group Companies does not, and has not since the Lookback Date, violated any Jones Act Laws, and (ii) except as set forth on  Section 3.12(a) of the Seller Disclosure Schedule, none of the Group Companies have, since the Lookback Date, (A) received written notice of any Action whether settled, pending or threatened in writing (1) alleging that any of the Group Companies have violated any Jones Act Laws or (2) challenging the compliance of the vessel strategy (including the chartering and use by the Group Companies of non-U.S.-flagged wind turbine installation vessels paired with U.S.-flagged, coastwise feeder barges and attending tugs) for the development, construction, installation, operation, and maintenance of the Projects (the “Vessel Strategy”) with any Jones Act Laws, and no such Actions are pending against any Group Company, and (B) made any written claim to any Person (including any vessel owner or operator, or any contractor utilizing a vessel in the performance of its work) alleging that such Person has violated any Jones Act Laws or breached the terms and conditions of any charter (or other contract involving the use of a vessel) that require compliance with any Jones Act Laws.

(i)            The Vessel Strategy for each of the Revolution Wind Project and the South Fork Project is in compliance with all applicable Jones Act Laws, except to the extent as would not reasonably be expected to be adverse in any material respect to the Revolution Wind Project, the South Fork Project, or the Group Companies.

(j)            As of Closing, each of South Fork Wind, LLC and Revolution Wind, LLC will be an “exempt wholesale generator” as defined in the Public Utility Holding Company Act of 2005, and shall have submitted to FERC a notice of self-certification of exempt wholesale generator status pursuant to 18 C.F.R. § 366.7(a) (2023).

Section 3.13      Tax Matters.

(a)            Each Group Company has duly and timely filed all income Tax Returns and other material Tax Returns required to be filed by it (taking into account applicable extensions), and each such Tax Return is true, correct and complete in all material respects. All income and other material amounts of Taxes owed by each Group Company, or for which each Group Company could otherwise be liable, that have become due have been timely paid in full. There are no Encumbrances (other than Permitted Encumbrances) upon any of the Assets of any of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax. All material amounts of Taxes required to have been withheld and paid in connection with amounts paid by the Group Companies to any employee, independent contractor, creditor, stockholder, equityholder, member or other third party have been timely withheld and paid to the appropriate Governmental Authority.

(b)            There is no claim against a Group Company for any Taxes, and, to the Seller’s Knowledge, no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Group Company. There are no ongoing federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings with regard to Taxes or Tax Returns of or with respect to any Group Company, and, to the Seller’s Knowledge, no such audit, examination, investigation or other proceeding has been threatened in writing. No claim has been asserted in writing by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by, or be required to file Tax Returns in, that jurisdiction. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Group Company (other than those obtained in connection with automatic extensions to file Tax Returns obtained in the ordinary course of business), and there are no outstanding written requests, Contractual Obligations, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Group Company. No closing agreements pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements), private letter rulings, technical advice memoranda or other agreements have been entered into or issued by any Governmental Authority with or in respect of any Group Company, in each case, that would be binding upon such Group Company after the Closing Date.

(c)            No Group Company has ever been a member of any affiliated, consolidated, combined or unitary group filing consolidated or combined Tax Returns, other than any group the common parent of which is a Group Company. None of the Group Companies has any liability for the Taxes of any Person (other than any other Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise (other than pursuant to an Excluded Contract). No Group Company is party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than (i) the Company LLCA, (ii) the Joint HoldCo LLCA, (iii) that certain Limited Liability Company Agreement of NewCo, dated September 22, 2023 or (iv) other commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes (such agreements or arrangements, “Excluded Contracts”)).

(d)            None of the Group Companies has changed or revoked any material Tax election, changed any method of accounting for purposes of any material amount of Tax, amended any income or other material Tax Return, surrendered any right to claim a material refund of Taxes, or settled or compromised any Action in respect of a material amount of Taxes.

(e)            None of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements) in connection with any change in accounting methods for Tax purposes on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date or (v) a prepaid amount received on or prior to the Closing Date.

(f)            There is no application by any Group Company pending with any Governmental Authority requesting permission for any changes in any of its accounting methods or other material tax elections for Tax purposes.

(g)            None of the Group Companies has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)            Each of NewCo, the Company, Joint HoldCo and TurbineCo is, and has been since its formation, classified for U.S. federal income tax purposes as either a disregarded entity or a partnership.

(i)            Each Corporate Holding Company has filed an initial election on IRS Form 8832, effective as of the date of its formation, electing to be classified for U.S. federal income tax purposes as a corporation, and has not filed any other elections or taken any other actions to change its classification for U.S. federal income tax purposes. Each DRE Holding Company is, and has been since formation, classified for U.S. federal income tax purposes as a disregarded entity.

(j)            Each of the Group Companies (other than those described in clause (h) and clause (i) of this Section 3.13) is, and has been since its formation, classified for U.S. federal income tax purposes as a disregarded entity.

(k)            Each Project is located outside of U.S. territorial waters and the description of the physical location of each Project as set forth in the information made generally available to the public by the U.S. Bureau of Ocean Energy Management is true, correct and complete in all respects.

(l)            Under applicable Legal Requirements as in effect on the date hereof, other than with respect to the National Grid Option, no facts or circumstances concerning the Projects or the ProjectCos exist that would reasonably be expected to hinder, impair, restrict, limit, preclude, or disqualify the Projects from qualifying for, and producing and giving rise to, Renewable Energy Incentives or result in reduction, loss, or recapture of the Renewable Energy Incentives assumed in the Agreed Model.

(m)            No portion of any property that is part of the Projects or the Projects’ assets has benefited from the proceeds of any grant or rebate program that would cause a reduction in the amount of the energy credit pursuant to Section 48 of the Code with respect to the Projects or the Projects’ assets, and no application with respect to any such grant or rebate has been filed or submitted.

(n)            No property that is part of the Projects or the Projects’ assets is or has been (i) “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168 of the Code, (ii) imported property of the kind described in Section 168(g)(6) of the Code, or (iii) property used by a Person described in Section 50(b)(3) of the Code.

(o)            Each Project began construction within the meaning of and for the purposes of Sections 48(a)(9) and 45(b)(6) of the Code on or prior to January 28, 2023. The Wind Turbines included in each Project constitute a “single facility” for purposes of determining when such Project began construction within the meaning of and for the purposes of Sections 48(a)(9) and 45(b)(6) of the Code.

(p)            With respect to each Holding Company, such Holding Company has not undertaken any activities or owned any assets since its formation (other than ownership of the Company Interests beginning on the Closing Date) that would give rise to liability for Taxes or Tax reporting obligations, in each case other than by virtue of being part of the consolidated tax group that includes the Seller.

Section 3.14      Labor Matters. Since the Lookback Date, no Group Company has had any employees or had any Liability under applicable labor and employment laws with respect to any current or former employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work directly in connection with the business of any Group Company or the Projects. No Group Company is, or has ever been, party to, or bound by, any collective bargaining agreement, memorandum of understanding, or other Contractual Obligation with any labor union, trade union, labor organization, works council or similar representative of employees. There is no labor union organizing campaign or certification petition or similar proceeding pending or, to the Knowledge of the Seller, threatened in writing with respect to any individual who provides services to any Group Company or Project.

Section 3.15      Employee Benefit Plans. Since the Lookback Date, no Group Company or any ERISA Affiliate of any Group Company has sponsored, maintained or contributed to any Benefit Plans. For purposes of this Agreement, “Benefit Plan” will mean: (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), and each “employee welfare benefit plan” (within the meaning of Section 3(10) of ERISA), and (b) employment, individual independent contractor, consulting, pension, defined contribution, retirement, deferred compensation, supplemental retirement, bonus, incentive compensation, equity-based compensation, tuition, vacation, medical, post-termination or retiree health or welfare, vision, dental, disability or other health plans, life insurance, paid time off, material fringe benefit, profit sharing, severance, termination pay, retention or change in control plan agreement, plan, policy, practice or program, and each other benefit or compensation plan or arrangement, in each case, that any Group Company sponsors, maintains or contributes to for the benefit of current or former directors, officers or independent contractors of the Group Companies, or with respect to which any Group Company has any liability (contingent or otherwise).

Section 3.16      Environmental and Natural Resources Matters.

(a)            (i) the Group Companies are, and have been, since the Lookback Date, in material compliance with all Environmental and Natural Resources Laws except for matters that have been resolved; (ii) to the Knowledge of the Seller, there has been no material Release or threatened Release of any Hazardous Substance on, upon, into or from any of the premises of the Real Property (the “Premises”) for which Release or threatened Release any Group Company could have liability under Environmental and Natural Resources Law or pursuant to any lease with respect to Real Property or any other Contractual Obligation, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Group Companies; (iii) to the Knowledge of the Seller, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, the Premises, except in compliance with Environmental and Natural Resources Law; (iv) there are no ongoing, pending or, to the Knowledge of the Seller, planned actions to investigate, remediate or otherwise respond to Hazardous Substance Releases that have occurred upon, into or from the Premises, whether such actions are to be taken by a Group Company or a third party; (v) no Group Company is subject to any material ongoing obligations pursuant to a consent order or other agreement relating to alleged violations by any Group Company of Environmental and Natural Resources Law occurring in connection with the Premises or any other Asset; and (vi) no written notice under any Environmental and Natural Resources Law has been received since the Lookback Date from any Governmental Authority that is currently outstanding concerning the Release or possible Release of Hazardous Substances.

(b)            The Group Companies have made available to the Buyer all material information in the possession of to the Group Companies relating to proposed mitigation, conditions, or alternative project design parameters arising from pending proceedings relating to the issuance of Material Permits pursuant to Environmental and Natural Resources Law.

(c)            The Group Companies have made available to the Buyer copies of all material environmental reports, surveys, and audits pertaining to the Leases, their use or development, or any other property currently or formerly owned, leased, developed, used, or operated by the Group Companies, in each case that are within the Group Companies’ possession or control.

Section 3.17      Regulatory Matters.

(a)            Each of South Fork and Revolution Wind has MBR Authority. To the Seller’s Knowledge, the MBR Authority of South Fork and Revolution Wind is in full force and effect, and each of South Fork and Revolution Wind is in compliance with the requirements of FERC applicable to its respective MBR Authority. Neither respective MBR Authority is the subject of any pending or, to the Seller’s Knowledge, threatened, judicial or administrative proceeding to revoke or modify such MBR Authority.

(b)            There is no complaint, notice of investigation, notice of penalty, or administrative proceeding pending before FERC, NERC, any regional transmission organization or independent system operator, or any state public utility commission or public service commission (or similar), and to the Seller’s Knowledge, threatened complaints, notices of investigation, notices of penalty, or administrative proceedings before the same relating to an alleged violation of any applicable rule or regulation with respect to the Projects.

Section 3.18      Contracts.

(a)            Except as set forth on  Section 3.18 of the Seller Disclosure Schedule which sets forth an accurate and complete list of the following Contractual Obligations, no Group Company is a party to or bound by any Contractual Obligation (the following Contractual Obligations, the “Disclosed Contracts”); provided that certain contracts set forth on Section 3.18(b) of the Seller Disclosure Schedule that are marked as not having been provided due to confidentiality reasons shall not be deemed Disclosed Contracts, and that any items marked with an asterisk pursuant to the last paragraph of the cover page to the Disclosure Schedules shall only become Disclosed Contracts once disclosed in accordance with that paragraph:

(i)            that constitutes an interconnection contract, an electricity transmission contract, electricity interconnection contract or shared facilities contract, renewable energy credit contract, commitment to supply electric capacity, power purchase contract or other offtake contract;

(ii)            that constitutes an operation, maintenance or management contract;

(iii)            that constitutes a contract for the construction (including engineering, procurement and construction) or design-build of any Project, pursuant to which any Group Company would reasonably be expected to pay more than $10,000,000 in the aggregate over the term of such contract, in each case, other than the Ancillary Agreements;

(iv)            that constitutes an equipment supply contract, including in respect of wind turbines, transformers, foundations, monopiles, transition pieces, substations or cables;

(v)            containing a covenant by any Group Company not to compete or otherwise purporting to limit in any material respect the manner in which, or the localities in which, any Group Company may conduct business;

(vi)            (A) involving any lease of personal property by or to any Group Company with rentals in excess of (or reasonably anticipated to be in excess of) $5,000,000 per year or (B) involving the acquisition or disposition of any real property or any interest therein (including option contracts);

(vii)            relating to or evidencing any Debt;

(viii)            for abatement of taxes, or payments in lieu of taxes, for the Projects;

(ix)            establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement;

(x)            under which any Group Company has permitted any Asset or Real Property to become subject to an Encumbrance (other than a Permitted Encumbrance) or under which any Group Company has extended credit to any Person;

(xi)            with any Governmental Authority, other than Material Permits set forth on Section 3.12(b) of the Seller Disclosure Schedule;

(xii)            that is an Affiliate Contract, including any Affiliate Contract under which any member of any Group Company has advanced or loaned an amount to any of its Affiliates or officers, directors or independent contractors and any Affiliate Contracts executed in connection with the South Fork Spin-Out;

(xiii)            (A) for the purchase or sale of products, supplies, goods, equipment or other asset or non-real property in excess of $10,000,000 in the aggregate, (B) for the receipt or provision of services with payments or reasonably anticipated payments by the Group Companies in excess of $10,000,000 in the aggregate or (C) that otherwise provides for aggregate future payments to or from the Group Companies in excess of $10,000,000 per calendar year;

(xiv)            that contain “most favored nation,” “exclusivity” or “total requirements” provisions for the benefit of a third party;

(xv)            that is a Lease;

(xvi)            that contains any indemnification provisions (other than standard indemnification provisions entered into in the ordinary course of business), deferred payment, “earnout” or similar obligations that are ongoing and have not been satisfied;

(xvii)            that (A) contains a put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any assets or equity interests of any Person or (B) grants any preferential purchase rights, rights of first offer or refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by any Group Company;

(xviii)            pursuant to which (A) Intellectual Property or Software that is material to any Group Company is licensed to a Group Company (other than “shrink wrap” licenses and other widely available off-the-shelf commercial Software or services) or (B) a Group Company has granted a right with respect to material Owned Intellectual Property or Software, other than non-exclusive licenses granted to a Group Company’s customers, consultants, contractors or service providers in the ordinary course of business and consistent with past practice;

(xix)            involving any resolution or settlement of any Action with a value greater than $1,000,000 or that imposes continuing obligations or restrictions on any of the Group Companies; or

(xx)            that is a legally binding commitment to enter into any of the foregoing.

The Seller has delivered to the Buyer accurate and complete copies of each Disclosed Contract (including any amendments, supplements or other modifications thereto and all other material documents, agreements and undertakings related thereto, including work orders, purchase orders, change orders and similar documents). Each Disclosed Contract is Enforceable against the applicable Group Company and, to the Seller’s Knowledge, each other party to such Contractual Obligation in accordance with its terms, is in full force and effect as of the date hereof, and, subject to obtaining any necessary consents disclosed on Section 3.03 and Section 3.04 of the Seller Disclosure Schedule, will continue to be so Enforceable and in full force and effect following the consummation of the transactions contemplated hereby. No Group Company nor, to the Seller’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, any Disclosed Contract, or has repudiated any material provision of any Disclosed Contract, and, to the Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Disclosed Contract, except for breaches, violations or defaults as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect. To the Knowledge of Seller, no Group Company has received any oral or written notice that any party intends to terminate, cancel, or not renew, breach or amend the terms of, or accelerate or delay the maturity or performance of any Disclosed Contract except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect.

Section 3.19      Related Party Transactions. Section 3.19 of the Seller Disclosure Schedule sets forth a true and complete list of all Affiliate Contracts. Except as set forth on Section 3.19 of the Seller Disclosure Schedule; provided that an Affiliate Contract that Seller is unable to provide pursuant to confidentiality obligations is set forth on Section 3.19(I) of the Seller Disclosure Schedule. Neither the Seller, nor, to the Knowledge of the Seller, Orsted or their respective Affiliates is a party to any Affiliate Contract or otherwise involved in any material business arrangement or relationship with any Group Company, other than agreements and transactions solely between one or more Group Companies or that will terminate pursuant to the terms hereof or in connection with the Sunrise Spin-Out.

Section 3.20      Litigation; Government Orders. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, there are no, and since the Lookback Date, there have not been any Actions pending or, to the Seller’s Knowledge, threatened in writing in law or in equity or before any Governmental Authority against any Group Company or, to the Knowledge of the Seller, any of their respective officers, directors, managers, members or employees that would reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect. No Group Company or, to the Knowledge of the Seller, any of their respective officers, directors, managers, members or employees is, or has been since the Lookback Date subject to any Government Order that is currently in effect that would reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect. There are no, and since the Lookback Date, there have not been any, Actions pending or, to the Seller’s Knowledge, threatened in writing in law or in equity or before any Governmental Authority against Seller or any of its officers, directors, managers, members or employees or otherwise affecting Seller or any of its officers, directors, managers, members or employees, and none of Seller or any of its officers, managers, members or employees is subject to any Government Order that would reasonably be expected to materially impair or delay the Seller from consummating the transactions contemplated by this Agreement or otherwise prevent the Seller from performing in all material respects its obligations hereunder. There are no unsatisfied judgments, penalties, Government Orders or awards against or affecting the Group Companies that would reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect.

Section 3.21      Insurance. Section 3.21 of the Seller Disclosure Schedule lists all material insurance policies carried by or for the benefit of the Group Companies or the Projects (the “Policies”). The Group Companies have since the Lookback Date maintained each of the Policies in full force and effect and each of the Policies are in full force and effect as of the date hereof. All premiums payable to date have been paid, and no Group Company or any Affiliate thereof (or Seller or any Affiliate thereof) has received written notice of a material default with respect to its obligations under, or written notice of cancellation or non-renewal of, any of such Policies. There has been no material claim made under any of the Policies with respect to a Project. The Group Companies and their respective Assets have always been insured in amounts and against such risks as required by applicable Legal Requirements and any material Contract to which the applicable Group Company is a party, except as would not reasonably be expected to be adverse to the Group Companies in any material respect. All material Assets are insured to the full replacement value of such Assets. The Seller has delivered to Buyer true, complete and correct copies of each Policy (including any amendments, supplements or other modifications thereto).

Section 3.22      Project Studies. Section 3.22 of the Seller Disclosure Schedule contains a true, complete and correct list of material Project Studies. The Seller has delivered to the Buyer, to the extent in possession of or otherwise available to the Seller or its Affiliates, and to the extent not otherwise publicly available, true, complete and correct copies of each Project Study.

Section 3.23      Sanctions. None of the Group Companies is a Person that (a) is owned or controlled by, or acting on behalf of a Sanctioned Person, (b) is a Sanctioned Person, (c) has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, (d) has engaged, nor is now engaged in, any activities, transactions, business, or dealings in or with or from or to any Sanctioned Country, (e) is otherwise a target of Sanctions signifying a Person whom a Person or other national of a Governmental Authority that administers Sanctions would be prohibited or restricted by applicable Legal Requirement from engaging in trade, business or other activities, or (f) has otherwise violated Sanctions.

Section 3.24      Health and Safety Matters. To the Seller’s Knowledge, there is no, and since the Lookback Date there has not been any, Action pending or threatened in writing against any Person acting as a contractor for any of the Group Companies, or any subcontractor thereof, that relates to health and safety matters except as would not reasonably be expected to, individually or in the aggregate, be adverse to the Group Companies in any material respect.

Section 3.25      Support Obligations. Section 3.25 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Support Obligations for which Seller or its Affiliates is an obligor and, to the Knowledge of Seller, for which other Persons are obligors and, for Support Obligations between the members of a Group Company and such Group Company, identifies the Person providing the applicable Support Obligation, the underlying Contractual Obligation under which such Support Obligation is posted and the required amount of credit support provided thereby. None of Seller or any of its Affiliates, as obligor under any Support Obligation, is in material breach or default with respect to any Support Obligations, and no event has occurred that, with notice or the passage of time or both would result in a material breach or default by Seller or any of its Affiliates with respect to the Support Obligations. To the knowledge of Seller, no Person (other than Seller or any of its Affiliates), as obligor under any Support Obligation, is in material breach or default with respect to any Support Obligations, and no event has occurred that, with notice or the passage of time or both would result in a material breach or default by any such Person with respect to the Support Obligations.

Section 3.26      Books and Records. To the Seller’s Knowledge, all Books and Records have been maintained in accordance with Legal Requirements in all material respects and in the ordinary course of business.

Section 3.27      No Other Business. Other than the Business and the business of developing, constructing and operating the Sunrise Wind Project, the Group Companies do not conduct, and have not since the Lookback Date conducted, any other business, operation or activity.

Section 3.28      No Brokers. Except as set forth on Section 3.28 of the Seller Disclosure Schedule, the Seller and the Group Companies have not entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements and the Seller and the Group Companies do not (and neither Buyer nor any of its Affiliates will) have any liability of any kind to, or is subject to any claim of any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated hereby.

Section 3.29      Solvency. After giving effect to the transactions contemplated by this Agreement, including Article II, the Seller (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (b) will have adequate capital and liquidity with which to engage in its business.

Section 3.30      Exclusivity of Representations and Warranties. The representations and warranties made by the Seller in this Article III and in the Seller Compliance Certificate are the exclusive representations and warranties made by the Seller relating to the Seller and the Group Companies. Each of the Seller and the Group Companies hereby disclaims any other express or implied representations or warranties, whether written or oral. Except for the representations and warranties made by the Seller in this Article III and the representations and warranties made by the Seller in the Seller Compliance Certificate, none of the Seller or the Group Companies is, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Group Companies. Neither the Seller, the Group Companies nor any other Person makes or has made any other express or implied representation or warranty with respect to the Seller or any express or implied representation or warranty with respect to the Group Companies or the transactions contemplated hereby other than the representations and warranties made by the Seller in this Article III and the representations and warranties made by the Seller in the Seller Compliance Certificate, and each of the Seller and the Group Companies disclaim any other representations or warranties, whether made by the Seller, the Group Companies or any of their respective Affiliates or any of their or their Affiliates’ respective Representatives, other than in the case of Fraud (collectively, “Related Persons”). Notwithstanding anything to the contrary in this Section 3.30, the Parties acknowledge and agree that the Parties are relying on the Agreed Model and the assumptions specified for purposes of the purchase price adjustments set forth in Article II.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER.

In order to induce the Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows, except as set forth on the Buyer Disclosure Schedule (subject to Section 10.12):

Section 4.01      Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Buyer is duly qualified to do business and in good standing in each jurisdiction in which it owns assets or leases real property or conducts business and is required to so qualify.

Section 4.02      Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is, or at the Closing will be, a party and the consummation of the transactions contemplated hereby by the Buyer are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is, or at the Closing will be, a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Buyer and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.

Section 4.03      U.S. Person. Each Additional Buyer that is acquiring a DRE Holding Company by way of a DRE Merger pursuant to the terms of the Reorg and Merger Agreement is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and related Treasury Regulations).

Section 4.04      Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, EU Merger Regulation and any other applicable Antitrust Laws and (b) the FERC Approval, the PSC Approval and such additional governmental filings and approvals (if any) as set forth on Section 4.04 of the Buyer Disclosure Schedule, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Buyer for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party or (ii) consummation of the transactions contemplated hereby or thereby by the Buyer.

Section 4.05      Noncontravention. Except as set forth on Section 4.05 of the Buyer Disclosure Schedule, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will:

(a)            assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities to the extent contemplated by Section 3.03 and Section 4.04, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Legal Requirement applicable to the Buyer, except as would not reasonably be expected to, individually or in the aggregate, materially impair or delay the Buyer from consummating the transactions contemplated by this Agreement or otherwise prevent the Buyer from performing in all material respects its obligations hereunder (a “Buyer Material Adverse Effect”); or

(b)            result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, give rise to any change of control, give any Person additional rights or compensation under, or give rise to a loss of a material benefit under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Buyer, or (ii) the Organizational Documents of the Buyer, except, in the case of the foregoing clause (b) as would not reasonably be expected to, individually or in the aggregate, be adverse to the Buyer in any material respect.

Section 4.06      Litigation. There are no, and since the Lookback Date, there have not been any, Actions pending or, to Buyer’s Knowledge, threatened in writing in law or in equity or before any Governmental Authority against Buyer or any of its officers, directors, managers, members or employees or otherwise affecting Buyer or any of its officers, directors, managers, members or employees, and none of Buyer or any of its officers, managers, members or employees is subject to any Government Order, except, in each case, to the extent the same would not reasonably be expected to materially impair or delay the Buyer from consummating the transactions contemplated by this Agreement or otherwise prevent the Buyer from performing in all material respects its obligations hereunder.

Section 4.07      Debt Commitment Letter.

(a)            Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller a duly executed Debt Commitment Letter. The Debt Commitment Letter is not subject to any conditions or other similar contingencies other than as expressly set forth therein that would permit the Debt Financing Parties to reduce the aggregate principal amount of the Debt Financing below an amount necessary to consummate the transactions contemplated hereby, including any condition relating to the amount or availability of the Debt Financing pursuant to any “flex” provision, and not redacted in the version provided to the Seller, is in full force and effect, and, to the Knowledge of the Buyer, represents a legal, valid and binding obligation of the Debt Financing Sources, Enforceable, to the Knowledge of the Buyer, against the Debt Financing Sources in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter.

(b)            The Debt Commitment Letter has not been amended, supplemented or modified, and no provision thereof has been waived, to the Knowledge of the Buyer, no such amendment, restatement, supplement, modification or waiver is contemplated or pending (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and, to the knowledge of the Buyer, no such withdrawal, termination or rescission is contemplated. There are no side letters or other contracts or arrangements related to the Debt Financing other than as expressly set forth in the Debt Commitment Letter delivered to the Seller. Assuming the conditions set forth in Article VI are satisfied at the Closing, the aggregate proceeds contemplated to be provided under the Debt Commitment Letter will be sufficient when funded for Buyer to pay and satisfy in full (i) its obligations pursuant to Section 2.04 and (ii) all fees and expenses and other obligations of the Buyer and its Affiliates in connection with this Agreement and the Debt Commitment Letter.

(c)            All commitments and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full. Assuming the conditions set forth in Article VI are satisfied at the Closing, the Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or the full amount of the Debt Financing will not be available to the Buyer on the Closing Date.

Section 4.08      Buyer Limited Guarantee. Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller the Limited Guarantors’ duly executed Buyer Limited Guarantee, dated as of the date of this Agreement. The Buyer Limited Guarantee is in full force and effect, and is a legal, valid and binding obligation of the Limited Guarantors, Enforceable against the Limited Guarantors in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Limited Guarantors under the Buyer Limited Guarantee.

Section 4.09      No Brokers. The Buyer has not entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

Section 4.10      Buyer’s Reliance. The Buyer (a) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Group Companies, and (b) in determining to proceed with any of the transactions contemplated hereby has not relied in any material respect on any statements or information other than the representations and warranties expressly set forth in Article III of this Agreement, as qualified by the Seller Disclosure Schedule (subject to Section 10.12) and the representations and warranties set forth in the Seller Compliance Certificate. The Buyer acknowledges that none of the Group Companies, the Seller or any of their respective Affiliates or Representatives, Orsted North America Inc. or any of its Affiliates, or other Related Persons have made, nor will any of them be deemed to have made (and nor has the Buyer or any of its Affiliates or Representatives relied upon) any representation, warranty, promise or other statement, express or implied, with respect to the Group Companies, the Seller or the Business or the transactions contemplated hereby, other than the representations and warranties expressly set forth in Article III of this Agreement, as qualified by the Seller Disclosure Schedule (subject to Section 10.12) and the representations and warranties of any such Persons set forth in the Seller Compliance Certificate. Except in the case of Fraud, the Buyer acknowledges and agrees that none of the Group Companies, the Seller, Orsted North America Inc. or any of its Affiliates, or any other Person will have or be subject to any liability to the Buyer or its Affiliates, resulting from the Buyer’s or its Affiliates’ use of any information, documents or material made available in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except as expressly set forth in Article III of this Agreement or the representations and warranties of any such Person set forth in the Seller Compliance Certificate. Without limiting the foregoing, the Buyer acknowledges and agrees that Orsted will not have or be subject to any liability to the Buyer under this Agreement. The Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, as qualified by the Seller Disclosure Schedule (subject to Section 10.12) and the representation and warranties set forth in the Seller Compliance Certificate, the Assets and the Business of the Group Companies are being transferred on a “where is” and, as to condition, “as is” basis. Notwithstanding anything to the contrary in this Section 4.10, the Parties acknowledge and agree that the Parties are relying on the Agreed Model and the assumptions specified therein for purposes of the purchase price adjustments set forth in Article II.

Section 4.11      Exclusivity of Representations and Warranties. The representations and warranties made by the Buyer in this Article IV and the representations and warranties made by the Buyer under the Buyer Compliance Certificate are the exclusive representations and warranties made by the Buyer relating to the Buyer. The Buyer hereby disclaims any other express or implied representations or warranties, whether written or oral. Except for the representations and warranties made by the Buyer in this Article IV and the representations and warranties made by the Buyer under the Buyer Compliance Certificate, the Buyer is not, directly or indirectly, making any representations or warranties. Neither the Buyer nor any other Person makes or has made any other express or implied representation or warranty with respect to the Buyer or the transactions contemplated hereby other than the representations and warranties made by the Buyer in this Article IV and the representations and warranties made by the Buyer in the Buyer Compliance Certificate, and the Seller disclaims any other representations or warranties, whether made by the Buyer or any of its Affiliates or any of their or their Affiliates’ respective Representatives, other than in the case of Fraud. Notwithstanding anything to the contrary in this Section 4.11, the Parties acknowledge and agree that the Parties are relying on the Agreed Model and the assumptions specified for purposes of the purchase price adjustments set forth in Article II.

Article V
COVENANTS OF THE PARTIES.

Section 5.01      Pre-Closing Operation of the Business.

(a)            Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, and except (i) with the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed, (ii) to the extent described on Section 5.01(a) of the Seller Disclosure Schedule or (iii) as required by applicable Legal Requirement, the Group Companies will, and the Seller will use commercially reasonable efforts to cause the Group Companies to, conduct the Business in the ordinary course of business.

(b)            Specific Prohibitions. Without limiting the generality or effect of Section 5.01(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, the Seller will (i) not take any action (or cause such action to be taken) that specifically requires member approval under the Existing LLC Agreement or the Existing Joint HoldCo LLC Agreement without the prior written consent of the Buyer, (ii) consult with the Buyer with respect to any action that specifically requires Board of Managers or Board of Directors (as applicable) approval under the Existing LLC Agreement or the Existing Joint HoldCo LLC Agreement; provided, that such consultation does not result in any action or inaction that would result in the Seller breaching any of its obligations (or that would result in any other party to breach any of its obligations) under the Existing LLC Agreement or the Existing Joint HoldCo LLC Agreement, and (iii) except as otherwise approved in advance in writing by the Buyer, not, and shall cause each Group Company not to:

(A)            hire any employee or establish, adopt, enter into or become bound by any (x) collective bargaining agreement or other Contractual Obligation with any labor union, trade union, works council, or similar representative or (y) Benefit Plan;

(B)            (x) amend or waive any provision of the Organizational Documents of any Group Company, other than ministerial amendments or (y) form any Subsidiary and enter into any Organizational Document with respect to any such Subsidiary, in each case unless reasonably required in order to facilitate the Sunrise Spin-Out or the Pre-Closing Reorganization;

(C)            (x) authorize or reserve for issuance, issue, grant, sell, deliver, dispose of or pledge or otherwise encumber any Equity Interests or other securities of any Group Company or (y) split, combine, reclassify or subdivide any Equity Interests of any Group Company;

(D)            enter into or adopt a plan of or otherwise take any action for the complete or partial liquidation, dissolution, merger, combination, consolidation, sale of all or substantially all of the assets, restructuring, recapitalization or other reorganization of any Group Company (other than this Agreement);

(E)            engage in any new line of business or abandon or discontinue any existing line of business;

(F)            except as required by GAAP or applicable Legal Requirement, change any financial accounting methods, principles or practices;

(G)            (x) sell, transfer, lease, sublease, license, assign, convey or otherwise dispose of any of the material properties or assets (excluding Intellectual Property) of the Group Companies to any Person (other than to any other Group Company); provided, that the Group Companies may sell, transfer or otherwise dispose of any obsolete, unusable or unneeded parts and equipment in the ordinary course of business, or (y) pledge or otherwise encumber or permit any Encumbrance to exist against any such properties or assets or against the Equity Interests of any Group Company, except for Permitted Encumbrances;

(H)            (x) sell, assign, transfer, lease, license, sublease or otherwise dispose of any interest in the Real Property to any Person or (y) pledge or otherwise encumber any interests in the Real Property, except for pledges or encumbrances that are Permitted Encumbrances;

(I)            permit any Group Company to create, incur or assume any Debt;

(J)            (x) permit any Group Company to assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any obligations of any Person or (y) make any loans, advances or capital contributions to or investments in any Person (other than any other Group Company);

(K)            enter into, terminate, assign, renew, or amend or waive any material provision of, any Affiliate Contract (except for Affiliate Contracts that will be terminated in accordance with this Agreement no later than Closing without any further obligation or liability of any Group Company) or release any rights thereunder;

(L)            amend in any material respect any construction plan or construction timeline with respect to any Project;

(M)            materially delay or fail to make material capital expenditures that it is obligated to make pursuant to by the Existing LLC Agreement and the Existing Joint HoldCo LLC Agreement with respect to the applicable portion of the period from the date hereof through the Closing Date;

(N)            initiate, commence, cancel, discharge, settle, waive or acknowledge any Action exceeding an amount of $5,000,000 individually or exceeding an amount of $10,000,000 in the aggregate, or resulting in any obligations or restrictions of the Group Companies after the Closing;

(O)            (1) make any settlement of or compromise any material Tax liability, (2) make or adopt any material, or change any, Tax election or Tax method of accounting, (3) surrender any right to claim a refund of a material amount of Taxes, (4) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (5) cause any such Group Company to fail to pay any material amount of Taxes that become due and payable by any such Group Company prior to the Closing or (6) take any other action that would have the effect of adversely impacting any Renewable Energy Incentives of a Group Company (or Buyer or its direct or indirect owners in respect thereof) for any period after the Closing Date;

(P)            enter into, assign, renew, amend or terminate, or waive any right under, grant any consent with respect to, or fail to comply in any material respect with, (x) any Disclosed Contract or Contractual Obligation that would be a Disclosed Contract if in existence on the date hereof or (y) any material Permit, except for amendments that are administrative or ministerial or any renewals in the ordinary course of business;

(Q)            cancel or materially change coverage under any insurance policy of any Group Company, except for coverages which are no longer available on commercially reasonable terms;

(R)            make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type; or

(S)            agree or commit, whether in writing or otherwise, to do any of the foregoing;

provided that, to the extent the Seller’s authority to unilaterally cause any Group Company to refrain from taking any of the actions described in the foregoing clauses (A) through (S) is expressly limited by the terms of the Existing LLC Agreement or the Existing Joint HoldCo LLC Agreement, with respect to such action, the Seller shall promptly upon, but in any event within two (2) Business Days of, becoming aware of such action (w) promptly notify the Buyer of such action and its limited authority with respect thereto, (x) use commercially reasonable efforts to take actions within its power to ensure that the Group Companies do not take such specified action if Buyer promptly provides written notice that it does not agree with the taking of such specified action and (y) withhold its consent (to the extent such consent is permitted or required) from any action (or inaction) of the Group Companies that could reasonably be expected to result in any Group Company taking such specified action, if Buyer promptly provides written notice that it does not agree with the taking of such specified action.

Section 5.02      Post-Closing Operation of Projects.

(a)            With respect to the Revolution Wind Project, from the Closing until COD of the Revolution Wind Project, the Buyer will not, without the Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, directly or indirectly consent to the following actions, in each case, solely to the extent that (i) the particular action being undertaken would reasonably be expected to materially adversely impact the Purchase Price Adjustments, and (ii) approval of the Buyer with respect to such action is required pursuant to the Company LLCA:

(i)            any change to the purpose or principal nature of the business of Revolution Wind or any of its Subsidiaries or entering into a new line of business or material change in regulatory status of the Revolution Wind or any of its Subsidiaries under applicable Legal Requirement;

(ii)            approval of any expenditures in excess of any budget under the Company LLCA that are not permitted overruns, emergency expenditures or immediate action expenditures;

(iii)            any amendment to the project construction timetable that would reasonably be expected to result in a material delay in the expected COD of such Project;

(iv)            any transfer of Equity Interests in the Company, Revolution Wind or any of its Subsidiaries; provided that any direct or indirect transfer of the Equity Interests held directly or indirectly by the Buyer in the Company, Revolution Wind or any of its Subsidiaries that is not in breach of Section 5.04 shall not require the Seller’s prior written consent;

(v)            the creation or issuance of any membership interests of the Company, Revolution Wind or any of their respective Subsidiaries or the grant of any option or rights to subscribe for or to convert any instrument into membership interests, or the admission of any new member to any Group Company;

(vi)            any dissolution, liquidation, merger, consolidation, sale or other strategic business combination of the Company, Revolution Wind or any of their respective Subsidiaries by merger or otherwise, whether in a single transaction or a series of related transactions, in each case, other than in connection with an Abandonment with respect to which the Seller has determined not to exercise its Abandonment Purchase Option (or in connection with a Spin Out if the Seller has determined to exercise its Abandonment Purchase Option);

(vii)            any material disposition by the Company, Revolution Wind or any of their respective Subsidiaries any material Assets that are used in connection with the business of the Revolution Wind Project;

(viii)            the incurrence of any indebtedness or the creation of any charge or security over any Assets of the Company, Revolution Wind or any of their respective Subsidiaries that are used in connection with the business of the Revolution Wind Project, in each case, other than Permitted Encumbrances or any transaction relating to the Debt Financing;

(ix)            any amendment to the Company LLCA or any other limited liability company or similar agreement or certificate of formation of Revolution Wind or any of their respective Subsidiaries that would limit Buyer’s consent or approval rights with respect to the matters contemplated by this Section 5.02 in any material respect.

(b)            Each request by the Buyer to the Seller for its consent to any of the actions described in Section 5.02(a) (each, a “Consent Request”) shall be in writing and shall include, if reasonably determined by the Buyer, notice that a failure to take the action subject of the Consent Request would reasonably be expected to result in Abandonment of the Project (including reasonable detail regarding the basis for the Buyer’s determination that such failure would reasonably be expected to result in Abandonment). The Seller will use commercially reasonable efforts to respond in writing to any Consent Request within five (5) Business Days of receipt of such Consent Request (and in any event shall respond in writing within seven (7) Business Days to the extent requested by the Buyer in the Consent Request). In the event that the Seller does not respond in writing within the prescribed time period set forth in the immediately preceding sentence, consent to the action(s) described in the Consent Request shall be deemed granted. In the event that Seller provides written notice that it is withholding or otherwise not granting consent to any action set forth in a Consent Request (a “Consent Denial”), the Seller shall be permitted to propose to the Buyer in good faith reasonable alternative courses of action to be taken in lieu of the action for which a Consent Denial was given, and the Buyer agrees to consider in good faith any reasonable alternative courses of action proposed by the Seller and as applicable coordinate with Orsted in good faith with respect to such alternative courses of action. If (i) a Consent Request included notice of Abandonment in accordance with this Section 5.02(b), (ii) the Seller has provided a Consent Denial, and (iii) after ten (10) Business Days the action subject to the Consent Request remains unresolved, then the Buyer shall provide the Seller written notice that the action subject to the Consent Request remains unresolved. Upon receipt of such notice, the Seller shall, within three (3) Business Days, either (i) confirm that its Consent Denial remains in effect, in which case if the Revolution Wind Project is Abandoned anytime thereafter, the Target IRR (as defined in the Model Update Procedures) will apply with respect to the Abandonment Purchase Price Adjustment as described in the Model Update Procedures or (ii) withdraw its Consent Denial; provided that if the Seller does not respond in writing to the Buyer within such three (3) Business Day period, the Seller’s Consent Denial shall be deemed to remain in effect, in which case if the Revolution Wind Project is Abandoned anytime thereafter, the Target IRR (as defined in the Model Update Procedures) will apply with respect to the Abandonment Purchase Price Adjustment as described in the Model Update Procedures.

(c)            From Closing until COD of the Revolution Wind Project, the Buyer will provide the Seller with copies of all budgets and related information received by Buyer under the Company LLCA that relate to the Revolution Wind Project and to the extent Buyer has knowledge of the applicable item, shall notify the Seller in writing, as soon as reasonably practicable, of the occurrence of any:

(i)            material loss, damage or destruction of assets of the Revolution Wind Project as a result of any fire, explosion, collision, earthquake, hurricane, tsunami, windstorm, flood or other extreme weather event, but excluding any loss, damage or destruction as a result of depreciation or ordinary wear and tear;

(ii)            any “Event of Default” or analogous term as defined in the Company LLCA or any other limited liability company or similar agreement entered into in connection with any Project (including in connection with the spin-out of any Project);

(iii)            material non-compliance or violation of law by the Buyer, Orsted or their respective Affiliates that has, or could reasonably be expected to, materially impact a Purchase Price Adjustment with respect to the Revolution Wind Project;

(iv)            the commencement of, making of material decisions in respect of the conduct of, or the settlement of any material litigation, dispute procedure, arbitration or other proceedings, or any application for an interim injunction or other application or action (including interim defense) other than in accordance with any authorities delegated to a services provider under any services agreement with any Group Company, in each case, that has, or could reasonably be expected to, materially impact a Purchase Price Adjustment with respect to the Revolution Wind Project;

(v)            the making of any loan or advance over $250,000 to any Person other than to a Group Company and other than in the ordinary course of business on an arm’s length basis (whether in a single transaction or a series of related transactions);

(vi)            any entry into or amendment of any contract or other transaction between the Buyer, Orsted or any of their respective Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, other than entry into any contract or other transaction (A) contemplated by this Agreement, any Ancillary Agreement or any Orsted Agreement or (B) that does not materially adversely impact a Purchase Price Adjustment; and

(vii)            any other matter that, in the reasonable judgment of the Buyer, has, or would reasonably be expected to, materially adversely impact a Purchase Price Adjustment.

(d)            The Buyer will provide updates to the Seller promptly after receipt by Buyer under the Company LLCA with respect to all Capex spent by the Revolution Wind Project and all information reasonably requested by the Seller related thereto, in each case, subject to the applicable information rights and confidentiality obligations of Buyer (including pursuant to the Company LLCA). The Buyer will also provide, as available to Buyer and when reasonably requested by Seller, the Seller with access to the Books and Records relevant to, or required for the Seller to effectively audit any proposed increases in budgets in respect of the Revolution Wind Project or other items reasonably related to the Seller Parties’ potential obligations to pay or cause to be paid COD Purchase Price Adjustments or a Capex Purchase Price Adjustment with respect to the Revolution Wind Project, including access to annual and quarterly financial statements, the joint financial model (as applicable), budgets, construction reports, projections and material contracts and amendments to such material contracts relating to the Revolution Wind Project, in each case, subject to the applicable information rights and confidentiality obligations of Buyer (including pursuant to the Company LLCA).

Section 5.03      Access; Books and Records.

(a)            From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VII, the Seller will, and will cause its Affiliates to, and will use commercially reasonable efforts to cause the Group Companies to, (i) permit the Buyer and its Representatives to have reasonable access (during normal business hours and upon reasonable notice) to the Representatives of the Seller and its Affiliates and to the premises, Projects, properties, contracts, relevant Books and Records that the Seller or any of its Affiliates has access to; provided, however, that any such access shall not unreasonably interfere with the normal operation of the business of the Seller, its Affiliates or the Group Companies, as applicable, and (ii) request to Orsted that the Buyer and its Representatives be granted reasonable access (during normal business hours and upon reasonable notice) to Representatives of Orsted and its Affiliates and to premises, Projects, properties, contracts and relevant Books and Records that are held or maintained by Orsted, its Affiliates or any of the Group Companies, except, in each case, for (A) privileged attorney-client communications or attorney work product, (B) information or materials required to be kept confidential by applicable Legal Requirements, including as required by the Antitrust Laws and (C) information or materials that relate to the transactions contemplated hereby that are subject to the privileges described in the foregoing clause (a). The Buyer and its Representatives will not contact (other than in the ordinary course of business unrelated to the transactions) or discuss the transactions contemplated hereby with any of the Group Companies’ landlords, suppliers, vendors or other business partners without the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed. The Parties acknowledge and agree that reasonable access with respect to Books and Records and contracts includes information, documents or material made available in a virtual “data room”.

(b)            From and after the Closing, the Buyer shall be entitled to copies of all of the Books and Records in the Seller’s or any of its Affiliates’ possession or control, and, promptly following the Closing, the Seller shall deliver copies of any such Books and Records in its or any of its Affiliates’ possession or control reasonably requested by the Buyer to the Buyer. For purposes of this Section 5.03(b), “Books and Records” shall not include, and the Seller and its Affiliates shall be entitled to retain, (i) documents relating to the negotiation of the transactions contemplated by this Agreement and (ii) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine).

Section 5.04      Transfer of Interests.

(a)            From the date hereof until the one (1) year anniversary of COD of the Revolution Wind Project, GIM or any successor advisor, manager or Controlling (as defined below) Person of the investment funds advised, managed or Controlled thereby or Skyborn Parent shall continue to, directly or indirectly, advise, manage or Control Buyer. For purposes of this Section 5.04(a), “Control” (including the terms “Controlling” and “Controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, it being understood that a managing member, general partner or Person in a similar role providing for day to day management of a Person will not be treated as lacking Control solely by reason of an obligation to obtain the consent of other owners in such Person for various actions. Without limiting the foregoing, any Person will be deemed to Control any specified Person if such Person owns at least fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns at least fifty percent (50%) of the voting securities of such Person, or if at least fifty percent (50%) of the voting securities of the specified Person and such Person are under common Control.

(b)            In addition, the Buyer will not transfer, directly or indirectly, in one or more transactions, (x) greater than fifty percent (50%) of its equity interests in the Company prior to the one (1) year anniversary of COD of the Revolution Wind Project or (y) greater than fifty percent (50%) of its equity interests in Joint HoldCo prior to the one (1) year anniversary of COD of the South Fork Project; provided that none of the following shall constitute a breach of this Section 5.04(b):

(i)            the creation or existence of any Encumbrance or any transfer in connection with, or in lieu of, the foreclosure or other enforcement of any Encumbrance;

(ii)            any indirect sale, transfer, assignment, pledge, charge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntarily or by operation of applicable Legal Requirement) of all or any part of the Buyer’s or its Affiliates’ equity interests in the Company or Joint HoldCo, individually or collectively, in one or more transactions, that does not result in a breach of Section 5.04(a);

(iii)            any direct or indirect sale, transfer, assignment, pledge, charge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntarily or by operation of applicable Legal Requirement) of all or any part of the equity or other interests in Skyborn Parent or any of its direct or indirect equityholders;

(iv)            any direct or indirect sale, transfer, assignment, pledge, charge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntarily or by operation of applicable Legal Requirement) of fifty percent (50%) or less of the Buyer’s or its Affiliates equity interests in the Company or Joint HoldCo; and

(v)            any direct or indirect sale, transfer, assignment, pledge, charge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntarily or by operation of applicable Legal Requirement) of all or any portion of the Buyer’s equity interests in the Company or Joint HoldCo to any Affiliate of the Buyer.

Section 5.05      Sunrise Spin-Out.

(a)            Notwithstanding anything else to the contrary in this Agreement, the Parties acknowledge and agree that the conduct, negotiations and decisions of the Seller and its Affiliates in connection with the Sunrise Spin-Out and any proposal, bid, tender, offer or other action with respect to the Sunrise Wind Project is subject to the Seller’s approval; provided that (i) the Seller shall keep Buyer reasonably informed and shall reasonably consult with Buyer in connection therewith, and (ii) the Buyer’s prior written consent will be required (a) for the transfer, sale, assignment or other disposition (by merger, recapitalization, share exchange, or otherwise) of any Assets in connection with the Sunrise Spin-Out that are not used exclusively in connection with the business of Sunrise Wind, or (b) involve any action or inaction that is reasonably expected to affect any (or contemplate the creation of new) shared services or shared assets to be utilized by both Sunrise Wind and another Project, or (c) be undertaken in a manner that is inconsistent with the transaction steps described in Schedule III. The Seller will cause the Sunrise Spin-Out to be effected prior to the Pre-Closing Reorganization in accordance with this Section 5.05(a).

(b)            If, at any time following the date of the Sunrise Spin-Out, either Party becomes aware that any Asset, Real Property or Owned Intellectual Property (i) that is exclusively related to the Sunrise Wind Project was not transferred from or assigned by a Group Company in connection with the Sunrise Spin-Out prior to the Closing or (ii) (x) that are or are proposed to be used in connection with the business of the South Fork Project or the Revolution Wind Project and (y) that was transferred from or assigned by a Group Company in connection with the Sunrise Spin-Out, then such Party will give prompt notice to the other Party specifying details of such Asset, Real Property or Owned Intellectual Property and the basis of their belief that it was incorrectly assigned or retained, as applicable, (“Wrong Pockets Notice”). The Parties agree to consider, in good faith, any request by the other Party, prior to the Closing, to amend this Agreement (if applicable, prior to Closing) and any definitive agreement in connection with the Sunrise Spin-Out to give effect to the matters identified in the Wrong Pockets Notice. The Parties will attempt to promptly resolve the matters raised in any Wrong Pockets Notice in good faith. Beginning ten (10) Business Days after delivery of any Wrong Pockets Notice, to the extent the matters raised in any Wrong Pockets Notice have not been resolved in full, a senior representative of each of the Seller and the Buyer shall be appointed to commence good faith discussions or negotiations to resolve the remaining matters in dispute.

(c)            Subject to Section 5.05(a), the Seller will notify the Buyer within ten (10) Business Days of the occurrence of: (i) the anticipated execution of a material transaction document in connection with the Sunrise Spin-Out; and (ii) the anticipated closing of the material transactions giving effect to the Sunrise Spin-Out, and shall afford Buyer and its Affiliates the opportunity to review and comment on any documentation related thereto.

Section 5.06      Abandonment Decision. In the event that an Abandonment occurs with respect to a Project and the Seller does not exercise the Abandonment Purchase Option, any net cash proceeds received by the Buyer or any of its Affiliates in connection with the transfer, sale or other disposition, directly or indirectly, of any membership interests or rights in Revolution Wind, the Assets or Real Property of Revolution Wind or otherwise used solely in connection with the development or construction of the Revolution Wind Project (in each case, net of fees, costs and other expenses (including any Taxes) borne by the Buyer or any of its Affiliates) will be paid to the Seller, subject to a reasonable reserve as applicable and consistent with industry practice.

Section 5.07      Orsted Agreements. Buyer will use good faith efforts to finalize the form of each Orsted Agreement by March 31, 2024; provided that if the form of each Orsted Agreement is not finalized prior to March 31, 2024, Buyer shall continue to use good faith efforts to finalize the form of each Orsted Agreement prior to the earlier to occur of the Closing and the termination of this Agreement in accordance with Article IX.

Section 5.08      Regulatory Compliance.

(a)            Each of the Seller, on the one hand, and the Buyer, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Government Orders from all Governmental Authorities. In furtherance and not in limitation of the foregoing, the Buyer and, where applicable, the Seller undertakes and agrees to (i) make, or cause to be made, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the other Antitrust Laws set forth on Section 5.08(a) of the Seller Disclosure Schedule in connection with any of the transactions contemplated hereby as promptly as practicable, including any filings required under the HSR Act within ten (10) Business Days after the date hereof; and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the other applicable Antitrust Laws. Further, no party shall enter into any agreement with the U.S. Federal Trade Commission or the U.S. Department of Justice to delay consummation of the transactions contemplated by this Agreement without the mutual assent of the other Party.

(b)            Further, and without limiting the generality of the rest of this Section 5.08, each of the Seller, on the one hand, and the Buyer, on the other hand, will cooperate in all respects with each other in connection with the preparation and filing as promptly as practicable after the date hereof, all consents, approvals and waivers of all Governmental Authorities that are necessary to timely consummate the transactions contemplated by this Agreement, including (i) filing an application with FERC for FERC Approval as promptly as practicable, but no later than, twenty (20) Business Days after the date hereof, (ii) filing an application to the New York Public Service Commission for the PSC Approval as promptly as practicable, but no later than, twenty (20) Business Days after the date hereof, and (iii) filing any other application, notice or consent with a Governmental Authority that is required or advisable, including those identified in Section 3.03 or Section 4.04 of the Seller Disclosure Schedules as promptly as practicable, but no later than, twenty (20) Business Days after the date hereof (subject to, in each case, the filing party having received all necessary information from the other Party, which each Party shall use reasonable best efforts to provide). Each Party agrees to promptly (x) furnish to the other such necessary information and reasonable assistance as the other Party may request in connection with the foregoing, (y) inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby and (z) provide counsel for the other Party with copies of all filings (except for HSR filings) made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with any of the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with Contractual Obligations and with applicable Legal Requirements or to avoid the disclosure of information related to the valuation of the Group Company. Each Party hereto will, subject to applicable Legal Requirements, permit counsel for the other Party to review in advance and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority in connection with any of the transactions contemplated hereby. The Parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with any of the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate. Information required to be provided under this Section 5.08 may be shared [***].

(c)            Notwithstanding the foregoing, nothing contained in this Agreement shall require Buyer or any of its Affiliates to take any of the following actions: (i) resist or defend any litigation or proceeding challenging this Agreement or any of the transactions contemplated hereby, (ii) to sell, license, dispose of, hold separate or operate in any specific manner any of its respective assets or businesses (or to agree or commit to any of the foregoing), or (iii) to enter into any consent decree, order or agreement with any Governmental Authority that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Buyer, or any of its respective Affiliates, to own, operate or retain all or any portion of its assets, properties or businesses, or freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement. The Seller and its Affiliates shall not offer or commit to take any of the actions contained in clauses (i) through (iii) above without the express written consent of the Buyer.

Section 5.09      Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, the Seller will not, and will cause its Affiliates not to, and will direct their respective Representatives not to, and will use commercially reasonable efforts to direct the Group Companies not to, (a) solicit, initiate or entertain the submission of any proposal or offer from any Person relating to, or enter into any Contractual Obligation or consummate any transaction relating to, the acquisition of (i) all or any portion of the Seller’s direct or indirect Equity Interests in any Group Company or (ii) except as otherwise permitted by Section 5.01(b), any portion of Assets of any Group Company (in each case whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) (an “Alternative Transaction”) or (b) participate in any discussions or negotiations regarding, provide its consent to, furnish any information with respect to, or assist or participate in any effort or attempt by any Person to do or seek any of the foregoing; provided, that this Section 5.09 will not prohibit the Seller’s ability to take any such actions as may be required to consummate the Sunrise Spin-Out in accordance with Section 5.05 or pursuant to Contractual Obligations of the Seller existing as of the date hereof and set forth on Section 5.09 of the Seller Disclosure Schedule. On the date hereof, the Seller will, and will cause its Affiliates to, and will direct their respective Representatives to, and will use commercially reasonable efforts to direct the Group Companies to, immediately cease and terminate any solicitation, encouragement, knowing facilitation, discussions, negotiations or other similar activities with any Persons other than the Buyer and its Affiliates and its and their Representatives that may be ongoing with respect to any Alternative Transaction and immediately revoke or withdraw access of any Person other than Buyer and its Affiliates and its and their Representatives to any data room (virtual or actual) containing any non-public information with respect to the Group Companies previously furnished with respect to any Alternative Transaction and request or require such Person to promptly return or destroy, as elected by the Seller, all confidential information concerning the Group Companies.

Section 5.10      Public Announcements; Confidentiality.

(a)            The initial press release issued by the Seller and the Buyer concerning this Agreement and the transactions contemplated hereby will be in a form agreed to by the Seller and the Buyer, and thereafter until the Closing Date (or the earlier termination of this Agreement in accordance with Article IX), the Seller and the Buyer will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except: (i) to the extent required to comply with applicable Legal Requirements, court process or the New York Stock Exchange, in which case the Party issuing such press release or other public statement will, to the extent legally permitted, provide the other Party with a reasonable opportunity to review and comment, and will consider any comments received by the non-issuing party in good faith, (ii) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party hereto that were not made in contravention with this Section 5.10, other than as a result of such Party’s breach of its obligations under this Section 5.10, in each case under this clause (ii) to the extent such disclosure is still accurate or (iii) in connection with the Seller’s or the Seller’s Affiliates’ communications with its public shareholders, provided that such disclosure is reasonably necessary for the purposes of public communications, in which case the Party issuing such press release or other public statement will, to the extent legally permitted, provide the other Party with a reasonable opportunity to review and comment, and will consider any comments received by the non-issuing party in good faith. For the avoidance of doubt, nothing in this Section 5.10 shall restrict disclosures of information or public statements made by or on behalf of any Party to any Affiliates, Representatives, direct or indirect financing sources, current, future and prospective investors of any Party or its Affiliates, lenders and partners, including in the case of Buyer, the GIP Counterparty and any Investor Fund, so long as, in each case, such information is of a nature customarily conveyed to such Persons in connection with customary fundraising, marketing, informational reporting or reporting activities.

(b)            Without limiting the Buyer’s other obligations in this Section 5.10, the Buyer will, and will cause its Affiliates and direct its Representatives to, keep confidential and not use or disclose documents and information concerning the Seller, any of its Affiliates or the Group Companies furnished to the Buyer or its Affiliates or Representatives in connection with the transactions contemplated hereby in accordance with the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms and shall terminate upon Closing. Notwithstanding the Confidentiality Agreement or this Section 5.10, Buyer and its Affiliates shall not be restricted from disclosing information in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to any Affiliates, Representatives, direct and indirect financing sources, current, future and prospective investors of Buyer or its Affiliates, lenders and partners, the GIP Counterparty, and any Investor Fund, so long as, in each case, such information is of a nature customarily conveyed to such Persons in connection with customary fundraising, marketing, informational reporting or reporting activities.

(c)            From and after the Closing and for the two (2) year period thereafter, the Buyer will, and will cause its Affiliates and direct its Representatives to, keep confidential and not use or disclose documents and information to the extent they relate to the Seller and its Affiliates (excluding, for the avoidance of doubt, any of the Group Companies); provided, that the provisions of this Section 5.10(c) will not prohibit any disclosure (i) to the Buyer’s Affiliates and its and their respective Representatives (including, for the avoidance of doubt, direct and indirect current, future and prospective partners, financing sources and lenders) who have a reasonable need to know such information, (ii) required by any applicable Legal Requirements or the rules or regulations of any relevant stock exchange, provided, further that, if the Buyer or any of its Affiliates or any of their respective Representatives is requested or required by an interrogatory, subpoena, or order issued by a Governmental Authority, to the extent permitted by applicable Legal Requirements, the Buyer will provide the Seller with prompt written notice of any such required disclosure and use reasonable efforts to provide the Seller, at its own expense, an opportunity to seek a protective order or other appropriate remedy (and the Buyer agrees to reasonably cooperate with the Seller in connection with seeking such order or other remedy) and, to the extent such protective order or other remedy is not obtained, the Buyer agrees to furnish only the information that is, in the Buyer’s reasonable determination, legally required to be disclosed, (iii) of information that is or becomes generally available to the public other than as a result of the Buyer’s or its Affiliates’ acts or omissions after the Closing Date in violation of this Section 5.10(c), (iv) to the Independent Expert in connection with a bona fide dispute hereunder, (v) to any Affiliates, Representatives, direct and indirect financing sources, current, future and prospective investors, lenders and partners, as well as in connection with fundraising, marketing, informational reporting or reporting activities or (vi) to comply with routine supervisory audits or regulatory exams.

(d)            From and after the Closing and for the two (2) year period thereafter, the Seller will, and will cause its Affiliates and direct its Representatives to, keep confidential and not use or disclose documents and information to the extent they relate to the Buyer, its Affiliates, any Group Company or any of the transactions contemplated by this Agreement or any Ancillary Agreement; provided, that the provisions of this Section 5.10(d) will not prohibit any disclosure (i) to the Seller’s Affiliates and its and their respective Representatives who have a reasonable need to know such information, (ii) required by any applicable Legal Requirements or the rules or regulations of any relevant stock exchange, provided, further that, if the Seller or any of its Affiliates or any of their respective Representatives is requested or required by an interrogatory, subpoena, or order issued by a Governmental Authority, to the extent permitted by applicable Legal Requirements, the Seller will provide the Buyer with prompt written notice of any such required disclosure and use reasonable efforts to provide the Buyer, at its own expense, an opportunity to seek a protective order or other appropriate remedy (and the Seller agrees to reasonably cooperate with the Buyer in connection with seeking such order or other remedy) and, to the extent such protective order or other remedy is not obtained, the Seller agrees to furnish only the information that is, in the Seller’s reasonable determination, legally required to be disclosed, (iii) of information that is or becomes generally available to the public other than as a result of the Seller’s or its Affiliates’ acts or omissions after the Closing Date in violation of this Section 5.10(d), (iv) to the Independent Expert in connection with a bona fide dispute hereunder, (v) to any Affiliates, Representatives, direct and indirect financing sources, current, future and prospective investors of the Seller or its Affiliates, lenders and partners, as well as in connection with fundraising, marketing, informational reporting or reporting activities or (vi) to comply with routine supervisory audits or regulatory exams.

Section 5.11      Expenses. Except as otherwise provided herein or as set forth in that certain Letter Agreement, dated as of November 15, 2023, by and between the Seller and GIM, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with this Agreement, the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby; provided that Seller’s expenses shall be paid or caused to be paid by the Seller Parties. For the avoidance of doubt, this Section 5.11 shall in no way limit or qualify the provisions of Article II, Section 5.12(h)(v) or Article VIII to the extent that any such expenses are reflected in the Agreed Model or any updates thereto in accordance with Article II or Section 5.12(h)(v) or are required to be indemnified pursuant to Article VIII.

Section 5.12      Certain Tax Matters.

(a)            Transfer Taxes. All real property transfer, sales, use, documentary stamp, registration and other similar Taxes, if any, arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by the Seller. Each of the Parties hereto required to file any Tax Returns and other filings relating to any such Transfer Taxes will prepare and file such Tax Returns and other filings, and the other Party will reasonably cooperate, as and to the extent requested by such Party, with respect to the preparation and filing of such Tax Returns and other filings. The Buyer, the Seller and their Affiliates shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes.

(b)            Tax Returns; Certain Tax Elections.

(i)            The Buyer and its Affiliates will, to the extent reasonably practicable in accordance with their rights and obligations pursuant to the Company LLCA and the Joint HoldCo LLCA, (A) provide Seller fifteen (15) Business Days to review and comment on all Tax Returns of the Company and Joint HoldCo for any Pre-Closing Tax Period that are filed after the Closing Date, (B) not approve the filing of any such Tax Return without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), and (C) promptly following the filing of any such Tax Return by the Company and Joint HoldCo, provide a copy of such Tax Return to the Seller. Seller and its Affiliates shall promptly pay to the Buyer and its Affiliates the amount of any Seller Taxes shown as due on any such Tax Return.

(ii)            In respect of each Group Company that was treated as a partnership for U.S. federal (or applicable state or local) income tax purposes as of Closing, the Buyer, Seller and each of their respective Affiliates shall cause (A) such Company to make (or otherwise have in place) a Section 754 election on its U.S. federal income Tax Return (and any similar election on any applicable state or local income Tax Return) that would be in effect for the Tax period that includes the Closing Date, and (B) the income, gains, losses, deductions, credits and other Tax items of each such Group Company to be allocated between Buyer (or its Affiliates, as applicable) and Seller using the “interim closing of the books” method within the meaning of Section 706(d)(1) of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of applicable state or local Tax Legal Requirements) as of the end of the Closing Date, and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company, Joint HoldCo, or NewCo holds a beneficial interest will be deemed to terminate at such time.

(iii)            In the event that any audit, litigation or other proceeding with respect to Taxes of a Group Company for any Pre-Closing Tax Period results in an “imputed underpayment” under Section 6225 of the Code (or any similar or corresponding liability or provision of state or local Tax Legal Requirements), to the extent reasonably practicable in accordance with their rights and obligations pursuant to the Company LLCA, the Joint HoldCo LLCA, and the Limited Liability Company Agreement for NewCo, Buyer, Seller and each of their respective Affiliates shall cause the Group Companies, as applicable, to make a “push out” election under Section 6226(a) of the Code (and any similar election under state or local Tax Legal Requirements, if applicable) with respect to such underpayment; provided, however, that the failure to make any such election shall not eliminate or reduce the obligations of Seller pursuant to this Agreement (including Article VIII).

(c)            Post-Closing Actions. Without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or unless specifically contemplated by this Agreement or the Ancillary Agreements, the Buyer and its Affiliates will, to the extent reasonably practicable, not (i) amend any Tax Returns of the Group Companies relating to (or that include) any Pre-Closing Tax Period, (ii) make any election that has retroactive effect to any Tax Returns of the Group Companies for a Pre-Closing Tax Period (unless such election is reflected in the Signing Model), or (iii) take any actions, other than in the ordinary course of business on the Closing Date after the Closing that could reasonably be anticipated to (A) increase Taxes to any holder of Company Interests (or any direct or indirect beneficial owner of such holder) for any Pre-Closing Tax Period, (B) increase Seller’s obligations pursuant to Article VIII, or (C) reduce any payment (or delay the timing of any payment) otherwise payable pursuant to Article II.

(d)            Straddle Periods. For all purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes of the Group Companies attributable to the portion of such Tax period ending on and including the Closing Date shall be determined as follows:

(i)            In respect of Taxes not based upon or measured by income, gains, sales, transactions, activities, or events, the amount of any Taxes that are attributable to the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, (A) the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and (B) the denominator of which is the number of days in the entire Straddle Period.

(ii)            In respect of any other Taxes, the amount of Taxes that are attributable to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose and otherwise for the purposes of determining Liabilities for Taxes hereunder, the taxable period of any partnership will be deemed to end as of the close of business on the Closing Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation) will be apportioned on a daily basis.

(e)            Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding (a “Tax Proceeding”) relating to Tax Returns of a Group Company for any Pre-Closing Tax Period in which Seller was a member of such Group Company, the Buyer and its Affiliates will inform the Seller of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after Buyer’s (or its Affiliates’) receipt from the Company or Joint HoldCo of notice thereof. The Buyer shall, to the extent reasonably practicable in accordance with their rights and obligations pursuant to the Company LLCA and the Joint HoldCo LLCA, (i) keep Seller reasonably informed regarding the progress and substantive aspects of such Tax Proceeding, (ii) provide Seller the opportunity to comment on any written materials prepared in connection with any such Tax Proceeding, and (iii) not consent to the settlement of any such Tax Proceeding without the Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

(f)            Cooperation and Tax Record Retention. The Parties, to the extent reasonably practicable in accordance with their rights and obligations pursuant to the Company LLCA, the Joint HoldCo LLCA, and the Limited Liability Company Agreement of NewCo, will promptly furnish to each other such information as either may reasonably request with respect to Tax matters relating to the Group Companies for any taxable period beginning before the Closing Date, including by providing reasonable access to relevant Books and Records and making employees of the other Party and the Group Companies reasonably available to provide additional information and explanation of any materials provided hereunder at the requesting Party’s expense. Notwithstanding anything herein to the contrary, to the extent reasonably practicable in accordance with its rights and obligations pursuant to the Company LLCA, and the Joint HoldCo LLCA, the Buyer and its Affiliates will cause the Company and Joint HoldCo to retain all Books and Records with respect to Tax matters pertinent to the Group Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to cause the Company and Joint HoldCo to abide by all record retention agreements entered into with any Governmental Authority.

(g)            IRS Form W-9. At or prior to the Closing, the Seller will provide the Buyer with a duly completed and executed IRS Form W-9, dated within ten (10) days of the Closing Date (or, if earlier, the date Seller provides such IRS Form W-9 to the Buyer) (the “Closing W-9”). After the Closing Date, Seller shall provide the Buyer with an updated IRS Form W-9 if any of the information set forth on the Closing W-9 becomes inaccurate (including as a result of a change in the U.S. federal income tax classification of the Seller). If the Buyer does not receive (i) the Closing W-9 or (ii) an updated IRS Form W-9 from the Seller after the occurrence of an event that causes any of the information set forth on the Closing W-9 to become inaccurate, the Buyer, in each case, will be permitted to withhold from the payments to be made to the Seller pursuant to this Agreement any required withholding Tax under applicable Tax Legal Requirements.

(h)            Purchase Price Allocation and Other Structural Matters.

(i)            The Buyer shall provide the Reorg and Merger Agreement, which shall set forth the details of the Pre-Closing Reorganization and the Mergers, to Seller as soon as reasonably practicable prior to the Closing, but in no event later than the date that is fourteen (14) days prior to the Closing Date, and the Parties and their Affiliates shall cooperate to implement the transactions pursuant thereto, including the formation of necessary entities that will be parties to such Reorg and Merger Agreement.

(ii)            After the Closing, the Buyer, the Seller and their Affiliates will cooperate to agree on an allocation of the gross value of the Assets of each of NEO (and its Subsidiaries) and Joint HoldCo (and its Subsidiaries) implied by the portion of the Base Purchase Price allocable to each of NEO and Joint HoldCo pursuant to the amounts set forth in the section labeled "Upfront Purchase Price" of the "Dashboard" tab of the Signing Model for the Revolution Wind Project and South Fork Project (together with other items properly treated as consideration for U.S. federal income tax purposes, including amounts treated as adjustments to purchase price) paid for the Company Interests (with respect to each of NEO and Joint HoldCo, separately, the “Gross Asset Value”), in each case, in accordance with Sections 755 and 1060 of the Code and the Treasury Regulations thereunder and consistent with the methodology set forth on Exhibit C (the “Allocation”). In furtherance of the foregoing, not later than ninety (90) days after the Closing, the Buyer shall deliver its proposed Allocation to the Seller. The Seller shall provide the Buyer with its proposed revisions in writing within thirty (30) days of receipt. If the Seller does not deliver any proposed revisions in writing within such thirty (30)-day period, the Allocation shall be final, conclusive and binding on the Parties. If proposed revisions are delivered by the Seller in a timely manner, the Buyer and the Seller shall thereafter cooperate in good faith to agree on a final Allocation. If the Buyer and the Seller are unable to resolve any disagreement with respect to the Allocation and mutually agree on a final Allocation within thirty (30) days of the delivery of the proposed Allocation to the Seller (or such other time period as mutually agreed by the Parties), solely the matters that are the subject of the disagreement shall be submitted to the Independent Evaluator for resolution in a manner consistent with the methodology set forth on Exhibit C within fifteen (15) days of such submission, which resolution shall be final and binding on the Parties, and the draft Allocation shall be revised to reflect such resolutions and become the final Allocation. The fees, costs and expenses of the Independent Evaluator retained to resolve any dispute with respect to the Allocation, if applicable, shall be borne equally by Buyer, on the one hand, and the Seller, on the other. The Buyer, the Seller and their Affiliates shall update the Allocation in a manner consistent with the methodology set forth on Exhibit C following any subsequent adjustment to the purchase consideration for Tax purposes pursuant to this Agreement.

(iii)            The Parties intend, for U.S. federal (and applicable state and local) income tax purposes, for the transactions contemplated by this Agreement and the Ancillary Agreements to be treated as provided in Exhibit B-1 (the “Intended Tax Treatment”).

(iv)            Each of the Parties shall (and shall cause their Affiliates to): (A) report consistently with, and not take any position in respect of Taxes that is inconsistent with, the matters described in this Section 5.12(h), unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code; (B) (1) provide each other with notice of any Tax Proceeding in respect of any matter described in this Section 5.12(h) within ten (10) days of becoming aware of the commencement of any such Tax Proceeding and (2) thereafter promptly forward or make available to the other Party copies of all notices and communications relating to such Tax Proceeding; and (C) retain and (upon the other Party’s request) provide records and information which are reasonably relevant to any matter described in this Section 5.12(h) and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v)            Seller shall cooperate with the Buyer and its Affiliates (as defined for purposes of the Pre-Closing Reorganization and the Mergers) in connection with obtaining one or more tax insurance policies related to certain matters described in this Section 5.12(h) for the benefit of the Buyer and its Affiliates as named insureds thereunder (each, a “Buyer Tax Insurance Policy”). The costs and expenses related to obtaining each Buyer Tax Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commissions, costs of any opinion of counsel delivered in connection therewith and other fees and expenses of a Buyer Tax Insurance Policy for the avoidance of doubt shall be borne by the Seller in the Agreed Model, as updated in accordance with the Model Update Procedures.

(vi)            Lack of Control; Commercially Reasonable Efforts. The Parties acknowledge that neither the Seller and its Affiliates, prior to Closing, nor Buyer and its Affiliates, after Closing, have unfettered control of any Group Company, and their ability to cause a Group Company to take or forego taking any action will be limited to the extent reasonably practicable in accordance with their rights and obligations pursuant to the governing documents of the relevant Group Company. Notwithstanding anything to the contrary in Section 5.01(b)(iii)(O) or this Section 5.12, with regard to all covenants and obligations of the Parties and their Affiliates pursuant to Section 5.01(b)(iii)(O) or this Section 5.12, to the extent any such covenant or obligation requires a Party to cause an action to be taken (or refrain from being taken) by a Group Company (or another owner of a Group Company), the relevant Party shall only be required to use commercially reasonable efforts to the extent reasonably practicable in accordance with its rights and obligations pursuant to the relevant organizational documents of such Group Company to fulfill such covenant or obligation.

Section 5.13      Credit Support.

(a)            The Seller Parties shall or shall cause another Person on the Seller Parties’ behalf to provide, and shall require to maintain (in a manner consistent with the applicable requirements under the relevant Contractual Obligation or Permit pursuant to which such Third Party Credit Support is required to be provided, including with respect to all required extensions), all the Third Party Credit Support identified on Section 5.13(a) of the Seller Disclosure Schedule as in effect on the Closing Date (the “Existing Credit Support”), for so long as such Third Party Credit Support shall be required (together with all required extensions) pursuant to the Contractual Obligation or Permit giving rise thereto.

(b)            From and after the date hereof, the Buyer shall notify the Seller in writing in the event that the Buyer is required to obtain additional Third Party Credit Support (“Required Credit Support”). Such notice from the Buyer shall provide (A) reasonable detail with respect to the Required Credit Support, such detail to include the proposed form of Required Credit Support, and any Contractual Obligations to which the Required Credit Support, relates, and the intended duration, scope and other material terms of such Required Credit Support, and (B) any other related information that the Buyer receives from the Company or Joint HoldCo in respect of such Required Credit Support. The Buyer will promptly provide any additional information reasonably requested by the Seller in connection with the Seller’s evaluation of the request to provide Required Credit Support.

(c)            Following receipt of such notice from the Buyer with respect to Required Credit Support, the Seller shall have in its sole discretion the option, but not the obligation, to (i) obtain and maintain, subject to the satisfactory negotiation of definitive documentation related to such Required Credit Support, whether itself or another Person on Seller’s behalf (in a manner consistent with the applicable requirements under the relevant Contractual Obligation or Permit, including with respect to all required extensions) such Required Credit Support for so long as such Required Credit Support shall be required (together with all required extensions) pursuant to the Contractual Obligation or Permit giving rise thereto and (ii) if any Existing Credit Support or Required Credit Support maintained by the Seller or another Person on the Seller’s behalf expires as a result of damage or delays during construction, extend such Existing Credit Support or Required Credit Support for so long as it is required to be maintained pursuant to the applicable Contractual Obligation or Permit; provided that if the Contractual Obligation or Permit giving rise to such Required Credit Support is amended, or the terms thereof otherwise modified or waived, and such amendment, modification or waiver would impact the amount or duration of such Required Credit Support (each, a “Required Credit Support Extension”), Seller will have the option in its sole discretion, but not the obligation, to consent to Required Credit Support Extension. If the Seller determines to provide such Required Credit Support or Required Credit Support Extension, it will inform the Buyer of such determination within ten (10) Business Days of the date of the Buyer’s notification pursuant to Section 5.13(b) or this Section 5.13(c), respectively.

(d)            The Seller shall economically bear any amounts due with respect to any Required Credit Support or Required Credit Support Extension (including any Required Credit Support or Required Credit Support Extension that Seller does not provide) pursuant to the Company LLCA or Joint HoldCo LLCA and will reasonably and actively cooperate with Buyer in connection with obtaining any Required Credit Support or Required Credit Support Extension that the Seller elects not to provide. Such amounts may, if the Buyer so requests and the Seller in its sole discretion agrees, be paid within ten (10) Business Days of the Buyer’s written request or, to the extent such amounts are not paid within such ten (10) Business Day period, such amounts shall be accounted for in the Purchase Price Adjustments set forth in Article II.

(e)            Unless the Buyer has previously consented in writing, the Seller shall not amend or modify (other than extensions) the terms of any Third Party Credit Support maintained or obtained by the Seller or another Person on behalf of the Seller pursuant to this Section 5.13. Notwithstanding anything herein to the contrary, Seller shall not be required to obtain any Required Credit Support with respect to a Project following COD of such Project, or economically bear any amounts due with respect to (x) any Required Credit Support obtained with respect to a Project following COD of such Project, other than as agreed by Seller pursuant to any Existing Credit Support, Required Credit Support or Required Credit Support Extension or (y) any power purchase contract or other offtake contract.

Section 5.14      Efforts to Obtain Financing.

(a)            Prior to the Closing, Buyer shall (i) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or reasonably advisable to obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the exercise of “flex” provisions in the related fee letter) as promptly as practicable (and in any event, at or prior to Closing), including using commercially reasonable efforts to (A) maintain in full force and effect the Debt Commitment Letter until consummation of the transactions contemplated by this Agreement, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto) or on such other terms that would not (1) reasonably be expected to adversely affect Buyer's ability to consummate the transactions contemplated hereby, (2) reduce the aggregate amount of the Debt Financing below the amount necessary to consummate the transactions contemplated hereby or (3) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Group Companies) (such definitive agreements, the “Definitive Financing Agreements”) and (C) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Buyer in the Debt Commitment Letter and such Definitive Financing Agreements that are within the control of the Buyer (other than any condition where the failure to be so satisfied is primarily the result of the Seller’s or the Group Companies’ failure to provide the cooperation described in this Section 5.14) and to consummate the Debt Financing at or prior to the Closing and (ii) comply with their obligations under the Debt Commitment Letter. Buyer shall keep the Seller and the Company informed on a reasonably current basis in reasonable detail of any significant developments concerning the status of the Debt Financing. Buyer shall provide the Seller and the Company, upon reasonable request, with copies of any Definitive Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Seller and the Company to monitor the progress of such financing activities.

(b)            In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions applicable thereto) contemplated in the Debt Commitment Letter, Buyer shall promptly notify Seller and the Company, and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or reasonably advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide the Seller and the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”) on terms no less favorable, in the aggregate, than those contained in the Debt Commitment Letter as of the date hereof (including any “market flex” provisions). As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Buyer that speak as of the date hereof) to (i) Debt Financing shall include the Alternative Financing, (ii) to Debt Commitment Letter shall include the Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.

(c)            Buyer shall promptly notify the Seller and the Company in writing of the occurrence of any of the following: (i) termination or expiration of the Debt Commitment Letter or Definitive Financing Agreement, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under the Debt Commitment Letter or Definitive Financing Agreement by Buyer or, to the Knowledge of the Buyer, any other party to the Debt Commitment Letter or Definitive Financing Agreement, or (iii) receipt by Buyer or any of its Affiliates or Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual breach, default, withdrawal, termination or repudiation by any party to the Debt Commitment Letter or any material provision thereof or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Financing Agreement (other than ordinary course negotiations) that would reasonably be expected to prevent or materially delay the Closing or make the funding necessary to consummate the transactions contemplated hereby less likely to occur or give rise to a right of termination under any such arrangement. Buyer shall promptly furnish correct and complete copies of any Definitive Financing Agreements entered into in connection with the Debt Commitment Letters. Buyer shall not permit or consent to (i) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Debt Commitment Letter (or any related Definitive Financing Agreement) if such amendment, restatement, supplement, termination, modification or waiver would (A) impose additional conditions precedent to the funding of the Debt Financing or otherwise adversely change or expand any of the conditions precedent to the funding of the Debt Financing from those set forth in the Debt Commitment Letter on the date of this Agreement, (B) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date of this Agreement)) below the amount necessary to consummate the transactions contemplated hereby or (D) otherwise adversely affect the ability of the Buyer to enforce their rights under the Debt Commitment Letter or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Debt Financing less likely to occur or (ii) early termination of the Debt Commitment Letter. For purposes of this Agreement (other than with respect to representations in this Agreement made by Buyer that speak as of the date hereof), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 5.14 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(d)            If the Debt Commitment Letters are replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Buyer substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.14, Buyer shall promptly furnish any material documents relating to the same and comply with its obligations under this Agreement, including this Section 5.14, with respect to the Debt Commitment Letters as so replaced, amended, supplemented or modified to the same extent that Buyer was obligated to comply prior to the date the Debt Commitment Letters were so replaced, amended, supplemented or modified.

Section 5.15      Financing Cooperation.

(a)            From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, (i) Seller agrees to use commercially reasonable efforts to, and to cause the Group Companies and its and their respective Affiliates and Representatives and, to the extent of its rights under the Existing LLC Agreement and the Existing Joint HoldCo LLC Agreement to do so, shall cause Orsted and the Group Companies to, provide, at Buyer’s sole cost and expense, such customary cooperation as may be reasonably requested by Buyer in connection with the obtainment, arrangement, marketing and syndication of, and the satisfaction on a timely basis of all relevant conditions precedent to, the closing of the Debt Financing and (ii) the Seller shall, and, to the extent of its rights under the Existing LLC Agreement and the Existing Joint HoldCo LLC Agreement to do so, shall cause Orsted and the Group Companies to, deliver to Buyer the Required Information as promptly as practicable once available. Such assistance shall include, but not be limited to: (A) reasonable participation by appropriate senior management, officers, employees, advisors and other representatives of the Group Companies at reasonable times, with reasonably advanced notice and in a reasonable number of lender meetings, due diligence sessions, rating agency presentations, and other similar customary meetings with the Debt Financing Sources, (B) assisting Buyer and the Debt Financing Sources in preparing confidential information memoranda, rating agency presentations and similar customary syndication documents and other marketing materials, (C) furnishing Buyer at least four (4) Business Days prior to the Closing Date with all documentation and other information in respect of the Group Companies that any Debt Financing Source has reasonably requested in writing at least ten (10) Business Days prior to the Closing Date that is required by Governmental Authority under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, (D) assisting Buyer in connection with the preparation by Buyer of disclosure schedules in respect of the Debt Financing (as may be reasonably requested by Buyer or the Debt Financing Sources and are customary for financings of the type contemplated by the Debt Commitment Letter), (E) cooperating with the Debt Financing Sources’ reasonable due diligence requests, (F) assisting Buyer in obtaining ratings in connection with the Debt Financing, (G) furnishing to Buyer and the Debt Financing Sources, as promptly as reasonably practicable after the date of this Agreement and prior to the Closing, the Required Information and (H) furnishing to Buyer all documentation and information in respect of the Seller Parties reasonably requested by the Buyer related to the financial condition and credit ratings of the Seller and/or Seller Parent, including, but not limited to, any rating agency presentations with respect to the Seller and/or Seller Parent previously prepared by the Seller or Seller Parent, as applicable. For the avoidance of doubt, the Parties hereby acknowledge and agree that (x) information provided by the Group Companies in connection with the Debt Financing may only be provided to sources or potential sources of financing and rating agencies that have agreed to be bound by customary confidentiality provisions (including “click-thru” confidentiality provisions), (y) the Seller will not be obligated to prepare any pro forma financial statements or other pro forma information and (z) any pro forma financial information and other information provided by the Seller in its discretion that may be reasonably and timely requested by the Buyer concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma financial statements, will in all respects be the sole responsibility of Buyer. Further, until the date that is two hundred seventy (270) days following COD of the Revolution Wind Project, or the earlier termination of this Agreement in accordance with Article IX, Seller will reasonably consider providing customary cooperation to Buyer to obtain financing for the Projects.

(b)            Notwithstanding the foregoing, the cooperation and actions contemplated in Section 5.15(a) shall not be required to be taken if any such cooperation or action that (i) unreasonably disrupts or interferes with the ongoing operations of the Group Companies or the Seller, (ii) causes any breach of this Agreement or any material contract to which any Group Company or Seller is a party, or gives rise to a right of termination, cancellation or acceleration of any obligation thereunder, (iii) requires any Group Company or Seller to take any action, provide any access or disclose any information that, in each case, would reasonably be expected to conflict with or violate its respective Organizational Documents or any Legal Requirement, or result in a material violation, breach or default thereunder (or an event that, with or without notice, lapse of time, or both could constitute a material breach of or default thereunder) or where the Seller or the Group Companies determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Legal Requirement or Contractual Obligation, (iv) involves any binding commitment by any Group Company or the Seller, (v) requires the delivery or execution of any agreement, certificate or instrument by or on behalf of any Group Company or the Seller other than the Debt Financing Direct Agreement, (vi) requires any Group Company or the Seller to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Financing, other, with respect to the Group Companies only than a customary acknowledgement in connection with the pledge of the Company Interests by the Buyer in connection with such Debt Financing, (vii) causes any Group Company to have any liability in connection with the activities contemplated in this Section 5.15  (other than any liability arising out of such Person’s or any of their respective Representatives’ and Affiliates’ bad faith, gross negligence or willful misconduct), (viii) causes (A) any terms of this Agreement or any other Contractual Obligation to which the Seller or any Group Company is party to be waived or amended, (B) any condition to the Closing set forth in Article VI to not be satisfied or (C) any breach of this Agreement, (ix) requires any Group Company, the Seller or any of their respective Affiliates, directors, officers or employees to agree to pay any commitment or other fees or reimburse any expenses, or incur any liability or give any indemnities or otherwise commit to take any similar action, (x) requires the delivery of opinions of internal or external counsel of the Seller or Group Companies, or (xi) require any of the directors managers of any Group Company, acting in such capacity to (A) take actions which would result in a significant interference with the prompt and timely discharge of their duties, execute, deliver or enter into or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the Debt Financing, (B) adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or (C) incur any personal liability with any matters relating to the Debt Financing.

(c)            Buyer shall indemnify and hold harmless Seller and each Group Company and any of its and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them (other than, in each case, to the extent such Losses are suffered or incurred as a result of (i) historical information furnished in writing by or on behalf of such Group Company for use in connection with the Debt Financing, including the Financial Statements or (ii) the bad faith, gross negligence or willful misconduct of any such Person and/or its Representatives and Affiliates), and Buyer shall promptly reimburse each Group Company and its Representatives and Affiliates for all reasonable and documented out-of-pocket costs incurred by such Person in connection with the arrangement of the Debt Financing and any assistance or activities contemplated by this Section 5.15.

(d)            Buyer acknowledges and affirms that it is not a condition to Closing or to any of its other obligations under this Agreement that Buyer obtains financing for or related to any of the transactions contemplated hereby. Notwithstanding anything to the contrary, the Seller and the Group Companies shall be deemed to have complied with this Section 5.15 for all purposes of this Agreement (including Article VI) unless the Debt Financing has not been obtained primarily as a result of the Seller’s breach of its obligations under this Section 5.15.

Section 5.16      Financial Statements. Promptly following (but in any event no later than June 30, 2024) the completion of the audited consolidated balance sheets of the Company and Joint HoldCo as of December 31, 2023, and the related audited consolidated statements of gains/(losses) (with respect to South Fork, as applicable), consolidated statement of changes in members’ equity, and consolidated statement of cash flow of the Company and Joint HoldCo for the fiscal year ended December 31, 2023, accompanied by any notes thereto and the reports of the Company’s and Joint HoldCo’s independent accountants with respect thereto, such financial statements will be delivered to Buyer. If the Closing has not occurred by May 30, 2024, then prior to the Closing, the Seller shall deliver to the Buyer the unaudited consolidated balance sheets of the Group Companies as of March 31, 2024, certified by an officer of the Seller and prepared in accordance with GAAP (except for the absence of footnotes and any year-end adjustments), and the related consolidated statements of gains/(losses) (with respect to South Fork, as applicable) and cash flow of the Group Companies for the three-month period then ended, provided that if such information become available to the Seller at any time prior to the Closing, the Seller shall promptly furnish such information to the Buyer.

Section 5.17      Further Assurances. The Parties will use commercially reasonable efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 5.18      Notification of Certain Matters. From the date hereof until the Closing, or the earlier termination of this Agreement in accordance with Article IX, each Party shall give prompt written notice to the other Party of any event, change, occurrence, circumstance, development, fact, effect or condition which (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) is reasonably likely to result in the failure of a condition to Closing. Either Party’s receipt of information, or failure to provide any notice, as applicable, pursuant to this Section 5.18 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the such Party in this Agreement or any Ancillary Agreement (including the such Party’s termination rights set forth herein) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.19      Financial Statement Assistance.

(a)            Subject to Section 5.15(d), the Seller shall, and shall cause its Affiliates to, and shall direct its Representatives to, use commercially reasonable efforts to cooperate with the Buyer in connection with the preparation by the Buyer or its Affiliates of any pro forma financial statements of the Buyer or any of its Affiliates that are derived in part from the financial statements of the Group Companies.

(b)            For a period of three (3) years following the Closing Date, the Seller shall retain, or cause its Affiliates to retain, all relevant and Books and Records, information and documents in its or its Affiliates’ possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to each Group Company.

Section 5.20      Intercompany Accounts; Termination of Affiliate Contracts. Except as set forth in Section 5.20(a) of the Seller Disclosure Schedule, the Seller and its Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, shall have paid, settled, netted, cancelled, forgiven or released any Liabilities under the Intercompany Accounts between such parties, Seller shall have caused any such Intercompany Accounts to be transferred to the Group Companies, such that the Group Companies, on the one hand, and Seller and its Affiliates (other than the Group Companies), on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing. Except for the agreements listed in Section 5.20(b) of the Seller Disclosure Schedule, each Affiliate Contract shall be terminated without any further force or effect or the applicable Group Company shall be removed from such Affiliate Contract, in each case without any further Liability of any Group Company such as any Liabilities associated with termination fees, compensation of costs or other kind of reimbursement.

Section 5.21      Insurance. If, from and after the Closing Date, any third-party claims are made against any Group Company or Liabilities are incurred by any Group Company that occur prior to the Closing (“Buyer Insurance Claims”), and such claims, or the claims associated with such Liabilities, may be made against any third-party insurance policies held by the Seller or any of its Affiliates after the Closing (and specifically not any self-insurance), including any policies held by the Seller or its Affiliates prior to the Closing, then the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to ensure that the applicable Group Company can file notice and otherwise continue to pursue such Buyer Insurance Claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims); provided, that, except to the extent it would affect the availability of or right to claim and recover under any policy held by the Seller prior to the Closing, the Seller may, at any time, without liability or obligation to the Buyer or any of its Affiliates, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any such insurance policy (and such Buyer Insurance Claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (a) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of the Seller in respect thereof and (b) such Buyer Insurance Claims shall be subject to exhaustion of aggregate limits. Any payments made pursuant to this Section 5.21 will be taken into account in determining the Purchase Price Adjustments.

Section 5.22      Eversource EDC Independence.

(a)            The Parties hereby acknowledge that the Eversource EDCs are independent decision-making bodies with independent statutory and regulatory obligations and are not under the control of the Seller. The Seller Parties and their Affiliates have policies and procedures in place to ensure compliance with such statutory and regulatory obligations applicable to Eversource EDCs.

(b)            Subject to Section 5.22(c), any and all discussions and negotiations among the Parties regarding this Agreement and the activities, transactions and decisions contemplated under and pursuant to this Agreement have occurred, and will continue to occur, separate and independent from the Eversource EDCs.

(c)            The Parties anticipate that the Business and future activities of the Group Companies may include future dealings and transactions with Eversource EDCs. In connection with any such dealings or transactions, the Seller agrees to take all necessary action to ensure that such dealings or transactions are conducted by the Seller and, to the extend within the Seller’s control, any applicable Group Company, in a fair, transparent and competitive manner that does not create and avoids any actual or apparent conflict of interest with the Eversource EDCs.

Article VI
CONDITIONS TO THE OBLIGATIONS
OF BUYER AT THE CLOSING.

The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, or waiver by the Buyer, of each of the following conditions:

Section 6.01      Representations and Warranties.

(a)            The Fundamental Representations of the Seller will have been true and correct in all respects (except for any de minimis inaccuracies) as of the date hereof (other than those made as of a specified date, which will have been true and correct in all respects (except for any de minimis inaccuracies) as of such specified date) and will be true and correct in all respects (except for any de minimis inaccuracies) on the Closing Date as if remade on the Closing Date (other than those made as of a specified date, which will be true and correct in all respects (except for any de minimis inaccuracies) as of such specified date); and

(b)            all other representations and warranties made by the Seller in Article III will be true and correct in all respects (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers, other than with respect to Section 3.06 and Section 3.08(c)) on the Closing Date as if remade on the Closing Date (other than those made as of a specified date, which will be true and correct in all respects as of such specified date), except, in the case of this clause (b), to the extent the failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect.

Section 6.02      Material Adverse Effect. Since the date of this Agreement, (a) there will not have occurred any Material Adverse Effect and (b) the corporate credit rating of Seller Parent, or the rating of Seller Parent’s senior unsecured debt, in each case as reported by Bloomberg, will not have declined below “BBB-” by Standard & Poor’s, “BB” by Fitch or “Baa3” by Moody’s.

Section 6.03      Performance. The Seller will have performed or complied with in all material respects all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

Section 6.04      Compliance Certificate. The Buyer will have received a certificate in a form reasonably acceptable to the Parties, dated as of the Closing Date, signed by a duly authorized officer of the Seller, certifying that the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied (the “Seller Compliance Certificate”).

Section 6.05      Qualifications. (a) Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws, and any joint timing agreement between the Parties and the U.S. Federal Trade Commission or U.S. Department of Justice not to consummate the transactions, will have expired or otherwise been terminated, (b) the FERC Approval, the PSC Approval and any other approval identified in Section 3.03 or Section 3.04 of the Seller Disclosure Schedules will have been obtained and (c) approval under the EU Merger Regulation or any other applicable Antitrust Laws set forth on Section 5.08(a) of the Seller Disclosure Schedule will have been obtained.

Section 6.06      No Injunction. There will be no Legal Requirement or Government Order, whether preliminary, temporary or permanent, in effect which prevents, makes illegal or otherwise prohibits the consummation of the transactions contemplated hereby, and no such Legal Requirement or Government Order shall be pending.

Section 6.07      Seller Closing Documents. At or prior to the Closing, the Seller shall have delivered all agreements, instruments and documents required to be delivered (or caused to be delivered) by the Seller pursuant to Section 2.05(b).

Section 6.08      Required Consents. The consents set forth on Section 6.08 of the Seller Disclosure Schedule shall have been obtained in a form reasonably acceptable to Buyer.

Section 6.09      Orsted Agreements. At or prior to the Closing, Orsted shall have executed and delivered each Orsted Agreement in a form satisfactory to Buyer.

Section 6.10      South Fork COD. The South Fork Project shall have achieved COD.

Section 6.11      Sunrise Spin-Out. The Sunrise Spin-Out shall have been effected prior to the consummation of the Pre-Closing Reorganization in accordance with Section 5.05.

Section 6.12      Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been effected in accordance with the terms and conditions of the Reorg and Merger Agreement.

Article VII
CONDITIONS TO THE SELLER’S
OBLIGATIONS AT THE CLOSING.

The obligation of the Seller to consummate the transactions contemplated hereby is subject to the fulfillment, or, where legally permissible, waiver in writing by the Seller at or prior to the Closing Date, of each of the following conditions:

Section 7.01      Representations and Warranties.

(a)            The Fundamental Representations of the Buyer will have been true and correct in all respects (except for any de minimis inaccuracies) as of the date hereof (other than those made as of a specified date, which will have been true and correct in all respects (except for any de minimis inaccuracies) as of such specified date) and will be true and correct in all respects (except for any de minimis inaccuracies) on the Closing Date as if remade on the Closing Date (other than those made as of a specified date, which will be true and correct in all respects (except for any de minimis inaccuracies) as of such specified date); and

(b)            all other representations and warranties made by the Buyer in Article IV will be true and correct in all respects (without giving effect to any limitation or qualification as to “materiality,” “Buyer Material Adverse Effect” or similar materiality qualifiers) on the Closing Date as if remade on the Closing Date (other than those made as of a specified date, which will be true and correct in all respects as of such specified date), except, in the case of this clause (b), to the extent the failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect.

Section 7.02      Performance. The Buyer will have performed or complied with in all material respects all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it prior to the Closing.

Section 7.03      Compliance Certificate. The Seller will have received a certificate in a form reasonably acceptable to the Parties, dated as of the Closing Date, signed by duly authorized officer of the Buyer, certifying that the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (the “Buyer Compliance Certificate”).

Section 7.04      Qualifications. (a) Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws, and any joint timing agreement between the Parties and the U.S. Federal Trade Commission or U.S. Department of Justice not to consummate the transactions, will have expired or otherwise been terminated, (b) the FERC Approval, the PSC Approval and any other required approval identified in Section 3.03 or Section 3.04 of the Seller Disclosure Schedule will have been obtained and (c) approval under the EU Merger Regulation or any other applicable Antitrust Laws set forth on Section 5.08(a) of the Seller Disclosure Schedule will have been obtained.

Section 7.05      No Injunction. There will be no Government Order, whether preliminary, temporary or permanent, in effect which prevents, makes illegal or otherwise prohibits the consummation of the transactions contemplated hereby.

Section 7.06      Orsted Agreements. At or prior to the Closing, Orsted shall have executed and delivered each Orsted Agreement in a form satisfactory, to the extent set forth in Section 2.05, to the Seller.

Section 7.07      Buyer Closing Documents. At or prior to the Closing, the Buyer shall have delivered all agreements, instruments and documents required to be delivered (or caused to be delivered) by the Buyer pursuant to Section 2.05(a).

Section 7.08      South Fork COD. The South Fork Project shall have achieved COD.

Section 7.09      Sunrise Spin-Out. The Sunrise Spin-Out shall have been effected prior to the consummation of the Pre-Closing Reorganization in accordance with Section 5.05.

Section 7.10      Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been effected in accordance with the terms and conditions of the Reorg and Merger Agreement.

Article VIII
INDEMNIFICATION

Section 8.01      Indemnification by the Seller Parties.

(a)            From and after the Closing, the Seller Parties, on a joint and several basis, agree to indemnify and hold harmless the Buyer, its current and former Affiliates (including, following the Closing, any member of the Group Companies) and each of their respective direct and indirect equityholders, partners, members, managers, officers, directors, employees, agents and Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Buyer Indemnitee”) from and against any and all:

(i)            Uncertain Pre-COD Adjustment Items that have been excluded from the True Up Model in accordance with the Model Update Procedures; and

(ii)            Losses, including reasonable attorneys’ fees, incurred by any Buyer Indemnitee resulting from, relating to or arising out of:

(A)            any transactions, settlements or agreements arising under or in connection with the National Grid Option, including the exercise of any rights by any Person thereunder, termination thereof or other agreement or transaction with respect thereto;

(B)            any breach of warranty or the inaccuracy of any representation of the Seller contained in this Agreement or the certificate delivered pursuant to Section 6.04 (it being agreed and acknowledged that both for purposes of (a) calculating the amount of Losses for which the Seller Parties must indemnify any Buyer Indemnitee pursuant to this clause (B), and (b) determining whether any such representation or warranty is true and correct, such representations and warranties shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect);

(C)            any breach by the Seller of, or failure by the Seller to perform, any of its covenants or obligations contained in this Agreement or the Reorg and Merger Agreement that are required to be performed at or prior to the Closing;

(D)            any breach by the Seller of, or failure by the Seller to perform, any of its covenants or obligations contained in this Agreement or the Reorg and Merger Agreement that are required to be performed after the Closing; and

(E)            any Seller Taxes.

(b)            The indemnification provided for in (i) Section 8.01(a)(i) and Section 8.01(a)(ii)(A) will survive indefinitely, (ii) Section 8.01(a)(ii)(B) will terminate on the date that is eighteen (18) months following the Closing Date (and no claims will be made by the Buyer Indemnitees under Section 8.01(a)(ii)(B) thereafter), except with respect to (A) the Fundamental Representations of the Seller, which will survive indefinitely and (B) the Seller’s representations set forth in Section 3.13, which will survive the Closing until the date that is ninety (90) days after the expiration of the applicable statute of limitations, (iii) Section 8.01(a)(ii)(C) will terminate on the date that is ninety (90) days following the Closing Date (and no claims will be made by the Buyer Indemnitees under Section 8.01(a)(ii)(C) thereafter), (iv) Section 8.01(a)(ii)(D) will survive until the applicable covenant or obligation having been fully performed and (v) Section 8.01(a)(ii)(E) will terminate on the date that is ninety (90) days after the expiration of the applicable statute of limitations; provided, that there shall be no termination of any bona fide claim properly asserted in accordance with this Agreement with respect to any such representation, warranty, covenant or obligation prior to its expiration date.

Section 8.02      Indemnification by the Buyer.

(a)            From and after the Closing, the Buyer agrees to indemnify and hold harmless the Seller, its current and former Affiliates and each of their respective direct and indirect equityholders, partners, members, managers, officers, directors, employees, agents and Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Seller Indemnitee”) from and against any and all Losses, including reasonable attorneys’ fees, incurred by any Seller Indemnitee resulting from, relating to or arising out of:

(i)            any breach of warranty or the inaccuracy of any representation of the Buyer contained in this Agreement or the certificate delivered pursuant to Section 7.03 (it being agreed and acknowledged that both for purposes of (A) calculating the amount of Losses for which the Buyer must indemnify any Seller Indemnitee pursuant to this clause (i), and (B) determining whether any such representation or warranty is true and correct, such representations and warranties shall be deemed not qualified by any references therein to materiality);

(ii)            any breach by the Buyer of, or failure by the Buyer to perform, any of its covenants or obligations contained in this Agreement that are required to be performed at or prior to the Closing; and

(iii)            any breach by the Buyer of, or failure by the Buyer to perform, any of its covenants or obligations contained in this Agreement that are required to be performed after the Closing.

(b)            The indemnification provided for in (i) Section 8.02(a)(i) will terminate on the date that is eighteen (18) months following the Closing Date (and no claims will be made by the Seller Indemnitees under Section 8.02(a)(i) thereafter), except with respect to the Fundamental Representations of the Buyer, which will not survive indefinitely, (ii) Section 8.02(a)(ii) will terminate on the date that is ninety (90) days following the Closing Date (and no claims will be made by the Seller Indemnitees under Section 8.02(a)(ii) thereafter), and (iii) Section 8.02(a)(iii) will not survive until the applicable covenant or agreement is fully performed, provided; that there shall be no termination of any bona fide claim properly asserted in accordance with this Agreement with respect to any such representation, warranty, covenant or obligation prior to its expiration date.

Section 8.03      Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification under Section 8.01 or Section 8.02 (the “Indemnitee”) of written notice of the assertion or the commencement of any claim or Action (or, in the case of any Uncertain Pre-COD Adjustment Item pursuant to Section 8.01(a)(i), promptly upon, and in any event within ten (10) Business Days of such Uncertain Pre-COD Adjustment Items becoming quantifiable) with respect to any matter referred to in Section 8.01 or Section 8.02, the Indemnitee will give written notice describing such claim or Action in reasonable detail in light of the circumstances then known to the Indemnitee (including, in the case of an Uncertain Pre-COD Adjustment Item pursuant to Section 8.01(a)(i), the calculation of the Uncertain Pre-COD Adjustment Item) to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter will keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to timely provide written notice of any claim or Action or to keep the Indemnitor reasonably informed as provided herein will not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Action will be commenced against any Indemnitee by a third party, the Indemnitor will be entitled to participate in such Action and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor will not have the right to assume the defense of any Action if (i) in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (ii) such litigation involves potential criminal liability or could reasonably be expected to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or (iii) the Indemnitor will not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of notice of such Action). If the Indemnitor will assume the defense of any Action, the Indemnitee will be entitled to participate in any Action at its expense, and the Indemnitor will not settle such Action unless the settlement will include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Action and does not (A) include any sanction or restriction on the conduct of business by the Indemnitee or its Affiliates or (B) have any material adverse Tax consequences with respect to the Indemnitee or its Affiliates, otherwise will have been approved by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed. If the Indemnitor does not assume defense of any Action, then the Indemnitee shall have the right to defend, and be reimbursed for its reasonable cost and expense in regard to, the Action, with counsel selected by the Indemnitee (who shall be reasonably satisfactory to the Indemnitor). To the extent the provisions of this Section 8.03 are inconsistent with Section 5.12(e), Section 5.12(e) shall control with respect to the matters that are the subject of such inconsistency.

Section 8.04      Limitations.

(a)            Notwithstanding anything herein to the contrary, the Seller Parties will not be obligated to indemnify any Buyer Indemnitee under Section 8.01(a)(ii)(B): (i) unless the aggregate of all Losses of the Buyer Indemnitees exceeds the Seller’s Indemnification Deductible, in which case the Buyer Indemnitees will be entitled to recover all Losses only to the extent such Losses exceed the Seller’s Indemnification Deductible, or (ii) for the amount of any Losses of the Buyer Indemnitees in excess of the Seller’s Indemnification Cap; provided, however, that the Seller’s Indemnification Cap and the Seller’s Indemnification Deductible will not apply to nor count towards any Seller indemnification obligation arising out of, relating to or resulting from (A) a breach of or inaccuracy in any of the Fundamental Representations of the Seller or any of the representations and warranties set forth in Section 3.09(b) or Section 3.13, (B) any of the Seller Parties’ payment obligations set forth in Article II or Section 5.12(h)(v) or (C) Seller Taxes or Fraud. Notwithstanding anything herein to the contrary, the Seller Parties will not be obligated to indemnify any Buyer Indemnitee under Section 8.01 with respect to Losses (x) to the extent such Losses (or portion thereof) arise directly and primarily as a result of any act or omission on the part of the Buyer or any of its Affiliates in breach of this Agreement; or (y) to the extent that the aggregate of all Losses of the Buyer Indemnitees exceeds the Base Purchase Price.

(b)            Notwithstanding anything herein to the contrary, the Buyer will not be obligated to indemnify any Seller Indemnitee under Section 8.02(a)(i): (i) unless the aggregate of all Losses of the Seller Indemnitees exceeds the Buyer’s Indemnification Deductible, in which case the Seller Indemnitees will be entitled to recover all of such Losses only to the extent such Losses exceed the Buyer’s Indemnification Deductible or (ii) for the amount of any Losses of the Seller Indemnitees in excess of the Buyer’s Indemnification Cap; provided, however, that the Buyer’s Indemnification Cap and the Buyer’s Indemnification Deductible will not apply to nor count towards any Buyer indemnification obligation arising out of, relating to or resulting from (A) a breach of or inaccuracy in any of the Fundamental Representations of the Buyer, (B) any of the Buyer’s payment obligations set forth in Article II or (C) Fraud. Notwithstanding anything herein to the contrary, the Buyer will not be obligated to indemnify any Seller Indemnitee under Section 8.02 with respect to Losses (x) to the extent such Losses (or portion thereof) arise directly and primarily as a result of any act or omission on the part of the Seller or any of its Affiliates in breach of this Agreement; or (y) to the extent that the aggregate of all Losses of the Seller Indemnitees exceeds the Base Purchase Price.

(c)            In calculating any Loss, such amounts will be calculated net of any third-party insurance or warranty proceeds which have been actually recovered and received (after deducting therefrom any amount expended in pursuing or defending any claim) by the Indemnitee under any insurance policy or warranty in connection with the facts giving rise to the right of indemnification and net of any net Tax benefits actually realized in cash (or as a reduction to cash Taxes payable) by the Indemnitee (factoring in any Tax costs expected to be realized in cash (or as a reduction to cash Taxes payable) by Indemnitee or its Affiliates in connection with such Loss or the indemnification thereof, including lost amortization or depreciation deductions expected in connection thereof). In any case where an Indemnitee recovers from any third party any amount or net Tax benefit in cash in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article VIII, and such indemnification has not already been reduced on account thereof, such Indemnitee will promptly pay over to the Indemnitor the amount or Tax benefit so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery or Taxes imposed on such recovery or on the payment over of such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnitee in respect of such matter. Without limiting the foregoing, no recovery for Losses shall be permitted to the extent that payment in respect of such Losses was previously paid pursuant to a Purchase Price Adjustment, and any recovery for Losses provided pursuant to this Article VIII shall be reflected in applicable Model Updates. Any liability for indemnification or Purchase Price Adjustment payable by the Seller under this Agreement shall be determined without duplication of recovery (taking into account any indemnification or other applicable obligations under this Agreement or any other agreement or transaction contemplated herein).

(d)            EXCEPT IN THE CASE OF FRAUD, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL EXEMPLARY OR PUNITIVE DAMAGES, OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, IN EACH CASE, OTHER THAN TO THE EXTENT SUCH DAMAGES ARE A REASONABLY FORESEEABLE RESULT OF THE APPLICABLE BREACH HEREOF; PROVIDED, HOWEVER, THAT THE FOREGOING WILL NOT LIMIT PAYMENTS THAT MAY BE OWED PURSUANT TO Article II OR SECTION 5.12(h)(v) HEREOF OR CLAIMS RELATED THERETO; AND PROVIDED, FURTHER, THAT THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF AN INDEMNITOR HEREUNDER TO INDEMNIFY AND HOLD HARMLESS AN INDEMNITEE AGAINST CLAIMS OR ACTIONS ASSERTED BY THIRD PARTIES; AND PROVIDED, FURTHER, THAT AN ADVERSE IMPACT ON ANY RENEWABLE ENERGY INCENTIVES OR OTHER TAX BENEFITS SHALL NOT CONSTITUTE EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUES OR PROFITS OR DIMINUTIONS OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE; AND PROVIDED, FURTHER, THAT AN ADVERSE IMPACT ON ANY RENEWABLE ENERGY INCENTIVES OR OTHER TAX BENEFITS SHALL NOT CONSTITUTE EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUES OR PROFITS OR DIMINUTIONS OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.

(e)            Except for (i) Fraud and (ii) remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), and any payments or claims arising under or in connection with Article II or Section 5.12(h)(v), if the Closing occurs, this Article VIII will be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement (other than any covenant, obligation or agreement set forth in Article II or Section 5.12(h)(v)) or in any certificate delivered pursuant to this Agreement). The Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f)            Notwithstanding anything herein to the contrary, the Seller Parties will not be obligated to indemnify any Buyer Indemnitee under Section 8.01(a) for Losses with respect to Taxes for a Post-Closing Tax Period of the Group Companies, except, in each case, resulting from Losses (x) described in clause (b), (d), (e) or (h) of the definition of Seller Taxes, or (y) resulting from a breach of a representation or warranty described in Section 3.13(e), (j), (k), (l), (m) or (n).

Section 8.05      Mitigation. From and after the Closing Date, each of the Parties agrees to take commercially reasonable steps to mitigate their respective Losses that would be indemnifiable pursuant to this Article VIII upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any such Losses that are so indemnifiable hereunder; provided, that a Party shall not be required to incur (or cause its Affiliates or direct or indirect owners to incur) other Losses that are not indemnifiable pursuant to this Article VIII in order to mitigate Losses that would be indemnifiable pursuant to this Article VIII, unless the relevant Indemnitor agrees to fully indemnify such other Losses.

Article IX
TERMINATION.

Section 9.01      Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of the Buyer and the Seller;

(b)            by either the Buyer, on the one hand, or the Seller, on the other hand, if a final, nonappealable Government Order permanently enjoining or otherwise prohibiting the transactions contemplated hereby has been issued by a Governmental Authority of competent jurisdiction;

(c)            by either the Buyer, on the one hand, or the Seller, on the other hand, if the Closing has not occurred on or before 5:00 p.m. Eastern time on September 30, 2024, which date may be extended from time to time by mutual written consent of the Buyer and the Seller (such date, as so extended from time to time, the “Termination Date”); provided, that neither the Buyer, on the one hand, nor the Seller, on the other hand may terminate this Agreement pursuant to this Section 9.01(c) if it is in material breach of any of its obligations hereunder and such material breach caused or resulted in the failure of the Closing to occur prior to the Termination Date;

(d)            by the Seller if (i) any of the representations and warranties of the Buyer contained in this Agreement are not true and correct such that (taking all of such inaccuracies into account) the condition set forth in Section 7.01 would not be satisfied or (ii) the Buyer has materially breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the transactions contemplated hereby at the time established for such consummation pursuant to Section 2.01 or, (B) if curable, continues unremedied at the earlier of the Termination Date and the twentieth (20th) day following notice of such breach; or

(e)            by the Buyer if (i) any of the representations and warranties made by the Seller contained in this Agreement are not true and correct such that (taking all of such inaccuracies into account) the condition set forth in Section 6.01 would not be satisfied or (ii) the Seller has materially breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.03 would not be satisfied, and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the transactions contemplated hereby at the time established for such consummation pursuant to Section 2.03 or, (B) if curable, continues unremedied at the earlier of the Termination Date and the twentieth (20th) day following notice of such breach.

Any Party desiring to terminate this Agreement will give written notice of such termination to the other Party.

Section 9.02      Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.01, this Agreement (other than the provisions of Section 5.10 (Public Announcements; Confidentiality), Section 5.11 (Expenses), this Article IX and Article X (Miscellaneous), as well as any defined terms used in such sections, which will survive such termination) will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder and all Ancillary Agreements (other than obligations under the Buyer Limited Guarantee if the Buyer Termination Fee is payable) will terminate without any Liability of any Party to any other Party or other Person, except for, (x) if the Buyer Termination Fee is payable in accordance with Section 9.03, obligations under such section to pay the Buyer Termination Fee, together with Recovery Costs, and under the Buyer Limited Guarantee, which shall be the sole and exclusive remedy of the Seller and its Affiliates, and (y) Liabilities arising in respect of Fraud or Willful Breach of this Agreement by a Seller Party prior to such termination. For purposes of this Agreement, “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement on the part of the breaching party, with the actual knowledge that the taking of such act or failure to so act would result in or constitute a material breach of any covenant or obligation in this Agreement, in each case, where breaching this Agreement was the objective of the act or failure to act.

Section 9.03      Termination Fee.

(a)            In the event that this Agreement is terminated by the Seller pursuant to (i) Section 9.01(c) (at a time when this Agreement is terminable by the Seller pursuant to Section 9.01(d)) or (ii) Section 9.01(d), then the Buyer shall, promptly and in any event within fifteen (15) Business Days of such termination, pay Seller a non-refundable termination fee, without offset or reduction of any kind, in an amount of $75,750,000 (the “Buyer Termination Fee”), it being understood that, notwithstanding anything to the contrary, in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion, or both the Buyer Termination Fee and other damages (other than Recovery Costs). Any amount that becomes payable pursuant to this Section 9.03(a) shall be paid by wire transfer of immediately available funds to an account or accounts that have been designated by the Seller.

(b)            In the event that the Buyer Termination Fee is paid in accordance with Section 9.03(a), none of the Buyer nor any of its Affiliates (or any of their respective Non-Party Affiliates) shall have any further Liability of any nature whatsoever with respect to or arising out of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby (or any breach or termination thereof or the failure of the Closing to occur thereunder). If the Buyer fails to pay the Buyer Termination Fee when due if, in order to obtain such payment, the Seller commences an Action that results in a final and non-appealable judgment against the Buyer, the Buyer shall reimburse the Seller for its reasonable and documented, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action, plus interest thereon accruing from the date such cost or expense is incurred by the Seller at a rate of six percent (6%) per annum; provided, further, that such reimbursement shall in no event exceed $3,500,000 (the “Recovery Costs”). Notwithstanding anything to the contrary in this Agreement, subject to Section 9.02 and Section 10.11, Seller’s right to receive the Buyer Termination Fee pursuant to Section 9.03(a) and the Recovery Costs pursuant to this Section 9.03(b) shall be the sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, of the Seller Parties and any of their Affiliates (or any of their respective Non-Party Affiliates), for any Liabilities suffered or incurred by them as a result of any breach (whether willful, intentional, unintentional or otherwise, including any Willful Breach) of any representation, warranty, covenant or agreement in this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including the Debt Financing, against Buyer, the Limited Guarantors, the Debt Financing Sources or any of their respective Non-Party Affiliates or the failure (whether willful, intentional, unintentional or otherwise) of the transactions contemplated hereby to be consummated and, upon payment of the Buyer Termination Fee and any applicable Recovery Costs pursuant to this Agreement, none of the Seller or its Affiliates shall bring or permit any of their respective Non-Party Affiliates to bring any Action in connection with any such failure of the transactions contemplated hereby to be consummated. Notwithstanding anything in this Agreement to the contrary, in no event shall any Seller Party or any other Person be entitled to seek or obtain (or shall Buyer or any of its Affiliates or Non-Party Affiliates be required to pay) any recovery or judgment in excess of the Buyer Termination Fee, together with any Recovery Costs, against Buyer, its Affiliates or any of their respective Non-Party Affiliates or assets. Notwithstanding the foregoing, nothing in this Section 9.03 shall in any way limit or modify the rights of the Buyer and its Affiliates under the Debt Commitment Letter or the obligations of the Debt Financing Sources under the Debt Commitment Letter.

(c)            The Seller and the Buyer acknowledge and agree that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Buyer Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be uncertain and incapable of accurate determination.

(d)            The Seller and the Buyer acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Buyer nor the Seller would enter into this Agreement.

Article X
MISCELLANEOUS.

Section 10.01      Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by email. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon transmission, if sent by email (provided, that no “message undeliverable” or similar automatic notification is received by the sender) or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses or numbers as such Party may subsequently designate to the other Party by notice given hereunder:

If to the Seller or Seller Parent:

Eversource Investment LLC
C/O Eversource Energy Service Company
800 Boylston Street, 17th Floor
Boston, MA 02199
Attention: John Moreira, Management Committee, Executive Vice President, Chief Financial Officer and Treasurer
Email: [***]

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199

Attention:	Marko Zatylny
Thomas Fraser

Email:	marko.zatylny@ropesgray.com
thomas.fraser@ropesgray.com

If to the Buyer, to:

GIP IV Whale Fund Holdings, L.P.

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas, 30th Floor

New York, NY 10105

Attention: Legal Department and Scott Pearl

Email: [***]

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002

Attention:	Kaam Sahely
Matthew Falcone

Email:	ksahely@velaw.com
mfalcone@velaw.com

Each of the Parties to this Agreement may specify a different address or addresses by giving notice in accordance with this Section 10.01 to the other Party hereto.

Section 10.02      Succession and Assignment; Third-Party Beneficiaries. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any attempt to do so will be null and void ab initio; provided, that no consent shall be required (a) in connection with the Buyer’s assignment of this Agreement or all or any part of its rights, interests or obligations hereunder to one or more of its Affiliates, including any Additional Buyer (provided that such assignment shall not otherwise relieve the Buyer of its obligations hereunder), or (b) in the case of a collateral assignment for security purposes to Buyer’s lenders. Except as expressly provided herein (including in Section 5.12), this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing sentence, it is hereby acknowledged and agreed by the Parties that (x) the Debt Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon, this Section 10.02, Section 10.03, Section 10.07, the proviso of Section 10.08(a), Section 10.08(b), Section 10.10 and Section 10.12(b) (and the defined terms used in such sections), each of which shall be Enforceable by each Debt Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the laws of the State of New York without reference to the conflict of laws principles thereof and (y) Orsted North America Inc. shall be an express third-party beneficiary of, and shall be entitled to rely upon, Section 4.10 and this Section 10.02.

Section 10.03      Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 10.02, this sentence of this Section 10.03, Section 10.07, the proviso of Section 10.08(a), Section 10.08(b), Section 10.10, Section 10.12(b) or the definition of “Debt Financing Sources” (and the defined terms used in such sections and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any of the foregoing provisions) may not be amended or otherwise modified in any way that materially adversely affects the rights of any Debt Financing Source without the written consent of such Debt Financing Source. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 10.04      Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

Section 10.05      Counterparts; Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 10.06      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 10.07      Governing Law.

(a)            This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Notwithstanding anything herein to the contrary, the Seller and each of its Affiliates (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Legal Requirements exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.01 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by the Legal Requirements, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by the Legal Requirements.

(b)            Notwithstanding anything herein to the contrary, the Seller and each of its Affiliates agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 10.08      Jurisdiction; Venue; Service of Process.

(a)            Jurisdiction. Subject to the provisions of Section 2.06(c) (which will govern any dispute arising thereunder), each of the Parties, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom decline to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) for the purpose of any Action among any of the Parties, including without limitation any such Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts; provided that any Action of any kind or description (whether at law, in equity, on contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated by this Agreement, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City of New York. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)            Venue. Each of the Parties agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby, such Party will bring such Action only in the State of Delaware. Notwithstanding the previous sentence, (i) a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts and (ii) no Party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated by this Agreement, the Debt Financing, the Debt Commitment Letter, the Fee Letter or the performance of services thereunder in any court other than a state or federal court sitting in the Borough of Manhattan in the City of New York. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)            Service of Process. Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.09      Certain Matters of Construction.

(a)            The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)            Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and will not affect the construction hereof.

(c)            Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars, (vi) references to a particular law or regulation include such law or regulation and all rules and regulations thereunder and any successor law, rule or regulation, in each case as amended or otherwise modified from time to time and (vii) references to a particular agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date.

(d)            Unless the context clearly requires otherwise, when used herein “or” will not be exclusive (i.e., “or” will mean “and/or”).

(e)            References to “days” will refer to calendar days unless Business Day are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period will expire or such event or condition will occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(f)            The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement herein to the effect that any information, document or other material has been “delivered,” “provided to,” “made available” or “furnished to” the Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives at least one (1) Business Day prior to the date hereof in either the virtual data room set up by the Seller in connection with this Agreement or via email. With respect to Material Permits, such Permits will be deemed “made available” to the extent publicly available.

(g)            All accounting terms used herein and not expressly defined herein shall be construed in accordance with GAAP.

(h)            References to tabs or cells of the Agreed Model, Signing Model, COD Model, Permanent Financing Model or Abandonment Model are references to such cells or tabs as they are anticipated on the date hereof to appear on the Agreed Model, as updated in accordance with Article II, and are subject to change based on any updates to the Agreed Model in accordance with Article II. The fact that the outputs of the Agreed Model, Signing Model, COD Model, Permanent Financing Model or Abandonment Model in connection with any Purchase Price Adjustment differ (or may differ) from the tabs or cells referenced herein shall in no event invalidate or otherwise affect this Agreement, including the terms of Article II or any Purchase Price Adjustment.

Section 10.10      Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11      Specific Performance, etc.

(a)            Each of the Parties acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including any payment obligation under Article II or Section 5.12(h)(v) or failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Subject in all respects to Section 10.11(b), each of the Parties acknowledges and agrees that (i) the other Party will be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or other surety, this being in addition to any other remedy to which such other Party is entitled under this Agreement and (ii) the right to seek an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated hereby and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the seeking of an injunction, specific performance and other equitable relief permitted by this Section 10.11 (subject in all respect to Section 10.11(b)) on the basis that the other Party has an adequate remedy at law.

(b)            Until such time as the Buyer pays the Buyer Termination Fee, the remedies available to the Seller pursuant to Section 10.11(a) shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Seller from, in the alternative, seeking to terminate this Agreement and collect the Buyer Termination Fee under Section 9.03. For the avoidance of doubt, while the Seller may pursue both a grant of specific performance to the extent permitted by this Section 10.11(b) and the payment of the Buyer Termination Fee, under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance to require the Buyer to consummate the Closing and payment of the Buyer Termination Fee. In the event that the Seller pursues and obtains the payment of the Buyer Termination Fee, the Buyer Termination Fee shall be the sole, exclusive and final remedy for this Agreement not being consummated, for whatever reason; in no event shall the Seller be entitled to a grant of specific performance after receiving the Buyer Termination Fee. In furtherance of the foregoing, the Parties agree that the Seller shall be entitled (but not obligated) to seek to enforce specifically the Buyer’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the amounts set forth in Article II) if (and only if and for so long as) (i) all conditions set forth in Article VI have been satisfied or waived (other than conditions that by their terms or nature are not to be satisfied until the Closing), (ii) the Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.03, (iii) (A) the proceeds of the Debt Financing (or Alternative Financing in accordance with Section 5.14) have been funded to the Buyer or (B) the agent for the lenders under the Debt Commitment Letter (or any definitive agreements executed pursuant thereto) has irrevocably confirmed in writing to the Buyer that the Debt Financing will be funded (for purposes of this clause (iii), if any amounts committed under the Debt Commitment Letter have been funded into escrow, such amounts will not be considered funded until released from escrow or until the agent for the lenders has irrevocably confirmed in writing to the Buyer that such amounts will be released from escrow), and (iv) the Seller has irrevocably confirmed in writing to the Buyer that if specific performance is granted and the Debt Financing is funded to the Buyer, then the Closing will occur.

Section 10.12      Limitation on Recourse.

(a)            Notwithstanding anything herein or in any Ancillary Agreement to the contrary, except in the event of Fraud, all claims, Liabilities and Actions arising in whole or in part out of or related to this Agreement, any Ancillary Agreement, or the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby or thereby (whether sounding in contract, tort, statute or otherwise), or arising out of or relating to the Debt Financing or any of the transactions contemplated thereby, including in any Action, Liability, proceeding or counterclaim against any Debt Financing Source, will be brought or maintained by or on behalf of any Party or their respective Affiliates or their respective successors or permitted assigns only against the entities that are expressly identified as parties in the preamble to this Agreement or who are identified as parties to the Ancillary Agreements (the “Contracting Parties”). Without limitation of the foregoing, except in the event of Fraud, no claim, Liability or Action described in the immediately preceding sentence will be brought or maintained against any Person that is not a Contracting Party, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling Person (including any entity that controls or manages any Investor Funds), Representative or Affiliate of any Contracting Party, or any Representative or Affiliate of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (the “Non-Party Affiliates”), and no recourse or Liability will be had against any Non-Party Affiliate in respect of any claim or Action arising in whole or in part out of or related to this Agreement, any Ancillary Agreement, or the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby or thereby (whether sounding in contract, tort, statute or otherwise), or arising out of or relating to the Debt Financing or any of the transactions contemplated thereby, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any Party set forth in this Agreement or in any Ancillary Agreement or any exhibit or schedule hereto or thereto or any certificate delivered hereunder or thereunder.

(b)            Notwithstanding anything to the contrary contained herein, none of the Group Companies, Seller or any of their respective Affiliates shall have any rights or claims against any Debt Financing Source, nor shall any Debt Financing Source have any liability whatsoever to the Seller, any of the Group Companies or any of their respective Affiliates, in connection with this Agreement, the transactions contemplated hereby, the Debt Financing or the transactions contemplated thereby, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source; provided that, following consummation of Closing, the foregoing will not limit the rights of the parties to the Debt Financing under any financing agreement related thereto. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

Section 10.13      Joint and Several Liability. Notwithstanding anything herein to the contrary, the Parties agree that the Seller and Seller Parent shall be jointly and severally liable for any and all obligations and Liabilities of either Seller or Seller Parent under this Agreement, including but not limited to any liability for breach or inaccuracy of any representation or warranty hereunder or any non-performance of any covenant or other agreement contained herein, in each case, whether made or given by Seller, Seller Parent and/or the Seller Parties. For the avoidance of doubt, such joint and several liability of each of Seller and Seller Parent shall remain in full force and effect and shall not be impacted or altered by a breach of this Agreement by the other Seller Party, including but not limited to any breach or rejection of this Agreement under or in connection with any applicable bankruptcy or insolvency law or bankruptcy or insolvency proceeding. Seller and Seller Parent each hereby expressly waive any and all rights or defenses to which Seller or Seller Parent may otherwise have been entitled under the laws of suretyship in effect from time to time regardless of whether they arise under any statute or law, common law, in equity, under contract or otherwise, or under any amendments, recodifications, supplements or any successor statute or law of or to any such statute or law, including without limitation any requirements of notice or consent to any amendment of this Agreement or any default by a Seller Party. The Declaration of Trust of the Seller Parent provides that no shareholder of the Seller Parent shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise, under any contract, obligation or undertaking made, entered into or issued by the trustees of the Seller Parent or by any officer, agent or representative elected or appointed by the trustees of the Seller Parent and no such contract, obligation, or undertaking shall be enforceable against the trustees of the Seller Parent or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees of the Seller Parent as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

Section 10.14      Disclosure Schedules. The disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty in Article III or Article IV of this Agreement, as applicable, will be deemed adequately disclosed as an exception with respect to all representations and warranties expressly set forth in Article III or Article IV of this Agreement, as applicable, to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face. The Disclosure Schedules are not intended to constitute, and will not be construed as constituting, representations and warranties made by the Seller or the Buyer, as applicable. The inclusion of any item in the Disclosure Schedules is not intended to imply that such item so included (or any non-disclosed item or information of comparable or greater significance) is or is not required to be disclosed in the Disclosure Schedules, is or is not material to the Seller or the Group Companies or the Buyer, as applicable, or is within or outside of the ordinary course of business, and no Person may use the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy involving such Person as to whether any obligation, item or matter not included in the Disclosure Schedules is or is not required to be disclosed therein, is or is not material to the Seller or the Group Companies or the Buyer, as applicable, or is within or outside of the ordinary course of business. The information contained in this Agreement, in the Disclosure Schedules, and the Exhibits hereto and thereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Person of any matter whatsoever, including any violation of any Legal Requirement or Contractual Obligation. Notwithstanding anything to the contrary set forth herein, the items set forth in the Seller Disclosure Schedule that are marked with an asterisk have been provided for information purposes only and shall not be considered to be disclosed against or otherwise qualify any of the representations and warranties of the Seller in this Agreement unless and until such items have been made available to Buyer and Buyer has confirmed in writing that such item is reasonably acceptable for disclosure.

Section 10.15      Legal Representation.

(a)            Each Party hereto acknowledges that (i) one or more of the Group Companies, Seller and/or their respective Affiliates have retained Ropes & Gray LLP (the “Law Firm”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters, (ii) the Law Firm has not acted as counsel for Buyer or any of its past, present or future Affiliates in connection with the transactions contemplated by this Agreement and (iii) no Person other than Seller, the Group Companies or their respective Affiliates has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Buyer hereby (A) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Group Companies) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of Seller or their Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding, and (B) consents to, and will cause each of its Subsidiaries to consent to, any such representation, even though, in each case, (x) the interests of Seller or such Affiliates may be directly adverse to Buyer, the Group Companies or their respective Affiliates, (y) the Law Firm may have represented Seller, the Group Companies or their respective Affiliates in a substantially related matter, or (z) the Law Firm may be handling other ongoing matters for Buyer, the Group Companies or any of their respective Affiliates.

(b)            Buyer agrees that, after the Closing, none of Buyer, the Group Companies or any of their Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) (such records or communications containing legal work product of the Law Firm, the “Attorney-Client Communications”), which will be the property of (and be controlled by) Seller. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Group Companies. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, use any Attorney-Client Communication remaining in the records of the Group Companies after the Closing in a manner that may be adverse to Seller or any of its Affiliates.

(c)            Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Group Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Seller and will not pass to or be claimed by Buyer, the Group Companies or any of their Affiliates, and (ii) Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except, that, in the event of a dispute after the Closing with a Person that is not the Seller or any of its Affiliates, the Buyer and its Affiliates may assert the attorney-client privilege to prevent disclosure of such information to a third party; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller or any of its Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Group Companies), that in the event of a dispute between the Seller or any of its Affiliates, on the one hand, and the Group Companies, on the other hand, arising out of or relating to any matter in which the Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller or its Affiliates any information or documents developed or shared during the course of the Law Firm’s joint representation of the Group Companies and Seller.

Section 10.16      Additional Buyers. Each Affiliate of the Buyer that is designated as an Additional Buyer in the Reorg and Merger Agreement shall be entitled to a proportionate share (as specified by Buyer) of all of the rights of the Buyer hereunder, without duplication, including with respect to the right to receive payment. Whenever the Buyer is entitled to receive payment or require under this Agreement, the Buyer or, as applicable, the Buyer’s collateral agent, shall receive such payment as an agent and nominee on behalf of the Additional Buyers, and whenever the Buyer is obligated to make payment hereunder, the Buyer shall make such payment as an agent and nominee on behalf of the Additional Buyers.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

SELLER:	EVERSOURCE INVESTMENT LLC

	By:	/s/ John M. Moreira
Name: John M. Moreira
Title: Management Committee, Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Membership Interest Purchase Agreement]

SELLER PARENT:	EVERSOURCE ENERGY

	By:	/s/ John M. Moreira
Name: John M. Moreira
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Membership Interest Purchase Agreement]

BUYER:	GIP IV WHALE FUND HOLDINGS, L.P.

By: Global Infrastructure GP IV, L.P., its general partner

By: Global Infrastructure Investors IV, LLC, its general partner

	By:	/s/ Gregg Myers
	Name:	Gregg Myers
	Title:	Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A
Agreed Model

[***]

Exhibit A-1

Exhibit B
Intended Tax Treatment

[***]

Exhibit B-1

Exhibit C

[***]

Exhibit C-1

Schedule I
Seller Disclosure Schedule

[***]

Schedule I-1

Schedule II
Buyer Disclosure Schedule

[***]

Schedule II-1

Schedule III
Model Update Procedures

[***]

Schedule III-1

Schedule IV
Sunrise Spin-Out

[***]

Schedule IV-1